Exhibit 1.1

No securities tendered to this bid will be taken up until (a) more than 50% of the outstanding securities of the class sought (excluding those securities beneficially owned, or over which control or direction is exercised by the Offeror or its affiliates or any person acting jointly or in concert with the Offeror) have been tendered to the bid, (b) the minimum deposit period under applicable securities laws has elapsed, and (c) any and all other conditions of the bid have been complied with or waived, as applicable. If these criteria are met, the Offeror will take up securities deposited under the bid in accordance with applicable securities laws and extend the bid for an additional minimum period of 10 days to allow for further deposits of securities.

This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, stockbroker, bank manager, accountant, lawyer or other professional advisor.

The Offer (as defined herein) has not been approved or disapproved by any securities regulatory authority nor has any securities regulatory authority passed upon the fairness or merits of the Offer or upon the adequacy of the information contained in this document. Any representation to the contrary is unlawful.

This document does not constitute an offer or a solicitation to any person in any jurisdiction in which any such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from, or on behalf of, Shareholders (as defined herein) in any jurisdiction in which the making or acceptance thereof would not be in compliance with the Laws (as defined herein) of such jurisdiction. However, the Offeror may, in its sole discretion, take such action as it may deem necessary to extend the Offer to Shareholders in any such jurisdiction.

Information has been incorporated by reference in this offer to purchase (the “Offer to Purchase”) and take-over bid circular (the “Circular”) from documents filed with the securities commissions or similar authorities in Canada and the United States. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Goldcorp Inc. at Suite 3400, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8 (telephone: 604-696-3000) and are also available electronically on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

April 20, 2017

GOLDCORP INC.

OFFER TO PURCHASE

all of the outstanding common shares of

EXETER RESOURCE CORPORATION

on the basis of 0.12 of a Goldcorp common share for each common share of Exeter

Goldcorp Inc. (“Goldcorp” or the “Offeror”) hereby offers (the “Offer”) to purchase, on and subject to the terms and conditions of the Offer, all of the outstanding common shares of Exeter Resource Corporation (“Exeter”), which includes common shares of Exeter that may become issued and outstanding after the date of the Offer but before the expiry time of the Offer upon exercise of Options (as defined in the enclosed Offer to Purchase) (collectively, the “Exeter Shares”).

The Offer will be open for acceptance until 5:00 p.m. (Toronto time) on May 26, 2017 unless the Offer is abridged, extended or withdrawn (the “Expiry Time”).

Under the Offer, each holder of Exeter Shares (each a “Shareholder” and collectively, the “Shareholders”) is entitled to receive 0.12 of a common share, without par value, in the capital of Goldcorp (each whole common share, a “Goldcorp Share”) in respect of each Exeter Share (the “Offer Consideration”).

The Board of Directors of Exeter (the “Exeter Board”), upon the unanimous recommendation of a special committee of independent directors of Exeter and after consultation with its financial and legal advisors, has UNANIMOUSLY DETERMINED that the Offer is fair from a financial point of view to the Shareholders and is in the best interests of Exeter and the Shareholders and, accordingly, the Exeter Board UNANIMOUSLY RECOMMENDS that Shareholders ACCEPT the Offer and DEPOSIT their Exeter Shares to the Offer.

The Offer is subject to certain conditions which are described under “Conditions of the Offer” in Section 4 of the Offer to Purchase including, without limitation, there having been validly deposited pursuant to the Offer and not withdrawn at the Expiry Time that number of Exeter Shares which constitutes more than 50% of the Exeter Shares outstanding. This condition cannot be waived by the Offeror. This and the other conditions of the Offer, which other conditions may be waived by the Offeror, are described under “Conditions of the Offer” in Section 4 of the Offer to Purchase. Subject to applicable Law, the Offeror reserves the right to withdraw the Offer and to not take up and pay for any Exeter Shares deposited under the Offer unless each of the conditions of the Offer is satisfied or waived by the Offeror at or before the Expiry Time.

The offering of Goldcorp Shares pursuant to the Offer is made by a Canadian issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare the Offer to Purchase and Circular in accordance with the disclosure requirements of Canada. The Offer is subject to applicable disclosure requirements in Canada. Shareholders should be aware that such requirements are different from those of the United States and may differ from those in other jurisdictions. Financial statements included or incorporated by reference herein have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”) and are subject to Canadian auditing standards and auditor independence rules, and thus may not be comparable to financial statements of United States companies or companies incorporated in other jurisdictions. Shareholders in the United States should be aware that the disposition of Exeter Shares and acquisition of Goldcorp Shares by them as described herein may have tax consequences in the United States, Canada and other jurisdictions. Such consequences may not be fully described herein and such holders are urged to consult their tax advisors. The enforcement by Shareholders of civil liabilities under U.S. federal or state securities Laws or applicable Laws of other jurisdictions may be affected adversely by the fact that the Offeror is organized under and governed by the Laws of Ontario, that its officers and directors may be residents of jurisdictions other than the United States or such other jurisdictions, that the experts named in the Circular may be residents of jurisdictions other than the United States or such other jurisdictions, that all or a substantial portion of the assets of the Offeror and such persons may be located outside the United States or such other jurisdictions, that some of Exeter’s officers and directors are resident outside the United States or such other jurisdictions and that all or a substantial portion of the assets of Exeter and Exeter’s officers and directors may be located outside the United States or such other jurisdictions.

THE GOLDCORP SHARES AND THE OFFER HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (“SEC”) OR ANY OTHER SECURITIES REGULATORY AUTHORITY, NOR HAS THE SEC OR ANY OTHER SUCH AUTHORITY PASSED UPON THE ACCURACY OR ADEQUACY OF THE OFFER TO PURCHASE AND CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Shareholders should be aware that, during the period of the Offer, the Offeror or its affiliates, directly or indirectly, may bid for or make purchases of the securities to be distributed or to be exchanged, or certain related securities, as permitted by applicable Laws or regulations of Canada or its provinces or territories.

Information has been incorporated by reference in the Offer to Purchase and Circular from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference are available electronically on SEDAR and EDGAR at www.sedar.com and www.sec.gov, respectively.

The Depositary for the Offer is:	The Information Agent for the Offer is:	The Dealer Manager for the Offer is:

CST Trust Company	Kingsdale Advisors	TD Securities Inc.

The Exeter Shares are listed on the Toronto Stock Exchange (“TSX”) under the symbol “XRC”, on the NYSE MKT (“NYSE MKT”) under the symbol “XRA”, and on the Deutsche Börse AG Regulated Unofficial Market of the Frankfurt Stock Exchange in Germany (the “Frankfurt Exchange”) under the symbol “EXB”. The Goldcorp Shares are listed on the TSX under the symbol “G”, and on the New York Stock Exchange (“NYSE”) under the symbol “GG”.

On March 27, 2017, the last trading day prior to the announcement by Goldcorp and Exeter of Goldcorp’s acquisition of Exeter by way of a plan of arrangement (the “Arrangement”), the closing price of the Exeter Shares on the TSX was C$1.54 and on the NYSE MKT was US$1.16, and the closing price of the Goldcorp Shares on the TSX was C$21.46 and on the NYSE was US$16.05. Based on the closing price of C$21.46 per Goldcorp Share on March 27, 2017, the Offer Consideration has a value of approximately C$2.58 per Exeter Share, representing a premium of approximately 67% based on the closing prices of the Exeter Shares and the Goldcorp Shares on the TSX on March 27, 2017. The Offer Consideration also represents a premium of approximately 60% over the volume weighted average prices of the Exeter Shares and the Goldcorp Shares on the TSX for the 20 trading days immediately preceding the date the Offeror announced the Arrangement.

Goldcorp and Exeter entered into an amended and restated support agreement (the “Support Agreement”) on April 19, 2017, pursuant to which Goldcorp agreed to make the Offer and Exeter agreed to support the Offer and not solicit any competing Acquisition Proposals (as defined herein), all subject to the terms and conditions set out therein. See “Support Agreement” in Section 19 of the Circular.

Goldcorp has entered into lock-up agreements dated March 28, 2017 with all of the directors and officers of Exeter who own, collectively, 10,130,816 of the issued Exeter Shares representing approximately 11% of the outstanding Exeter Shares. See “Lock-Up Agreements” in Section 20 of the Circular.

The Offeror has engaged CST Trust Company to act as depositary (the “Depositary”), Kingsdale Advisors to act as the information agent (the “Information Agent”) and TD Securities Inc. to act as dealer manager for the Offer (the “Dealer Manager”).

For a discussion of risks and uncertainties to consider in assessing the Offer, see “Risk Factors Related to the Offer” in Section 6 of the Circular and the risks described in the Annual Information Form (as defined in the enclosed Offer to Purchase) which are incorporated by reference in this Offer to Purchase and Circular.

Registered Shareholders who wish to accept the Offer must properly complete and execute the accompanying letter of transmittal (the “Letter of Transmittal”) (printed on yellow paper) or a manually signed facsimile thereof and deposit it, together with certificates or Direct Registration System (“DRS”) Advices representing their Exeter Shares and all other required documents, with the Depositary, at its office set out in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may accept the Offer to Purchase by: (a) following the procedures for book-entry transfer of Exeter Shares described under “Manner of Acceptance – Acceptance by Book-Entry Transfer” in Section 3 of the Offer to Purchase; or (b) following the procedures for guaranteed delivery described under “Manner of Acceptance – Procedure for Guaranteed Delivery” in Section 3 of the Offer to Purchase using the accompanying notice of guaranteed delivery (the “Notice of Guaranteed Delivery”) (printed on pink paper) or a manually signed facsimile thereof. Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Exeter Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer (as defined in the enclosed Offer to Purchase) to accept the Offer. However, an investment advisor, stock broker, bank, trust company or other nominee that is not a Soliciting Dealer and through whom a Shareholder owns Exeter Shares may charge a fee to tender any such Exeter Shares on behalf of the Shareholder. Shareholders should consult such nominee to determine whether any charges will apply.

Shareholders whose Exeter Shares are registered in the name of an investment advisor, stockbroker, dealer, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Exeter Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Questions and requests for assistance may be directed to the Dealer Manager, the Depositary or the Information Agent, whose contact details are provided on the back page of this document. Additional copies of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained without charge on request from the Dealer Manager, the Depositary or the Information Agent at their respective addresses shown on the back page of this document and are accessible on the Canadian Securities Administrators’ System for Electronic Document Analysis and Retrieval (“SEDAR”) website at www.sedar.com and in the United States on the Securities and Exchange Commission’s (“SEC”) Electronic Document Gathering and Retrieval System (“EDGAR”) which may be accessed at www.sec.gov. These website addresses are provided for informational purposes only and no information contained on, or accessible from, such websites are incorporated by reference herein unless expressly incorporated by reference.

The information contained in this document speaks only as of the date of this document. The Offeror does not undertake to update any such information except as required by applicable Law. Information in the Offer to Purchase and Circular related to Exeter has been compiled from public sources.

No broker, dealer, salesperson or other person has been authorized to give any information or make any representation other than those contained in this document, and, if given or made, such information or representation must not be relied upon as having been authorized by the Offeror, the Depositary, the Information Agent or the Dealer Manager.

Shareholders should be aware that during the period of the Offer, the Offeror and any of its respective affiliates may, directly or indirectly, bid for and make purchases of Exeter Shares as permitted by applicable Law. See “Market Purchases and Sales of Exeter Shares” in Section 12 of the Offer to Purchase.

ADDITIONAL NOTICE TO UNITED STATES SHAREHOLDERS AND OTHER SHAREHOLDERS OUTSIDE CANADA

The Offer is subject to Section 14(d) of the U.S. Securities Exchange Act of 1934, as amended (together with the rules and regulations promulgated thereunder, the “U.S. Exchange Act”), Regulation 14D promulgated by the SEC thereunder, Section 14(e) of the U.S. Exchange Act and Regulation 14E promulgated by the SEC thereunder. The offering of Goldcorp Shares in exchange for Exeter Shares pursuant to the Offer, is made by a Canadian issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States, to prepare the Offer and Circular in accordance with the disclosure requirements of Canada. The Offer is made in the United States with respect to securities of a “foreign private issuer”, as such term is defined in Rule 405 promulgated under the U.S. Securities Act of 1933, as amended, (together with the rules and regulations promulgated thereunder, the “U.S. Securities Act”), and this Offer to Purchase and Circular is subject to applicable disclosure requirements with Canadian provincial and federal corporate and take-over offer rules. Shareholders resident in the United States (“U.S. Shareholders”) should be aware that such requirements are different from those of the United States applicable to prospectuses and circulars for tender offers of United States domestic issuers registered under the U.S. Securities Act and the rules and regulations promulgated thereunder. Financial statements included and incorporated by reference herein have been prepared in accordance with IFRS and may not be comparable to financial statements of United States companies.

U.S. Shareholders should be aware that the disposition of Exeter Shares and the acquisition of Goldcorp Shares by them as described herein may have tax consequences in the United States, Chile and in Canada. Such consequences may not be fully described herein and such U.S. Shareholders are encouraged to consult their tax advisors. See “Certain Canadian Federal Income Tax Considerations” in Section 21 of the Circular, “Certain United States Federal Income Tax Considerations” in Section 22 of the Circular and “Certain Chilean Income Tax Considerations” in Section 23 of the Circular.

Goldcorp has filed with the SEC a Registration Statement on Form F–10 (the “Registration Statement”) under the U.S. Securities Act pursuant to the multi-jurisdictional disclosure system adopted by the United States, a Tender Offer Statement on Schedule TO (the “Tender Offer Statement”) under the U.S. Exchange Act and other documents and information, and expects to mail the Offer and Circular to Shareholders. SHAREHOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT, THE TENDER OFFER STATEMENT AND THE OFFER TO PURCHASE AND CIRCULAR AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Investors and Shareholders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by Goldcorp will be available free of charge from Goldcorp. You should direct requests for documents to the Corporate Secretary of Goldcorp at Suite 3400, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8 (telephone: 604-696-3000). To obtain timely delivery, such documents should be requested no later than May 18, 2017, five business days before the Expiry Date (as defined herein).

Goldcorp is subject to the reporting requirements of the applicable Canadian securities Laws and, as a result, Goldcorp reports its mineral reserves and mineral resources according to Canadian standards. Unless otherwise indicated, all mineral reserve and mineral resource estimates incorporated by reference in the Offer to Purchase and Circular have been prepared in accordance with the requirements of Canadian securities Laws, which differ materially from the requirements of United States securities Laws and use terms that are not recognized by the SEC. The terms “mineral reserve”, “proven mineral reserve” and “probable mineral reserve” are Canadian mining terms as defined in accordance with the Canadian Institute of Mining, Metallurgy and Petroleum – CIM Definition Standards on Mineral Resources and Mineral Reserves, adopted on May 10, 2014, as amended which were incorporated by reference in the Canadian Securities Administrators’ National Instrument 43-101 - Standards of Disclosure for Mineral Projects (“NI 43- 101”). These definitions differ materially from the definitions in SEC Industry Guide 7 (“SEC Industry Guide 7”) under United States securities Laws. Under SEC Industry Guide 7 standards, a “final” or “bankable” feasibility study is required to report reserves or cash flow analysis to designate reserves, the three-year historical average price is used in any reserve or cash flow analysis to designate reserves and the primary environmental analysis or report must be filed with the appropriate governmental authority. Further, under SEC Industry Guide 7, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.

The terms “mineral resource”, “measured mineral resource”, “indicated mineral resource” and “inferred mineral resource” are defined in and required to be disclosed by NI 43-101; however, these terms are not defined terms under SEC Industry Guide 7 and are normally not permitted to be used in reports and registration statements filed with the SEC. U.S. Shareholders and United States investors are cautioned not to assume that any part or all of mineral deposits in these categories will ever be converted into mineral reserves under SEC Industry Guide 7 standards. “Inferred mineral resources” have a great amount of uncertainty as to their existence and their economic and legal feasibility. A significant amount of exploration must be completed in order to determine whether an inferred mineral resource may be upgraded to a higher category. Under Canadian securities Laws, estimates of inferred mineral resources may not form the basis of feasibility or pre-feasibility studies, except in rare cases. U.S. Shareholders are cautioned not to assume that all or any part of an inferred mineral resource exists or is economically or legally mineable. Disclosure of “contained ounces” in a mineral resource is permitted disclosure under Canadian securities Laws if such disclosure includes the grade or quality and the quantity for each category of mineral resource and mineral reserve; however, the SEC normally

v

only permits issuers to report mineralization that does not constitute “reserves” by SEC Industry Guide 7 standards as in place tonnage and grade without reference to unit measures.

Accordingly, information contained in this Offer to Purchase and Circular and the documents incorporated by reference herein containing descriptions of mineral deposits may not be comparable to similar information made public by United States companies subject to the reporting and disclosure requirements under the United States federal securities Laws and the rules and regulations thereunder.

THE OFFER DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY STATE IN THE UNITED STATES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. THE OFFER IS NOT BEING MADE OR DIRECTED TO, NOR IS THIS DOCUMENT BEING MAILED TO, NOR WILL DEPOSITS OF EXETER SHARES BE ACCEPTED FROM OR ON BEHALF OF, SHAREHOLDERS IN ANY STATE IN THE UNITED STATES OR ANY OTHER JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE OF THE OFFER WOULD NOT BE IN COMPLIANCE WITH THE LAWS AND REGULATIONS OF SUCH STATE OR OTHER JURISDICTION.

Goldcorp or its agents may, in its or their sole discretion, take such action as it or they may deem desirable to extend the Offer to Shareholders in any such state or other jurisdiction. Notwithstanding the foregoing, Goldcorp or its agents may elect not to complete such action in any given instance provided that in the case of any state of the United States, Goldcorp shall have made a good faith effort to comply with any such state pursuant to the requirements of Rule 14d-10(b)(2). Accordingly, Goldcorp cannot at this time assure Shareholders that otherwise valid tenders can or will be accepted from holders resident in all states in the United States and all other jurisdictions.

NOTICE REGARDING FORWARD-LOOKING INFORMATION

Unless otherwise defined herein, capitalized terms have the meanings assigned to them in the Section entitled “Definitions”.

This Offer to Purchase and Circular, including “Purpose of the Offer and Plans for Exeter” in Section 4 of the Circular, “Reasons to Accept the Offer” in Section 5 of the Circular, “Source of Funds” in Section 7 of the Circular, and “Acquisition of Exeter Shares Not Deposited Pursuant to the Offer” in Section 18 of the Circular, in addition to certain statements contained elsewhere in this Offer to Purchase and Circular or incorporated by reference herein, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act, Section 21E of the U.S. Exchange Act, the United States Private Securities Litigation Reform Act of 1995, or in releases made by the SEC, all as may be amended from time to time, and “forward-looking information” under the provisions of applicable Canadian securities legislation. Forward-looking statements include, but are not limited to, statements with respect to the anticipated timing, mechanics, completion and settlement of the Offer, the market for and listing of the Goldcorp Shares, the value of the Goldcorp Shares received as consideration under the Offer, the ability of the Offeror to complete the transactions contemplated by the Offer, reasons to accept the Offer, the purpose of the Offer, the completion of any Compulsory Acquisition (as defined herein) or Subsequent Acquisition Transaction (as defined herein) and any commitment to acquire Exeter Shares, the Offeror’s objectives, strategies, intentions, expectations and guidance and future financial and operating performance and prospects, the future price of gold, silver, copper, lead and zinc, the estimation of mineral reserves and mineral resources, the realization of mineral reserve estimates, the timing and amount of estimated future production, costs of production, targeted cost reductions, capital expenditures, free cash flow, costs and timing of the development of new deposits, success of exploration activities, permitting time lines, hedging practices, currency exchange rate fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, timing and possible outcome of pending litigation, title disputes or claims and limitations on insurance coverage. Generally, these forward-looking statements can be identified by the use of words such as “plans”, “expects”, “is expected”, “budget”,

“scheduled”, “estimates”, “forecasts”, “intends”, “anticipates”, “believes”, or variations or comparable language of such words and phrases or statements that certain actions, events or results “may”, “could”, “would”, “should”, “might” or “will”, “occur” or “be achieved” or the negative connotation thereof.

Forward-looking statements are necessarily based upon a number of factors and assumptions that if untrue, could cause Goldcorp’s actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such statements. Such statements and information are based on numerous assumptions regarding present and future business strategies and the environment in which Goldcorp will operate in the future, including the accuracy of Exeter’s public disclosure, the completion of the Offer and either a Compulsory Acquisition or Subsequent Acquisition Transaction, Goldcorp management’s assessment of the successful integration of the business and assets of Exeter upon completion of the Offer, the expectations of growth and production by Goldcorp upon completion of the Offer, the viability of Exeter’s assets and projects on a basis consistent with Goldcorp management’s current expectations, there being no significant risks relating to Goldcorp’s or Exeter’s mining operations, including political risks and instability and risks related to international operations, the price of gold, anticipated costs and ability to achieve goals. Certain important factors that could cause actual results, performance or achievements to differ materially from those in the forward-looking statements include, among others, failure to acquire a 100% interest in Exeter through the Offer, the market value of the Goldcorp Shares received as consideration under the Offer, delays in completing the Offer, the reduced trading liquidity of Exeter Shares not deposited under the Offer, the inaccuracy of Exeter’s public disclosure upon which the Offer is predicated, the triggering of change of control provisions in Exeter’s agreements leading to adverse consequences, the failure to obtain the required approvals or clearances from government authorities on a timely basis, gold price volatility, discrepancies between actual and estimated production, mineral reserves and mineral resources and metallurgical recoveries, mining operational and development risks, litigation risks, regulatory restrictions (including environmental regulatory restrictions and liability), changes in national and local government legislation, taxation, controls or regulations and/or change in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in Canada, the United States and other jurisdictions in which Goldcorp carries on business, or may carry on business in the future, delays, suspensions or technical challenges associated with capital projects, higher prices for fuel, steel, power, labour and other consumables, currency fluctuations, the speculative nature of gold exploration, the global economic climate, dilution, share price volatility, competition, loss of key employees, additional funding requirements and defective title to mineral claims or property. Although Goldcorp believes its expectations are based upon reasonable assumptions and have attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended.

Forward-looking statements are subject to known and unknown risks, uncertainties and other important factors that may cause Goldcorp’s actual results, level of activity, performance or achievements to be materially different from those expressed or implied by such forward-looking statements, including but not limited to: risks related to international operations, including economic and political instability in foreign jurisdictions in which Goldcorp operates; risks related to current global financial conditions; risks related to joint venture operations; actual results of current exploration activities; actual results of current reclamation activities; environmental risks; conclusions of economic evaluations; changes in project parameters as plans continue to be refined; future prices of gold, silver, copper, lead and zinc; possible variations in ore reserves, grade or recovery rates; failure of plant, equipment or processes to operate as anticipated; mine development and operating risks; accidents, labour disputes and other risks of the mining industry; delays in obtaining governmental approvals or financing or in the completion of development or construction activities; risks related to the integration of acquisitions; risks related to indebtedness and the service of such indebtedness, as well as those factors discussed in the section entitled “Risk Factors” in the Annual Information Form. Although the Offeror has attempted to identify important factors that could cause actual results to differ materially from those contained in forward-looking statements, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements. The forward-looking statements contained in this Offer to Purchase and Circular are made as of the date of this Offer to Purchase and Circular and, accordingly, are subject to change after such date. Except as otherwise indicated by Goldcorp, these statements do not reflect the potential impact of any non-recurring or other special items or of any disposition, monetization, merger, acquisition, other business combination or other transaction that may be announced or that may occur after the date hereof. Forward-looking statements are provided for the purpose of providing information about Goldcorp management’s current expectations and plans and allowing investors and others to get a better understanding of Goldcorp’s operating environment. Goldcorp does not intend or undertake to publically update any forward-looking statements that are included in this Offer to Purchase and Circular, whether as a result of new information, future events or otherwise, except in accordance with applicable securities Laws.

Any forward-looking statement relating to Exeter or its assets is based exclusively on information provided by Exeter or contained in Exeter’s publicly available documents and records or filed with the Canadian Securities Regulatory Authorities and the SEC and any forward-looking statement relating to Goldcorp is based exclusively on information provided by Goldcorp or is contained in Goldcorp’s publicly available documents and records or filed with the Canadian Securities Regulatory Authorities and the SEC.

NOTICE TO HOLDERS OF CONVERTIBLE SECURITIES

The Offer is made only for Exeter Shares and is not made for any Options or any other rights to acquire Exeter Shares (collectively, “Convertible Securities”). Any holder of such Convertible Securities who wishes to accept the Offer should, to the extent permitted by the terms of the Convertible Security and applicable Law, exercise, exchange or convert such Convertible Securities in order to obtain certificates representing Exeter Shares and deposit those Exeter Shares under the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to assure the holder of such Convertible Securities will have received certificate(s) or a DRS Advice representing the Exeter Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures described under “Manner of Acceptance — Procedure for Guaranteed Delivery” in Section 3 of this Offer to Purchase.

The tax consequences to holders of Convertible Securities of exercising or not exercising such securities are not described in this Offer to Purchase and Circular. Holders of such Convertible Securities should consult their own tax advisors with respect to the potential income tax consequences to them in connection with the decision to exercise or not exercise such securities.

INFORMATION CONCERNING EXETER

Except as otherwise expressly indicated herein, the information concerning Exeter contained in this Offer to Purchase and Circular has been provided by Exeter or taken from or is based upon publicly available documents and records on file with the Canadian Securities Regulatory Authorities, the SEC and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Exeter taken from, or based upon, such information contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, neither the Offeror nor any of its directors or officers has verified, nor do they assume any responsibility for, the accuracy or completeness of such information or statements or for any failure by Exeter to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to the Offeror. Except as otherwise indicated, information concerning Exeter is given as of April 19, 2017 and the Offeror and Exeter do not undertake any duty to update any such information, except as required by applicable Law.

REPORTING CURRENCIES AND ACCOUNTING PRINCIPLES

Unless otherwise indicated, all references to “C$” or “dollars” in this Offer to Purchase and Circular refer to Canadian dollars and all references to “US$” in this Offer to Purchase and Circular refer to United States dollars. The financial statements that are incorporated by reference herein are reported in United States dollars and are prepared in accordance with IFRS.

EXCHANGE RATES

The high, low and closing rates for Canadian dollars in terms of the United States dollar for each of the following periods, as quoted by the Bank of Canada, were as follows:

	Year ended December 31,
	2016	2015
	(expressed in C$)
High	1.4589	1.3990
Low	1.2544	1.1728
Closing	1.3427	1.3840

On April 19, 2017 the rate of exchange as reported by the Bank of Canada for one U.S. dollar expressed in Canadian dollars was C$1.3469.

x

28.	OFFEREES’ STATUTORY RIGHTS	94
29.	U.S. EXCHANGE ACT REQUIREMENTS	94
30.	DIRECTORS’ APPROVAL	95

SCHEDULE A		A-1

SCHEDULE B		B-1

FREQUENTLY ASKED QUESTIONS

The following sets forth material information with respect to the Offer. The questions and answers below are not meant to be a substitute for the more detailed description and information contained in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. You are urged to read the entire Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery carefully prior to making any decision regarding whether or not to tender your Exeter Shares. We have included cross-references in this section to other sections of the Offer to Purchase and Circular where you will find more complete descriptions of the topics mentioned below. Unless otherwise defined herein, capitalized terms have the meanings given to them in the Section entitled “Definitions”.

WHAT IS THE OFFER?

The Offeror is offering to purchase all issued and outstanding Exeter Shares on the basis of 0.12 of a Goldcorp Share for each Exeter Share.

The Offer Consideration represents a premium of approximately 67% based on the closing prices of the Exeter Shares and the Goldcorp Shares on the TSX on March 27, 2017, the last trading day preceding the announcement of the Arrangement. The Offer Consideration represents a premium of approximately 60% over the volume weighted average prices of the Exeter Shares and the Goldcorp Shares on the TSX for the 20 trading days immediately preceding the announcement of the Arrangement.

See “The Offer” in Section 1 of the Offer to Purchase.

WHO IS OFFERING TO PURCHASE MY EXETER SHARES?

Goldcorp is making the Offer. The Offeror is a corporation organized under the Laws of Ontario. The Offeror’s head office is located at Suite 3400, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8 and its registered office is located at Suite 2100, 40 King Street West, Toronto, Ontario, M5H 3C2.

See “Certain Information Concerning the Offeror and the Goldcorp Shares” in Section 8 of the Circular.

WHAT ARE THE GOLDCORP SHARES?

The Goldcorp Shares are common shares in the capital of Goldcorp. Goldcorp is a leading gold producer engaged in the operation, exploration, development, and acquisition of precious metal properties in Canada, the United States, Mexico, and Central and South America.

See “Certain Information Concerning the Offeror and the Goldcorp Shares” in Section 8 of the Circular and “Purpose of the Offer and Plans for Exeter” in Section 4 of the Circular.

WHAT ARE THE CLASSES OF SECURITIES SOUGHT IN THE OFFER?

The Offeror is offering to purchase all the outstanding Exeter Shares (including any Exeter Shares to be issued upon exercise, exchange or conversion of the Convertible Securities). As of the date hereof, there were 92,272,753 Exeter Shares issued and outstanding. The Offer includes Exeter Shares that may become outstanding after the date of this Offer to Purchase, but before the expiration of the Offer, upon exercise, exchange or conversion of any Convertible Securities. The Offer is not being made for any Convertible Securities or other rights to acquire Exeter Shares.

See “The Offer” in Section 1 of the Offer to Purchase.

WHY ARE YOU MAKING THIS OFFER?

The Offeror is making the Offer because it wants to acquire control of, and ultimately the entire equity interest in, Exeter. If the Offeror completes the Offer but does not then own 100% of the Exeter Shares, the Offeror currently intends to acquire any Exeter Shares not deposited to the Offer in a second-step transaction. This transaction would likely take the form of a Compulsory Acquisition or a Subsequent Acquisition Transaction.

See “Purpose of the Offer and Plans for Exeter” in Section 4 of the Circular, “Reasons to Accept the Offer” in Section 5 of the Circular and “Acquisition of Exeter Shares Not Deposited Pursuant to the Offer” in Section 18 of the Circular.

WHY ARE THE PARTIES PURSUING THE ACQUISITION BY WAY OF AN OFFER RATHER THAN THE ARRANGEMENT?

On March 28, 2017, Goldcorp and Exeter announced they entered into a definitive Arrangement Agreement pursuant to which Goldcorp agreed to acquire, by way of the Arrangement, all of the issued and outstanding Exeter Shares. In accordance with the terms of the Arrangement Agreement, on April 19, 2017, Goldcorp and Exeter entered into the Support Agreement in order to reflect their mutual agreement to adopt an alternative transaction structure in order to implement the acquisition. While the parties are proceeding by way of the Offer rather than the Arrangement, the terms of the acquisition remain unchanged.

WHY ACCEPT THE OFFER?

Goldcorp believes that the Offer is compelling, and represents a superior alternative to continuing on the course set by the current Exeter Board and management of Exeter, for the following reasons:

1.

Significant premium to Exeter Shareholders – Based on the closing price of the Goldcorp Shares on the TSX on March 27, 2017, the Offer Consideration has a value of approximately C$2.58 per Exeter Share. This represents a premium of approximately (i) 67% over the closing price of Exeter Shares on the TSX on March 27, 2017; and (ii) 60% based on the 20-day volume-weighted average share prices of Goldcorp and Exeter on the TSX for the period ended March 27, 2017. Prior to the announcement of the Offer, the Exeter Shares had not closed on the TSX above the value of the Offer Consideration of C$2.58 since April 2012.

2.

Continued Participation in Exeter’s Caspiche Project – Shareholders will continue to benefit from any future increases in value associated with development of the Caspiche project, following its intended contribution by Goldcorp as part of the JV Transaction without the significant single asset permitting, development and financing risk to which Shareholders are currently exposed. Goldcorp’s technical and financial resources will provide Shareholders with the opportunity to realize the maximum value potential at the Caspiche project in an expeditious manner. Further, Goldcorp has well-established relationships with local communities, government officials and other stakeholders in Chile as a result of its NuevaUnión project, a 50/50 joint venture that includes Goldcorp’s El Morro deposit and Teck Resources Limited’s Relincho deposit. Goldcorp has a highly regarded operating and development philosophy, and is focused on active and long-term community engagement, which includes developing relations with local populations, governments and stakeholders to ensure sustainable development and operations.

3.

Unanimous Exeter Board Recommendation – The Exeter Board, upon the recommendation of the Special Committee, and after consultation with its financial and legal advisors, has unanimously determined that the Offer is in the best interests of Exeter, and unanimously recommends that Shareholders tender their Exeter Shares to the Offer. Scotiabank and Paradigm Capital Inc. have provided opinions to the Exeter Board and the Special Committee, respectively, that the Offer Consideration to be received by the Shareholders under the transaction is fair from a financial point of view.

II

4.

Greater Liquidity and Ownership in an Industry Leader – As Shareholders will receive Goldcorp Shares as consideration under the Offer, they will become investors in Goldcorp, a senior gold producer focused on responsible mining practices with safe, low-cost production from a high-quality portfolio of mines. Shareholders will benefit from a significantly larger market capitalization, sufficient trading liquidity, strong investment grade financial profile, and broader analyst coverage above that currently enjoyed by Exeter, and will also be able to participate in Goldcorp’s quarterly dividends. The average trading value of Goldcorp Shares on the TSX for the 20 trading days ended March 27, 2017 was C$88.8 million per day versus C$0.1 million for Exeter Shares. In addition, Goldcorp is covered by 23 sell-side research analysts versus three for Exeter.

5.

Exposure to Goldcorp’s High Quality Asset Portfolio and Growth Profile – Shareholders who tender to the Offer will gain exposure to Goldcorp’s suite of low-cost mines (including the Red Lake Gold Mine in Ontario, the Porcupine Mine in Ontario, the Musselwhite Mine in Ontario, the Peñasquito Mine in Mexico, the Éléonore Mine in Québec, the Cerro Negro Mine in Argentina, and the Pueblo Viejo Mine in Dominican Republic), which collectively comprise one of the strongest production profiles among senior gold producers. Goldcorp is projected to grow production by 20% by 2021. In addition, Goldcorp’s management has committed to targeting a 20% increase in reserves and 20% lower all-in sustaining costs by 2021, which will support future growth and value creation. Goldcorp’s asset portfolio and growth strategy will provide Shareholders with increased diversification, scale and liquidity, which should enhance the value of their Goldcorp Shares going forward.

6.

Disciplined and Focused Management Team in Place with a Proven Track Record of Value Creation – The Offer will provide Shareholders with the benefit of both the project development and operational depth of the Goldcorp management team, which has a solid track record of developing and managing world-class mines for the benefit of all stakeholders.

7.

Financial Capacity to Secure the Future of the Caspiche Project – To successfully advance the Caspiche project, Goldcorp’s resources and technical expertise will be advantageous to overcome the significant financial and dilutive pressures that would be faced by Exeter in prevailing market conditions. Goldcorp’s balance sheet, operating cash flow and access to capital markets, together with the financial capacity of its future joint venture partner, Barrick, will be available to finance the development of the Caspiche project in a timely manner. Goldcorp’s investment grade balance sheet will ensure that development is financed in an optimal manner that maximizes value for all stakeholders. Goldcorp has demonstrated its ability to raise the financing required to fund significant development projects with minimal dilution to shareholders. With Goldcorp’s significant technical expertise and superior financial capacity, Goldcorp believes it is better positioned than Exeter to advance the Caspiche project through production while minimizing financing risk faced by Exeter, which may require dilutive financings that would materially impair the value of Shareholders’ investments.

8.

Eliminates Single Asset, Country Operating and Financial Risks – Shareholders will benefit from exposure to Goldcorp’s diversified portfolio of operating mines and projects situated throughout the Americas, eliminating the single asset and country risk currently at Exeter. In addition, Shareholders will benefit going forward from Goldcorp’s strong balance sheet and financial strength, including flexibility to access capital that will enable Goldcorp to capitalize on its existing development pipeline and opportunities that arise within the industry.

9.

Opportunity to Defer Taxation on Capital Gains – For Canadian tax purposes, Canadian resident Shareholders who hold their Exeter Shares as capital property will generally be entitled to an automatic rollover to defer recognition of capital gains or losses from the exchange of their Exeter Shares for Goldcorp Shares pursuant to the Offer. For U.S. federal income tax purposes, the Offer is intended to qualify as a reorganization. If the Offer qualifies as a reorganization, U.S. Shareholders may qualify for the non-recognition of capital gains or losses from disposal of their Exeter Shares. U.S. tax laws are

III

complex and the consequences may not be fully described herein. U.S. Shareholders are encouraged to consult their tax advisors. Shareholders who constitute 10% Holders will be liable to Chilean tax on the exchange, and the Offeror will withhold from payment the amount required by Chilean law. The foregoing list of factors is not intended to be exhaustive. Shareholders should consider the Offer carefully and come to their own conclusions as to whether to accept or reject the Offer. Shareholders who are in doubt as to how to respond should consult with their own investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

10.

Low Conditionality of the Offer – The Offer is only subject to a limited number of conditions, which includes the Statutory Minimum Condition. The low conditionality of the Offer provides certainty to Shareholders that the Offer will be completed successfully and lowers the execution risk of the Offer.

WHAT DOES THE EXETER BOARD THINK OF THE OFFER?

The Exeter Board upon the unanimous recommendation of a special committee of independent directors of Exeter and after consultation with its financial and legal advisors, has unanimously determined that the Offer is fair from a financial point of view to the Shareholders and is in the best interests of Exeter and the Shareholders and, accordingly, the Exeter Board unanimously recommends that Shareholders accept the Offer and deposit their Exeter Shares to the Offer. All of the directors and officers of Exeter, who own or control approximately 11% of the Exeter Shares, have entered into Lock-Up Agreements with Goldcorp pursuant to which they have agreed, among other things, to support the Offer and tender their Exeter Shares to the Offer.

See “Background to the Offer” in Section 3 of the Circular. In addition, see the directors’ circular prepared by Exeter dated April 20, 2017 with respect to the Offer (the “Directors’ Circular”).

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

The Offer is conditional upon the specified conditions being satisfied, or where permitted, waived at 5:00 p.m. (Toronto time) on May 26, 2017 or such earlier or later time during which Exeter Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any extension thereafter, including:

1.

Shareholders must validly tender and not withdraw before the expiration of the Offer a number of Exeter Shares that would represent more than 50% of the total number of outstanding Exeter Shares. This condition cannot be waived by the Offeror.

2.

Shareholders must validly tender and not withdraw before the expiration of the Offer a number of Exeter Shares that would represent at least 66 2/3% of the total number of outstanding Exeter Shares on a fully diluted basis. This condition can be waived by the Offeror.

3.	The Support Agreement shall not have been terminated in accordance with its terms.

4.	There not having occurred, prior to the Expiry Date, a Material Adverse Effect with respect to Exeter.

The Offer is subject to certain other conditions in addition to those listed above. A more detailed discussion of the conditions to the consummation of the Offer can be found in “Conditions to the Offer” in Section 4 of the Offer to Purchase.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER TO THE OFFER?

You have until the expiration date of the Offer to tender. The Offer is scheduled to expire at 5:00 p.m. (Toronto time), on May 26, 2017 unless it is extended or withdrawn. In accordance with applicable Law, the Offeror will extend the Offer for an additional period of 10 days following the Expiry Date and may extend the Offer for one or more additional periods.

See “Time for Acceptance” in Section 2 of the Offer to Purchase.

IV

CAN YOU EXTEND THE OFFER?

Yes. The Offeror may elect, in its sole discretion, to extend the Offer from time to time.

In accordance with applicable Law, if the Offeror is obligated to take up the Exeter Shares deposited at the expiry of the initial deposit period, it will extend the period during which Exeter Shares may be deposited under the Offer for a 10-day Mandatory Extension Period following the expiry of the initial deposit period and may extend the deposit period after such 10-day Mandatory Extension Period for one or more Optional Extension Periods. If the Offeror extends the Offer, it will notify the Depositary and publicly announce such extension or acceleration and, if required by applicable Law, mail you a copy of the notice of variation.

See “Extension, Variation or Change in the Offer” in Section 5 of the Offer to Purchase.

HOW DO I ACCEPT THE OFFER AND TENDER MY EXETER SHARES?

If you are a registered Shareholder, you can accept the Offer by delivering to the Depositary before the Expiry Time: (a) the certificate(s) or DRS Advices representing the Exeter Shares in respect of which the Offer is being accepted; (b) a Letter of Transmittal in the form accompanying the Offer to Purchase and Circular or a manually signed facsimile thereof properly completed and duly executed as required by the instructions set out in the Letter of Transmittal; and (c) all other documents required by the instructions set out in the Letter of Transmittal. If your Exeter Shares are registered in the name of a nominee (commonly referred to as “in street name” or “street form”), you should contact your broker, investment dealer, bank, trust company or other nominee for assistance in tendering your Exeter Shares under the Offer. You should request your nominee to effect the transaction by tendering through a book-entry transfer, which is detailed in the Offer to Purchase and Circular and thus have your Exeter Shares tendered by your nominee through CDS or DTC, as applicable.

If you cannot deliver all of the necessary documents to the Depositary in time, you may be able to complete and deliver to the Depositary the enclosed Notice of Guaranteed Delivery, provided you are able to comply fully with its terms.

Shareholders are invited to contact the Depositary for further information regarding how to accept the Offer.

See “Manner of Acceptance” in Section 3 of the Offer to Purchase.

IF I ACCEPT THE OFFER, WHEN WILL I RECEIVE THE OFFER CONSIDERATION?

If the conditions of the Offer are satisfied or waived, and if the Offeror consummates the Offer and takes up your Exeter Shares, the Offer Consideration for the Exeter Shares you tendered will be delivered to you as a registered Shareholder or your nominee as soon as practicable and in any event no later than three Business Days after the Exeter Shares are taken up.

In accordance with applicable Law, if the Offeror is obligated to take up such Exeter Shares, the Offeror will extend the period during which Exeter Shares may be deposited under the Offer for the 10-day Mandatory Extension Period following the expiration of the initial deposit period and may extend the deposit period for Optional Extension Periods. The Offeror will immediately take up and promptly pay for Exeter Shares deposited under the Offer during the 10-day Mandatory Extension Period and any Optional Extension Period.

See “Take up of and Payment for Deposited Shares” in Section 6 of the Offer to Purchase.

V

CAN I WITHDRAW MY PREVIOUSLY TENDERED EXETER SHARES?

Yes. You may withdraw Exeter Shares previously tendered by you at any time (i) before Exeter Shares deposited under the Offer are taken up by the Offeror, (ii) if your Exeter Shares have not been paid for by the Offeror within three Business Days after having been taken up by the Offeror, and (iii) in certain other circumstances.

See “Right to Withdraw Deposited Shares” in Section 7 of the Offer to Purchase.

HOW DO I WITHDRAW PREVIOUSLY TENDERED EXETER SHARES?

To withdraw Exeter Shares that have been tendered, you must deliver a written notice of withdrawal with the required information to the Depositary or your nominee if held in street form (i.e., non-registered holder) while you still have the right to withdraw the Exeter Shares.

See “Right to Withdraw Deposited Shares” in Section 7 of the Offer to Purchase.

IF I DO NOT TENDER BUT THE OFFER IS SUCCESSFUL, WHAT WILL HAPPEN TO MY EXETER SHARES?

If the conditions of the Offer are otherwise satisfied or waived and the Offeror takes up and pays for the Exeter Shares validly deposited under the Offer, the Offeror intends to acquire any Exeter Shares not deposited under the Offer: (i) by Compulsory Acquisition, if at least 90% of the outstanding Exeter Shares are validly tendered under the Offer and not withdrawn; or (ii) by a Subsequent Acquisition Transaction on the same terms as such Exeter Shares were acquired under the Offer, if a Compulsory Acquisition is not available or if the Offeror decides not to proceed with a Compulsory Acquisition.

See “Purpose of the Offer and Plans for Exeter” in Section 4 of the Circular and “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 18 of the Circular.

FOLLOWING THE OFFER, WILL EXETER CONTINUE AS A PUBLIC COMPANY?

Depending upon the number of Exeter Shares purchased pursuant to the Offer, it is possible the Exeter Shares will fail to meet the criteria for continued listing on the TSX, NYSE MKT or Frankfurt Exchange. If this were to happen, the Exeter Shares could be delisted on one or all of these exchanges and this could, in turn, adversely affect the market or result in a lack of an established market for the Exeter Shares.

If the Offeror acquires 100% of the Exeter Shares, and if permitted under applicable securities Law, the Offeror intends to apply to delist the Exeter Shares from the TSX, NYSE MKT and Frankfurt Exchange as soon as practicable after completion of the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction and, subject to applicable securities Law, to cause Exeter to cease to be a reporting issuer under the securities Laws of each province of Canada in which Exeter is a reporting issuer and under the U.S. Exchange Act.

See “Effect of the Offer on the Market for Exeter Shares; Stock Exchange Listing and Public Disclosure” in Section 10 of the Circular.

WILL I HAVE THE RIGHT TO HAVE MY EXETER SHARES APPRAISED?

The completion of either a Compulsory Acquisition or a Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Exeter Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Exeter Shares.

See “Acquisition of Exeter Shares Not Deposited Pursuant to the Offer” in Section 18 of the Circular.

VI

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

You will not have to pay any brokerage or similar fees or commissions if you are the owner of record of your Exeter Shares and you tender your Exeter Shares under the Offer by depositing the Exeter Shares directly with the Depositary or you use the services of a member of the Soliciting Dealer Group to accept the Offer. However, an investment advisor, stock broker, bank, trust company or other nominee that is not a Soliciting Dealer and through whom a Shareholder owns Exeter Shares may charge a fee to tender any such Exeter Shares on behalf of the Shareholder. Shareholders should consult such nominee to determine whether any charges will apply.

See “Dealer Managers and Soliciting Dealer Group” in Section 24 of the Circular.

WHAT IS THE MARKET VALUE OF MY EXETER SHARES AS OF A RECENT DATE?

On March 27, 2017, the last trading day prior to the announcement by Goldcorp and Exeter of Goldcorp’s acquisition of Exeter by way of the Arrangement, the closing price of the Exeter Shares on the TSX was C$1.54 and on the NYSE MKT was US$1.16, and the closing price of the Goldcorp Shares on the TSX was C$21.46 and on the NYSE was US$16.05. Based on the closing price of C$21.46 per Goldcorp Share on March 27, 2017, the Offer Consideration has a value of approximately C$2.58 per Exeter Share, representing a premium of approximately 67% based on the closing prices of the Exeter Shares and the Goldcorp Shares on the TSX on March 27, 2017. The Offer Consideration also represents a premium of approximately 60% over the volume weighted average prices of the Exeter Shares and the Goldcorp Shares on the TSX for the 20 trading days immediately preceding the date the Offeror announced the Arrangement. We urge you to obtain a recent quote for the Exeter Shares before deciding whether to tender your Exeter Shares.

See “Certain Information Concerning Exeter and the Exeter Shares – Price Range and Trading Volumes of the Shares” in Section 9 of the Circular.

HOW WILL CANADIAN RESIDENTS AND NON-RESIDENTS OF CANADA BE TAXED FOR CANADIAN FEDERAL INCOME TAX PURPOSES?

A Resident Shareholder who holds Exeter Shares as capital property and who exchanges such Exeter Shares pursuant to the Offer will not realize a capital gain (or capital loss) in respect of the exchange unless such Resident Shareholder elects to report such gain (or loss) in its Canadian tax return for the year of disposition.

Similarly, a Non-Resident Shareholder who holds Exeter Shares as capital property and who exchanges such Exeter Shares pursuant to the Offer will not realize a capital gain (or capital loss) in respect of the exchange unless such Non-Resident Shareholder elects to report such gain (or loss) in its Canadian tax return for the year of disposition. In addition, a Non-Resident Shareholder who elects to report a capital gain (or capital loss) in its Canadian tax return for the year of disposition resulting from a disposition of Exeter Shares pursuant to the Offer will not realize a capital gain (or capital loss) unless Exeter Shares constitute “taxable Canadian property” other than “treaty-protected property”.

Depending on the manner and circumstances in which a Subsequent Acquisition Transaction is undertaken, the tax consequences applicable to a Shareholder who is disposing of Exeter Shares pursuant to a Subsequent Acquisition Transaction could differ in a materially adverse way from the tax consequences that would be applicable to such Shareholder if it were to dispose of Exeter Shares under the Offer. In the case of a Non-Resident Shareholder, a portion of the consideration received on the disposition of Exeter Shares pursuant to a Subsequent Acquisition Transaction could be subject to Canadian withholding tax.

The foregoing is only a brief summary of principal Canadian federal income tax consequences and is qualified by the description of principal Canadian federal income tax considerations in “Certain Canadian

VII

Federal Income Tax Considerations” in Section 21 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of an exchange of Exeter Shares pursuant to the Offer or a disposition of Exeter Shares pursuant to any Compulsory Acquisition, Compelled Acquisition, Subsequent Acquisition Transaction, or any other disposition in connection with the Offer.

HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

The exchange of Exeter Shares for Goldcorp Shares pursuant to the Offer is intended to qualify as a reorganization. If the Offer qualifies as a reorganization, subject to the possible application of the “passive foreign investment company” (“PFIC”) rules described herein (see “Certain United States Federal Income Tax Considerations” in Section 22 of the Circular), the Offer should result in the following U.S. federal income tax consequences: (a) no gain or loss would be recognized by a U.S. Holder on the exchange of Exeter Shares for Goldcorp Shares pursuant to the Offer, (b) the aggregate tax basis of a U.S. Holder in the Goldcorp Shares acquired in exchange for Exeter Shares pursuant to the Offer would be equal to such U.S. Holder’s aggregate tax basis in Exeter Shares exchanged, and (c) the holding period of a U.S. Holder in the Goldcorp Shares acquired in exchange for Exeter Shares pursuant to the Offer would include such U.S. Holder’s holding period for the Exeter Shares exchanged. The Offeror has not sought or received a ruling from the United States Internal Revenue Service. Accordingly, the Offeror cannot provide any assurance that reorganization treatment will apply to the exchange. If the Offer is not treated as a reorganization, the Offer would be treated as a taxable transaction for U.S. federal income tax purposes. In addition, if Exeter is or has been classified as a PFIC for U.S. federal income tax purposes at any time during a U.S. Holder’s holding period of Exeter Shares, such U.S. Holder would generally be subject to different and more adverse U.S. federal income tax consequences.

This summary is qualified in its entirety by the section entitled “Certain United States Federal Income Tax Considerations” in Section 22 of the Circular and U.S. Holders are encouraged to read that section and consult with their tax advisers regarding the U.S. federal income tax consequences of the Offer, including the possible application of the PFIC rules to them in their particular circumstances.

HOW WILL TAXPAYERS BE TAXED FOR CHILEAN INCOME TAX PURPOSES?

A capital gain realized on the disposal of Exeter Shares by a Shareholder that is not resident in Chile will be considered Chilean-source income and subject to 35% Chilean income tax if the Shareholder, together with individuals or entities related to that Holder, disposes of a number of Exeter Shares that in the aggregate equals or exceeds 10% of the total outstanding number of Exeter Shares during the period of twelve months ending on the Expiry Date (a “10% Holder”). The Offeror will be required to withhold from the Goldcorp Shares delivered to a 10% Holder and pay to the Chilean tax authorities the relevant amount required by Chilean law on the disposition of Exeter Shares by a 10% Holder under the Offer. A Holder that is not resident in Chile will not be liable to Chilean income tax unless the Holder is a 10% Holder.

The foregoing is only a brief summary of principal Chilean federal income tax consequences and is qualified by the description of principal Chilean federal income tax considerations in “Certain Chilean Income Tax Considerations” in Section 23 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of an exchange of Exeter Shares pursuant to the Offer or a disposition of Exeter Shares pursuant to any Compulsory Acquisition, Compelled Acquisition, Subsequent Acquisition Transaction, or any other disposition in connection with the Offer.

WHOM CAN I CALL WITH QUESTIONS?

You can call the Information Agent at 1-866-851-2743 toll free in North America or at 416-867-2271 outside of North America or you can e-mail the Information Agent at contactus@kingsdaleadvisors.com if you have questions or requests for additional copies of the Offer to Purchase and Circular.

VIII

The Information Agent for the Offer is Kingsdale Advisors.

The Exchange Tower, 130 King Street West, Suite 2950, P.O. Box 361 Toronto, Ontario M5X 1E2

North American Toll Free Phone: 1-866-851-2743

Outside North America, Banks and Brokers Call Collect: 416-867-2271

E-mail: contactus@kingsdaleadvisors.com

IX

SUMMARY OF THE OFFER

The following is a summary only and is qualified by the detailed provisions contained in the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery. Shareholders are urged to read the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery in their entirety, prior to making any decision regarding whether to tender their Exeter Shares under the Offer.

Except as otherwise expressly indicated herein, the information concerning Exeter contained in the Offer to Purchase and Circular has been provided by Exeter or taken from or is based upon publicly available documents and records on file with the Canadian Securities Regulatory Authorities, the SEC and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Exeter taken from, or based upon, such information contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, neither the Offeror nor any of its directors or officers has verified, nor do they assume any responsibility for, the accuracy or completeness of such information or statements or for any failure by Exeter to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to the Offeror. Except as otherwise indicated, information concerning Exeter is given as of April 19, 2017 and the Offeror and Exeter do not undertake any duty to update any such information, except as required by applicable Law.

Capitalized terms used in this summary, where not otherwise defined herein, are defined in the Section entitled “Definitions”.

The Offer

The Offeror is offering to purchase all issued and outstanding Exeter Shares on the basis of 0.12 of a Goldcorp Share for each Exeter Share. The Offer includes Exeter Shares that may become outstanding after the date of this Offer to Purchase, but before the expiration of the Offer, upon exercise, exchange or conversion of any Convertible Securities. The Offer is not being made for any Convertible Securities or other rights to acquire Exeter Shares. See “The Offer” in Section 1 of the Offer to Purchase.

Time for Acceptance

The Offer is open for acceptance during the period commencing on the date hereof and ending at 5:00 p.m. (Toronto time) on May 26, 2017 or such later time or times and date or dates as may be fixed by the Offeror from time to time, in accordance with “Extension, Variation or Change of the Offer” in Section 5 of the Offer to Purchase, unless the Offer is withdrawn by the Offeror. Any decision to extend the Offer, including for how long, will be made prior to the Expiry Time. The Expiry Time may be subject to multiple extensions.

If the Statutory Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived at the expiry of the initial deposit period such that the Offeror takes up Exeter Shares deposited under the Offer, the Offer will be extended and will be open for acceptance for the Mandatory Extension Period. The Offeror may also extend the Offer for one or more Optional Extension Periods following the Mandatory Extension Period. See “Time for Acceptance” in Section 2 of the Offer to Purchase.

The Offeror

Goldcorp is a leading gold producer engaged in the operation, exploration, development, and acquisition of precious metal properties in Canada, the United States, Mexico, and Central and South America. See “Certain Information Concerning the Offeror and the Goldcorp Shares” in Section 8 of the Circular and “Purpose of the Offer and Plans for Exeter” in Section 4 of the Circular.

Reasons to Accept the Offer

Goldcorp believes that the Offer is compelling, and represents a superior alternative to continuing on the course set by the current Exeter Board and management of Exeter, for the following reasons:

1.

Significant premium to Exeter Shareholders – Based on the closing price of the Goldcorp Shares on the TSX on March 27, 2017, the Offer Consideration has a value of approximately C$2.58 per Exeter Share. This represents a premium of approximately (i) 67% over the closing price of Exeter Shares on the TSX on March 27, 2017; and (ii) 60% based on the 20-day volume-weighted average share prices of Goldcorp and Exeter on the TSX for the period ended March 27, 2017. Prior to the announcement of the Offer, the Exeter Shares had not closed on the TSX above the value of the Offer Consideration of C$2.58 since April 2012.

2.

Continued Participation in Exeter’s Caspiche Project – Shareholders will continue to benefit from any future increases in value associated with development of the Caspiche project, following its intended contribution by Goldcorp as part of the JV Transaction without the significant single asset permitting, development and financing risk to which Shareholders are currently exposed. Goldcorp’s technical and financial resources will provide Shareholders with the opportunity to realize the maximum value potential at the Caspiche project in an expeditious manner. Further, Goldcorp has well-established relationships with local communities, government officials and other stakeholders in Chile as a result of its NuevaUnión project, a 50/50 joint venture that includes Goldcorp’s El Morro deposit and Teck Resources Limited’s Relincho deposit. Goldcorp has a highly regarded operating and development philosophy, and is focused on active and long-term community engagement, which includes developing relations with local populations, governments and stakeholders to ensure sustainable development and operations.

3.

Unanimous Exeter Board Recommendation – The Exeter Board, upon the recommendation of the Special Committee, and after consultation with its financial and legal advisors, has unanimously determined that the Offer is in the best interests of Exeter, and unanimously recommends that Shareholders tender their Exeter Shares to the Offer. Scotiabank and Paradigm Capital Inc. have provided opinions to the Exeter Board and the Special Committee, respectively, that the Offer Consideration to be received by the Shareholders under the transaction is fair from a financial point of view.

4.

Greater Liquidity and Ownership in an Industry Leader – As Shareholders will receive Goldcorp Shares as consideration under the Offer, they will become investors in Goldcorp, a senior gold producer focused on responsible mining practices with safe, low-cost production from a high-quality portfolio of mines. Shareholders will benefit from a significantly larger market capitalization, sufficient trading liquidity, strong investment grade financial profile, and broader analyst coverage above that currently enjoyed by Exeter, and will also be able to participate in Goldcorp’s quarterly dividends. The average trading value of Goldcorp Shares on the TSX for the 20 trading days ended March 27, 2017 was C$88.8 million per day versus C$0.1 million for Exeter Shares. In addition, Goldcorp is covered by 23 sell-side research analysts versus three for Exeter.

5.

Exposure to Goldcorp’s High Quality Asset Portfolio and Growth Profile – Shareholders who tender to the Offer will gain exposure to Goldcorp’s suite of low-cost mines (including the Red Lake Gold Mine in Ontario, the Porcupine Mine in Ontario, the Musselwhite Mine in Ontario, the Peñasquito Mine in Mexico, the Éléonore Mine in Québec, the Cerro Negro Mine in Argentina, and the Pueblo Viejo Mine in Dominican Republic), which collectively comprise one of the strongest production profiles among senior gold producers. Goldcorp is projected to grow production by 20% by 2021. In addition, Goldcorp’s management has committed to targeting a 20% increase in reserves and

20% lower all-in sustaining costs by 2021, which will support future growth and value creation. Goldcorp’s asset portfolio and growth strategy will provide Shareholders with increased diversification, scale and liquidity, which should enhance the value of their Goldcorp Shares going forward.

6.

Disciplined and Focused Management Team in Place with a Proven Track Record of Value Creation – The Offer will provide Shareholders with the benefit of both the project development and operational depth of the Goldcorp management team, which has a solid track record of developing and managing world-class mines for the benefit of all stakeholders.

7.

Financial Capacity to Secure the Future of the Caspiche Project – To successfully advance the Caspiche project, Goldcorp’s resources and technical expertise will be advantageous to overcome the significant financial and dilutive pressures that would be faced by Exeter in prevailing market conditions. Goldcorp’s balance sheet, operating cash flow and access to capital markets, together with the financial capacity of its future joint venture partner, Barrick, will be available to finance the development of the Caspiche project in a timely manner. Goldcorp’s investment grade balance sheet will ensure that development is financed in an optimal manner that maximizes value for all stakeholders. Goldcorp has demonstrated its ability to raise the financing required to fund significant development projects with minimal dilution to shareholders. With Goldcorp’s significant technical expertise and superior financial capacity, Goldcorp believes it is better positioned than Exeter to advance the Caspiche project through production while minimizing financing risk faced by Exeter, which may require dilutive financings that would materially impair the value of Shareholders’ investments.

8.

Eliminates Single Asset, Country Operating and Financial Risks – Shareholders will benefit from exposure to Goldcorp’s diversified portfolio of operating mines and projects situated throughout the Americas, eliminating the single asset and country risk currently at Exeter. In addition, Shareholders will benefit going forward from Goldcorp’s strong balance sheet and financial strength, including flexibility to access capital that will enable Goldcorp to capitalize on its existing development pipeline and opportunities that arise within the industry.

9.

Opportunity to Defer Taxation on Capital Gains – For Canadian tax purposes, Canadian resident Shareholders who hold their Exeter Shares as capital property will generally be entitled to an automatic rollover to defer recognition of capital gains or losses from the exchange of their Exeter Shares for Goldcorp Shares pursuant to the Offer. For U.S. federal income tax purposes, the Offer is intended to qualify as a reorganization. If the Offer qualifies as a reorganization, U.S. Shareholders may qualify for the non-recognition of capital gains or losses from disposal of their Exeter Shares. U.S. tax laws are complex and the consequences may not be fully described herein. U.S. Shareholders are encouraged to consult their tax advisors. Shareholders who constitute 10% Holders will be liable to Chilean tax on the exchange, and the Offeror will withhold from payment the amount required by Chilean law. The foregoing list of factors is not intended to be exhaustive. Shareholders should consider the Offer carefully and come to their own conclusions as to whether to accept or reject the Offer. Shareholders who are in doubt as to how to respond should consult with their own investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

10.

Low Conditionality of the Offer – The Offer is only subject to a limited number of conditions, which includes the Statutory Minimum Condition. The low conditionality of the Offer provides certainty to Shareholders that the Offer will be completed successfully and lowers the execution risk of the Offer.

Purpose of the Offer and Plans for Exeter

The purpose of the Offer is to enable the Offeror to acquire, on the terms and subject to the conditions of the Offer to Purchase, all of the outstanding Exeter Shares, which includes Exeter Shares that may become outstanding on the exercise, exchange or conversion of the Convertible Securities. If the conditions of the Offer are otherwise satisfied or waived and the Offeror takes up and pays for the Exeter Shares validly deposited pursuant to the Offer, the Offeror intends to acquire any Exeter Shares not deposited to the Offer: (i) by Compulsory Acquisition, if at least 90% of the outstanding Exeter Shares are validly tendered under the Offer and not withdrawn; or (ii) by a Subsequent Acquisition Transaction on the same terms as such Exeter Shares were acquired under the Offer, if a Compulsory Acquisition is not available or if the Offeror decides not to proceed with a Compulsory Acquisition. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Exeter Shares deposited under the Offer. The Offeror reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in the Circular. See “Purpose of the Offer and Plans for Exeter” in Section 4 of the Circular and “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 18 of the Circular.

Depending upon the number of Exeter Shares purchased pursuant to the Offer, it is possible the Exeter Shares will fail to meet the criteria for continued listing on the TSX, NYSE MKT or Frankfurt Exchange. If this were to happen, the Exeter Shares could be delisted on one or all of these exchanges and this could, in turn, adversely affect the market or result in a lack of an established market for the Exeter Shares.

If the Offeror acquires 100% of the Exeter Shares, and if permitted under applicable securities Law, the Offeror intends to apply to delist the Exeter Shares from the TSX, NYSE MKT and Frankfurt Exchange as soon as practicable after completion of the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction and, subject to applicable securities Law, to cause Exeter to cease to be a reporting issuer under the securities Laws of each province of Canada in which Exeter is a reporting issuer and under the U.S. Exchange Act.

See “Effect of the Offer on the Market for Exeter Shares; Stock Exchange Listing and Public Disclosure” in Section 10 of the Circular.

Manner of Acceptance

Registered Shareholders who wish to accept the Offer must properly complete and execute the accompanying Letetr of Transmittal or a manually signed facsimile thereof and deposit it, together with certificates or DRS Advices representing Exeter Shares and all other required documents, with the Depositary, at its office set out in the Letter of Transmittal in accordance with the instructions in the Letter of Transmittal. Alternatively, Shareholders may accept the Offer to Purchase by: (a) following the procedures for book-entry transfer of Exeter Shares described under “Manner of Acceptance – Acceptance by Book-Entry Transfer” in Section 3 of the Offer to Purchase; or (b) following the procedures for guaranteed delivery described under “Manner of Acceptance – Procedure for Guaranteed Delivery” in Section 3 of the Offer to Purchase using the accompanying Notice of Guaranteed Delivery or a manually signed facsimile thereof.

Shareholders whose Exeter Shares are registered in the name of an investment advisor, stockbroker, dealer, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Exeter Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

Conditions of the Offer

The Offer is conditional upon the specified conditions being satisfied, or where permitted, waived at 5:00 p.m. (Toronto time) on May 26, 2017 or such earlier or later time during which Exeter Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any extension thereafter, including:

1.

Shareholders must validly tender and not withdraw before the expiration of the Offer a number of Exeter Shares that would represent more than 50% of the total number of outstanding Exeter Shares. This condition cannot be waived by the Offeror.

2.

Shareholders must validly tender and not withdraw before the expiration of the Offer a number of Exeter Shares that would represent at least 66 2/3% of the total number of outstanding Exeter Shares on a fully diluted basis. This condition can be waived by the Offeror.

3.	The Support Agreement shall not have been terminated in accordance with its terms.

4.	There not having occurred, prior to the Expiry Date, a Material Adverse Effect with respect to Exeter.

The Offer is subject to certain other conditions in addition to those listed above. A more detailed discussion of the conditions to the consummation of the Offer can be found in “Conditions to the Offer” in Section 4 of the Offer to Purchase.

Take-Up and Pay for Exeter Shares

If all the conditions referred to under “Conditions of the Offer” in Section 4 of the Offer to Purchase have been satisfied or, where such conditions may be waived, are waived at or before the Expiry Time, the Offeror will become obligated to take up the Exeter Shares validly deposited under the Offer, and not properly withdrawn, immediately following the Expiry Time and pay for the Exeter Shares so taken up as soon as possible, but in any event not later than three Business Days after taking up such Exeter Shares.

In accordance with applicable Law, if the Offeror is obligated to take up such Exeter Shares, the Offeror will extend the Offer for the 10-day Mandatory Extension Period and may extend the deposit period after expiration of the 10-day Mandatory Extension Period for one or more Optional Extension Periods. The Offeror will immediately take up and promptly pay for Exeter Shares deposited under the Offer during the Mandatory Extension Period and any Optional Extension Period.

Withdrawal of the Deposited Shares

Any Exeter Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Exeter Shareholder at any time before the Exeter Shares have been taken-up by the Offeror. Additional withdrawal rights may be available under other circumstances as required by applicable Law. See “Right to Withdraw Deposited Shares” in Section 7 of the Offer to Purchase.

Certain Canadian Federal Income Tax Considerations

A Resident Shareholder who holds Exeter Shares as capital property and who exchanges such Exeter Shares pursuant to the Offer will not realize a capital gain (or capital loss) in respect of the exchange unless such Resident Shareholder elects to report such gain (or loss) in its Canadian tax return for the year of disposition.

Similarly, a Non-Resident Shareholder who holds Exeter Shares as capital property and who exchanges such Exeter Shares pursuant to the Offer will not realize a capital gain (or capital loss) in respect of the exchange unless such Non-Resident Shareholder elects to report such gain (or loss) in its Canadian tax return for the year of disposition. In addition, a Non-Resident Shareholder who elects to report a capital gain (or capital loss) in its Canadian tax return for the year of disposition resulting from a disposition of Exeter Shares pursuant to the Offer will not realize a capital gain (or capital loss) unless Exeter Shares constitute “taxable Canadian property” other than “treaty-protected property”.

Depending on the manner and circumstances in which a Subsequent Acquisition Transaction is undertaken, the tax consequences applicable to a Shareholder who is disposing of Exeter Shares pursuant to a Subsequent Acquisition Transaction could differ in a materially adverse way from the tax consequences that would be applicable to such Shareholder if it were to dispose of Exeter Shares under the Offer. In the case of a Non-Resident Shareholder, a portion of the consideration received on the disposition of Exeter Shares pursuant to a Subsequent Acquisition Transaction could be subject to Canadian withholding tax.

The foregoing is only a brief summary of principal Canadian federal income tax consequences and is qualified by the description of principal Canadian federal income tax considerations in “Certain Canadian Federal Income Tax Considerations” in Section 21 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of an exchange of Exeter Shares pursuant to the Offer or a disposition of Exeter Shares pursuant to any Compulsory Acquisition, Compelled Acquisition, Subsequent Acquisition Transaction, or any other disposition in connection with the Offer.

Certain United States Federal Income Tax Considerations

The exchange of Exeter Shares for Goldcorp Shares pursuant to the Offer is intended to qualify as a reorganization. If the Offer qualifies as a reorganization, subject to the possible application of the PFIC rules described herein (see “Certain United States Federal Income Tax Considerations” in Section 22 of the Circular), the Offer should result in the following U.S. federal income tax consequences: (a) no gain or loss would be recognized by a U.S. Holder on the exchange of Exeter Shares for Goldcorp Shares pursuant to the Offer, (b) the aggregate tax basis of a U.S. Holder in the Goldcorp Shares acquired in exchange for Exeter Shares pursuant to the Offer would be equal to such U.S. Holder’s aggregate tax basis in Exeter Shares exchanged, and (c) the holding period of a U.S. Holder in the Goldcorp Shares acquired in exchange for Exeter Shares pursuant to the Offer would include such U.S. Holder’s holding period for the Exeter Shares exchanged. The Offeror has not sought or received a ruling from the United States Internal Revenue Service. Accordingly, the Offeror cannot provide any assurance that reorganization treatment will apply to the exchange. If the Offer is not treated as a reorganization, the Offer would be treated as a taxable transaction for U.S. federal income tax purposes. In addition, if Exeter is or has been classified as a PFIC for U.S. federal income tax purposes at any time during a U.S. Holder’s holding period of Exeter Shares, such U.S. Holder would generally be subject to different and more adverse U.S. federal income tax consequences.

This summary is qualified in its entirety by the section entitled “Certain United States Federal Income Tax Considerations” in Section 22 of the Circular and U.S. Holders are encouraged to read that section and consult with their tax advisers regarding the U.S. federal income tax consequences of the Offer, including the possible application of the PFIC rules to them in their particular circumstances.

Certain Chilean Income Tax Considerations

A capital gain realized on the disposal of Exeter Shares by a Shareholder that is not resident in Chile will be considered Chilean-source income and subject to 35% Chilean income tax if the Shareholder, together with individuals or entities related to that Shareholder, disposes of a number of Exeter Shares that in the aggregate equals or exceeds 10% of the total outstanding number of Exeter Shares during the period of twelve months ending on the Expiry Date. The Offeror will be required to withhold from the Goldcorp Shares delivered to a 10% Holder and pay to the Chilean tax authorities the relevant amount required by Chilean law on the disposition of Exeter Shares by a 10% Holder under the Offer. A Holder that is not resident in Chile will not be liable to Chilean income tax unless the Holder is a 10% Holder.

The foregoing is only a brief summary of principal Chilean federal income tax consequences and is qualified by the description of principal Chilean federal income tax considerations in “Certain Chilean Income Tax Considerations” in Section 23 of the Circular. Shareholders are urged to consult their own tax advisors to determine the particular tax consequences to them of an exchange of Exeter Shares pursuant to the Offer or a disposition of Exeter Shares pursuant to any Compulsory Acquisition, Compelled Acquisition, Subsequent Acquisition Transaction, or any other disposition in connection with the Offer.

Risk Factors

An investment in Goldcorp Shares and the Offer are subject to certain risks. In assessing the Offer, Shareholders should carefully consider the risks described in Section 23 of the Circular, “Risk Factors”.

The Depositary for the Offer is: CST Trust Company	The Information Agent for the Offer is: Kingsdale Advisors	The Dealer Manager for the Offer is: TD Securities Inc.

DEFINITIONS

In the accompanying Summary of the Offer to Purchase and in the Offer and Circular, unless the context otherwise requires or unless defined elsewhere herein, the following terms have the meanings indicated, and grammatical variations thereof have the corresponding meanings:

“10% Holder” has the meaning ascribed thereto on page VII of the Offer to Purchase and Circular;

“Acceptable Confidentiality Agreement” means a confidentiality agreement between Exeter and a third party other than Goldcorp that: (i) is entered into in accordance with the Support Agreement; (ii) contains confidentiality restrictions that are not less favourable to Exeter than those set out in the Confidentiality Agreement, and (iii) contains a standstill provision on terms that are not more favourable to such third party than the terms of certain terms contained in the Confidentiality Agreement are to Goldcorp;

“Acquisition Agreement” has the meaning ascribed thereto under “Support Agreement – Acquisition Proposals” in Section 19 of the Circular;

“Acquisition Proposal” means, at any time, whether or not in writing, any (a) proposal with respect to: (i) any direct or indirect acquisition by any person or group of persons of Exeter Shares (or securities convertible into or exchangeable or exercisable for Exeter Shares) representing 20% or more of the Exeter Shares then outstanding (assuming, if applicable, the conversion, exchange or exercise of such securities convertible into or exchangeable or exercisable for Exeter Shares); (ii) any plan of arrangement, amalgamation, merger, share exchange, consolidation, recapitalization, liquidation, dissolution or other business combination in respect of Exeter or any of its subsidiaries; or (iii) any direct or indirect acquisition by any person or group of persons of any assets of Exeter and/or any interest in one or more of its subsidiaries (including shares or other equity interest of subsidiaries) that are or that hold a Material Property or that individually or in the aggregate constitute or hold 20% or more of the fair market value of the assets of Exeter and its subsidiaries (taken as a whole) based on the financial statements of Exeter most recently filed prior to such time as part of the Public Disclosure Record (or any lease, license, royalty, joint venture, long-term supply agreement or other arrangement having a similar economic effect), whether in a single transaction or a series of related transactions, (b) inquiry, expression or other indication of interest or offer to, or public announcement of or of an intention to do any of the foregoing, (c) modification or proposed modification of any such proposal, inquiry, expression or indication of interest, in each case excluding the Offer and the other transactions contemplated by the Support Agreement; or (d) any transaction or agreement which could reasonably be expected to materially impede or delay the consummation of the Contemplated Transactions;

“affiliate” has the meaning ascribed thereto in the Securities Act;

“Agent’s Message” has the meaning ascribed thereto under “Manner of Acceptance – Acceptance by Book-Entry Transfer’’ in Section 3 of the Offer to Purchase;

“allowable capital loss” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Shareholders Resident in Canada – Taxation of Capital Gains and Losses” in Section 21 of the Circular;

“Annual Information Form” means Goldcorp’s annual information form for the year ended December 31, 2016, dated March 16, 2017, filed on SEDAR and with the SEC on EDGAR on Form 40-F;

“Arrangement” means the plan of arrangement under the provisions of Section 288 of the BCBCA, on the terms and conditions set forth in the Arrangement Agreement;

“Arrangement Agreement” means the arrangement agreement made between Exeter and Goldcorp on March 28, 2017, as amended by the Support Agreement;

“associate” has the meaning ascribed thereto in the Securities Act;

“BCBCA” means the Business Corporations Act (British Columbia), including all regulations made thereunder, as promulgated or as amended from time to time;

“Board Recommendation has the meaning ascribed thereto under “Background to the Offer” in Section 3 of the Circular;

“Book-Entry Confirmation” means confirmation of a book-entry transfer of a Shareholder’s Exeter Shares into the Depositary’s account at CDS or DTC, as applicable;

“Business Day” means any day other than a Saturday, a Sunday or any other day on which commercial banking institutions in Vancouver, British Columbia or in Toronto, Ontario are authorized or required by applicable Law to be closed;

“Canadian Securities Administrators” means the Canadian provincial and territorial securities regulatory authorities;

“CDS” means The Canadian Depositary for Securities;

“CDSX” means the CDS on-line tendering system pursuant to which book-entry transfers may be effected;

“Change of Recommendation” has the meaning ascribed thereto under “Support Agreement – Termination” in Section 19 of the Circular;

“Chilean Income Tax Law” has the meaning ascribed thereto under “Certain Chilean Income Tax Considerations” in Section 23 of the Circular;

“Chilean IRS” has the meaning ascribed thereto under “Certain Chilean Income Tax Considerations” in Section 23 of the Circular;

“Circular” means the take-over bid circular accompanying the Offer to Purchase and forming a part hereof, including the schedules attached hereto;

“close of business” on any given Business Day means the time on such date at which the office of the transfer agent for the Exeter Shares in the City of Toronto, Ontario becomes closed to the public;

“Compelled Acquisition” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Pursuant to the Offer – Compelled Acquisition” in Section 18 of the Circular;

“Compulsory Acquisition” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Pursuant to the Offer – Compulsory Acquisition” in Section 18 of the Circular;

“Conditional Exeter Option Exercise” has the meaning ascribed thereto under “Arrangements, Agreements or Understandings” in Section 14 of the Circular.

“Confidentiality Agreement” means the confidentiality agreement dated March 16, 2017 between Exeter and Goldcorp;

“Contemplated Transactions” means the Offer and the take-up of the Exeter Shares by Goldcorp pursuant to the Offer, any Compulsory Acquisition, or any Subsequent Acquisition Transaction, and any other actions with respect to any other transactions contemplated by the Support Agreement;

“Contract” means any contract, agreement, license, franchise, lease, arrangement, commitment, understanding, joint venture, partnership, note, instrument, or other right or obligation (whether written or oral) to which Exeter, or any of its subsidiaries, is a party or by which Exeter, or any of its subsidiaries, is bound or affected or to which any of their respective properties or assets is subject;

“Convertible Securities” has the meaning ascribed thereto under “Notice to Holders of Convertible Securities”;

“Court” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Pursuant to the Offer – Compulsory Acquisition” in Section 18 of the Circular;

“CRA” means the Canada Revenue Agency;

“De Minimis Exception” has the meaning ascribed thereto under “Acquisition of Exeter Shares Not Deposited Pursuant to the Offer – Securities Law Requirements for Business Combinations” in Section 18 of the Circular;

“Dealer Manager” means TD Securities Inc. in Canada;

“Depositary” means CST Trust Company at its office specified on the back page of the Offer to Purchase and Circular and in the Letter of Transmittal and Notice of Guaranteed Delivery;

“Deposited Shares” has the meaning ascribed thereto under “Manner of Acceptance – Dividends and Distributions” in Section 3 of the Offer to Purchase;

“Directors’ Circular” means the directors’ circular of the Exeter Board dated April 20, 2017;

“Dissenting Offeree” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Pursuant to the Offer – Compulsory Acquisition” in Section 18 of the Circular;

“Distributions” has the meaning ascribed thereto under “Manner of Acceptance – Dividends and Distributions” in Section 3 of the Offer to Purchase;

“DRS” means the Direct Registration System;

“DRS Advice” means, with respect to the applicable securities, written evidence of book-entry issuance or holding of such securities issued to the holder of such securities by the transfer agent of such securities;

“DTC” means The Depository Trust Company;

“EDGAR” has the meaning ascribed thereto on page iv of the Offer to Purchase and Circular;

“Effective Time” means the time of the appointment or election to the Exeter Board of persons designated by the Offeror who represent a majority of the directors of Exeter;

“Exeter” means Exeter Resource Corporation, a corporation incorporated under the laws of the Province of British Columbia;

“Exeter Board” has the meaning ascribed thereto on the face page of the Offer to Purchase and Circular;

“Exeter Budget” means Exeter’s budget for the first and second calendar quarters of 2017 as disclosed to Goldcorp;

“Exeter Shares” has the meaning ascribed thereto on the face page of the Offer to Purchase and Circular and “Exeter Share” means any one of them;

“Eligible Institution” means a Canadian Schedule I chartered bank, a major trust company in Canada, a member of the Securities Transfer Agents Medallion Program (STAMP), a member of the Stock Exchanges Medallion Program (SEMP) or a member of the New York Stock Exchange, Inc. Medallion Signature Program (MSP). Members of these programs are usually members of a recognized stock exchange in Canada or the United States, members of the Investment Dealers Association of Canada, members of the National Association of Securities Dealers, Inc. or banks and trust companies in the United States;

“Expiry Date” means May 26, 2017 or such earlier or later date or dates as may be fixed by the Offeror from time to time as provided under “Extension, Variation or Change in the Offer” in Section 5 of the Offer to Purchase, unless the Offer is withdrawn by the Offeror;

“Expiry Time” means 5:00 p.m. (Toronto time) on the Expiry Date, or such earlier or later time or times as may be fixed by the Offeror from time to time as provided under “Extension, Variation or Change in the Offer” in Section 5 of the Offer to Purchase, unless the Offer is withdrawn by the Offeror;

“Financial Statements” means the audited consolidated financial statements of Exeter as at, and for the years ended, December 31, 2016 and December 31, 2015 including the notes thereto;

“Frankfurt Exchange” has the meaning ascribed thereto on page iii of the Offer to Purchase and Circular;

“fully diluted basis” means, with respect to the number of outstanding Exeter Shares at any time, the number of Exeter Shares that would be outstanding if all rights to acquire Exeter Shares were exercised, other than those which are not, and cannot in accordance with their terms, become exercisable within 120 days following the Expiry Date, but including, for the purposes of this calculation, all Exeter Shares issuable upon the exercise of Options, whether vested or unvested.

“Goldcorp” or the “Offeror” has the meaning ascribed thereto on the face page of the Offer to Purchase and Circular;

“Goldcorp Board” means the board of directors of Goldcorp;

“Goldcorp Share” means a common share, without par value, in the capital of Goldcorp;

“Governmental Authority” means any foreign or domestic multinational, federal, provincial, territorial, state, regional, municipal, local or other government or governmental body and any division, agent, official, agency, bureau, commission, board or authority of any government, governmental body, governmental or public department, central bank, foreign investment authority, quasi-governmental or private body (including the TSX, NYSE, NYSE MKT, Frankfurt Exchange or any other stock exchange) exercising any statutory, regulatory, expropriation, environmental or taxing authority under the authority of any of the foregoing and any domestic, foreign or international judicial, quasi-judicial or administrative court, tribunal, commission, board, panel or arbitrator acting under the authority of any of the foregoing;

“Holder” has the meaning ascribed thereto under “Certain Chilean Income Tax Considerations” in Section 23 of the Circular;

“IFRS” means International Financial Reporting Standards as issued by the International Accounting Standards Board (or any successor institute) in effect from time to time;

“Independent Committee Exception” has the meaning ascribed thereto under “Acquisition of Exeter Shares Not Deposited Pursuant to the Offer – Securities Law Requirements for Business Combinations” in Section 18 of the Circular;

“Information Agent” means Kingsdale Advisors;

“insider” has the meaning ascribed thereto in the Securities Act;

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, contractual or other legal form, in which Exeter directly or indirectly holds voting shares, equity interests or other rights of participation but which is not a subsidiary of Exeter, and any subsidiary of any such entity;

“JV Transaction” has the meaning ascribed thereto under “The Offeror – Recent Developments” in Section 1 of the Circular;

“Laws” means all laws, statutes, codes, ordinances (including zoning), decrees, rules, regulations, by-laws, notices, judicial, arbitral, administrative, ministerial, departmental or regulatory judgments, injunctions, orders, decisions, settlements, writs, assessments, arbitration awards, rulings, determinations or awards, decrees or other requirements of any Governmental Authority having the force of law and any legal requirements arising under the common law or principles of law or equity and the term “applicable” with respect to such Laws and, in the context that refers to any person, means such Laws as are applicable at the relevant time or times to such person or its business, undertaking, property or securities and emanate from a Governmental Authority having jurisdiction over such person or its business, undertaking, property or securities;

“Letter of Transmittal” means the letter of transmittal (printed on yellow paper) in the form accompanying the Offer to Purchase and Circular, or a manually signed facsimile thereof;

“Lien” means any pledge, claim, lien, charge, option, hypothec, mortgage, security interest, restriction, adverse right, prior assignment, lease, sublease, royalty, levy, right to possession or any other encumbrance, easement, right of way, title limit, license, right of first refusal, covenant, voting trust or agreement, transfer restriction under any shareholder or similar agreement, right or restriction of any kind or nature whatsoever, whether contingent or absolute, direct or indirect, or any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

“Litigation” has the meaning ascribed thereto under “Support Agreement – Covenants of Exeter – Covenants related to Conduct of Business” in Section 19 of the Circular;

“Lock-Up Agreements” has the meaning ascribed thereto under “Lock-Up Agreements” in Section 20 of the Circular;

“Locked-Up Shareholders” has the meaning ascribed thereto under “Lock-Up Agreements” in Section 20 of the Circular;

“Mandatory Extension Period” has the meaning ascribed thereto under “Time for Acceptance” in Section 2 of the Offer to Purchase;

“Material Adverse Effect” means any result, fact, change, effect, event, circumstance, occurrence or development that, taken together with all other results, facts, changes, effects, events, circumstances, occurrences or developments, has had or would reasonably be expected to have a material and adverse effect on the business, results of operations, capitalization, assets, liabilities (including any contingent liabilities), obligations (whether absolute, accrued, conditional or otherwise) or financial condition of Exeter and its subsidiaries, taken as a whole or on the Material Property, provided, however, that any result, fact, change, effect, event, circumstance, occurrence or development that arises out of, relates directly or indirectly to, results directly or indirectly from or is attributable to any of the following shall not be deemed to constitute, and shall not be taken into account in determining whether there has been, a Material Adverse Effect:

(a)	changes, developments or conditions in or relating to general political, credit, economic or financial or capital market conditions including with respect to interest or currency exchange rates;

(b)	any change or proposed change in any Laws or the interpretation, application or non-application of any Laws by any Governmental Authority;

(c)	changes or developments affecting the global mining industry in general;

(d)	any changes in the price of copper or gold, or both;

(e)	any generally applicable changes in IFRS;

(f)	any action taken by Exeter or its subsidiaries at Goldcorp’s request, or any other action taken by any party as required by the Support Agreement; or

(g)	a change in the market price of the Exeter Shares as a result of the announcement of the execution of the Support Agreement or of the transactions contemplated thereby;

provided, however, that each of clauses (a) through (c) above shall not apply to the extent that any of the changes, developments, conditions or occurrences referred to therein relate primarily to (or have the effect of relating primarily to) Exeter and its subsidiaries taken as a whole or disproportionately adversely affect Exeter and its subsidiaries taken as a whole in comparison to other persons who operate in the copper and gold mining industry and provided further, however, that references in certain sections of the Support Agreement to dollar amounts are not intended to be, and shall not be deemed to be, illustrative or interpretive for purposes of determining whether a Material Adverse Effect has occurred;

“Material Contracts” means any Contract to which Exeter or any of its subsidiaries is party or by which it or any of its assets, rights or properties are bound, that, if terminated or modified, would have a Material Adverse Effect, including, without limitation, certain contracts as more particularly described in the Support Agreement;

“Material Property” means the Caspiche project, as described in the technical report titled “Amended NI 43-101 Technical Report on the Caspiche Project, Atacana Region, Chile” with an effective date of April 30, 2014;

“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions, as amended or replaced from time to time;

“NI 43-101” means National Instrument 43-101 – Standards of Disclosure for Mineral Projects, as amended or replaced from time to time;

“NI 62-104” means National Instrument 62-104 – Take-Over Bids and Issuer Bids, as amended or replaced from time to time;

“Non-Resident Shareholders” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Shareholders Not Resident in Canada” in Section 21 of the Circular;

“Notice of Guaranteed Delivery” means the notice of guaranteed delivery (printed on pink paper) in the form accompanying the Offer to Purchase and Circular, or a manually signed facsimile thereof;

“NYSE” has the meaning ascribed thereto on page iii of the Offer to Purchase and Circular;

“NYSE MKT” has the meaning ascribed thereto on page iii of the Offer to Purchase and Circular;

“OBCA” means the Business Corporations Act (Ontario), as amended from time to time;

“Offer” means the offer to purchase all of the outstanding Exeter Shares made hereby, which includes common shares of Exeter that may become issued and outstanding after the date of the Offer but before the Expiry Time upon exercise, conversion or exchange of Convertible Securities;

“Offer Consideration” has the meaning ascribed thereto on the face page of the Offer to Purchase and Circular;

“Offer to Purchase and Circular” means the Offer to Purchase and the Circular, including, without limitation, Frequently Asked Questions, the Summary of the Offer and Definitions;

“Offer Period” means the period commencing on the date of the Offer and ending at the Expiry Time;

“Offer to Purchase” means the offer to purchase accompanying and forming part of the Offer;

“Offeror’s Notice” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Pursuant to the Offer – Compulsory Acquisition” in Section 18 of the Circular;

“Optional Extension Period” has the meaning ascribed thereto under “Take Up of and Payment for Deposited Shares” in Section 6 of the Offer to Purchase;

“Options” means outstanding options to acquire Exeter Shares;

“Outside Date” means June 30, 2017 or such later date as may be agreed to in writing by Exeter and Goldcorp;

“Permits” means any lease, license, permit, certificate, consent, order, grant, approval, classification, registration or other authorization of or from any Governmental Authority;

“PFIC” has the meaning ascribed thereto under “How Will U.S. Taxpayers Be Taxed For U.S. Federal Income Tax Purposes?” in the Offer to Purchase;

“Purchased Shares” has the meaning ascribed thereto under “Manner of Acceptance – Power of Attorney” in Section 3 of the Offer to Purchase;

“Proceeding” means any court, administrative, regulatory or similar proceeding (whether civil, quasi-criminal or criminal), arbitration , or other dispute settlement procedure, investigation or inquiry before or by any Governmental Authority, or any claim, action, suit, demand, arbitration, charge, indictment, hearing, demand letter or other similar civil, quasi-criminal or criminal, administrative or investigative matter or proceeding;

“Public Disclosure Record” means all documents filed by or on behalf of Exeter on SEDAR since January 1, 2015 and prior to the date hereof that are publicly available on the date of the Support Agreement;

“RDSPs” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations Considerations – Shareholders Resident in Canada – Potential Delisting” in Section 21 of the Circular;

“Registration Statement” has the meaning ascribed thereto under “Additional Notice to United States Shareholders and Other Shareholders Outside Canada”;

“Regulatory Approvals” means sanctions, rulings, consents, orders, exemptions, permits, waivers, early termination authorizations, clearances, written confirmations of no intention to initiate legal proceedings and other approvals (including the lapse, without objection, of a prescribed time under a statute or regulation that states that a transaction may be implemented if a prescribed time lapses following the giving of notice without an objection being made) of Governmental Authorities;

“Representatives” means, collectively, with respect to Goldcorp or Exeter, either Goldcorp’s or Exeter’s respective officers, directors, employees, consultants, advisors, agents or other representatives (including lawyers, accountants, investment bankers and financial advisors);

“Resident Shareholders” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Shareholders Resident in Canada” in Section 21 of the Circular;

“RESPs” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations Considerations – Shareholders Resident in Canada – Potential Delisting” in Section 21 of the Circular;

“Returns” means all returns, reports, declarations, elections, notices, filings, forms, statements and other documents (whether in tangible, electronic or other form) and including any amendments, schedules, attachments, supplements, appendices and exhibits thereto, made, prepared, filed or required to be made, prepared or filed by Law in respect of taxes;

“RRIFs” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations Considerations – Shareholders Resident in Canada – Potential Delisting” in Section 21 of the Circular;

“RRSPs” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations Considerations – Shareholders Resident in Canada – Potential Delisting” in Section 21 of the Circular;

“SEC” means the United States Securities and Exchange Commission;

“SEC Industry Guide 7” has the meaning ascribed thereto under “Additional Notice to United States Shareholders and Other Shareholders Outside Canada”;

“Securities Act” means the Securities Act (Ontario) and the rules, regulations and published policies made thereunder;

“Securities Laws” means the Securities Act and all other applicable Canadian provincial and territorial securities Laws and the U.S. Exchange Act, the U.S. Securities Act and any other applicable United States state securities Laws;

“Securities Regulatory Authorities” means all applicable securities regulatory authorities, including the applicable securities commission or similar regulatory authorities in each of the provinces and territories of Canada, the SEC and in each of the states of the United States;

“SEDAR” has the meaning ascribed thereto on page iv of the Offer to Purchase and Circular;

“Shareholders” has the meaning ascribed thereto on the face page of the Offer to Purchase and Circular, and “Shareholder” means any one of them;

“Soliciting Dealer” has the meaning ascribed thereto under “Dealer Manager and Soliciting Dealer Group” in Section 24 of the Circular;

“Soliciting Dealer Group” has the meaning ascribed thereto under “Dealer Manager and Soliciting Dealer Group” in Section 24 of the Circular;

“Special Committee” means the special committee of independent directors established by the Exeter Board in connection with the transactions contemplated herein;

“Statutory Minimum Condition” has the meaning ascribed thereto under “Conditions of the Offer” in Section 4 of the Offer to Purchase;

“Stock Option Plan” means the incentive stock option plan of Exeter most recently approved by Shareholders on June 7, 2016;

“Subsequent Acquisition Transaction” has the meaning ascribed thereto under “Acquisition of Shares Not Deposited Pursuant to the Offer – Subsequent Acquisition Transaction” in Section 18 of the Circular;

“subsidiary” means, with respect to a specified entity, any:

(a)

corporation of which issued and outstanding voting securities of such corporation to which are attached more than 50% of the votes that may be cast to elect directors of the corporation (whether or not shares of any other class or classes will or might be entitled to vote upon the happening of any event or contingency) are owned by such specified entity and the votes attached to those voting securities are sufficient, if exercised, to elect a majority of the directors of such corporation;

(b)

partnership, unlimited liability company, joint venture or other similar entity in which such specified entity has more than 50% of the equity interests and the power to direct the policies, management and affairs thereof; and

(c)	a subsidiary (as defined in clauses (a) and (b) above) of any subsidiary (as so defined) of such specified entity;

“Superior Proposal” means a bona fide Acquisition Proposal (provided, however, that for the purposes of this definition, all references to “20%” in the definition of “Acquisition Proposal” shall be changed to “100%”) made in writing on or after the date of the Support Agreement by a third party or parties acting jointly (other than Goldcorp and its affiliates) that did not result from a breach of certain sections of the Support Agreement and which or in respect of which:

(a)

the Exeter Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal would, taking into account all of the terms and conditions of such Acquisition Proposal, if consummated in accordance with its terms (but not assuming away any risk of non-completion), result in a transaction which is superior to the Shareholders from a financial point of view than the Offer (taking into account any amendments to the Support Agreement and the Offer proposed by Goldcorp;

(b)	is made available to all of the Shareholders on the same terms and conditions;

(c)	is not subject to any financing condition and in respect of which adequate arrangements have been made to ensure that the required funds will be available to effect payment in full;

(d)	is not subject to any due diligence condition; and

(e)

the Exeter Board has determined in good faith, after consultation with its financial advisors and outside legal counsel, is reasonably capable of being completed in accordance with its terms, without undue delay, taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the person making such Acquisition Proposal;

“Superior Proposal Notice Period” has the meaning ascribed thereto under “Support Agreement – Acquisition Proposals – Right to Match” in Section 19 of the Circular;

“Support Agreement” means the amended and restated support agreement made as of April 19, 2017, amending and restating the Arrangement Agreement between Exeter and Goldcorp;

“Surviving Corporation” means any corporation or other entity continuing following the amalgamation, merger, consolidation or winding up of Exeter with or into one or more other entities (pursuant to a statutory procedure or otherwise);

“take up” in reference to Exeter Shares means to accept such Exeter Shares for payment by giving written notice of such acceptance to the Depositary and “taking up” and “taken up” have corresponding meanings;

“Tax Act” means the Income Tax Act (Canada), including all regulations made thereunder, as amended;

“Tax Proposals” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations” in Section 21 of the Circular;

“taxable capital gains” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations – Shareholders Resident in Canada – Taxation of Capital Gains and Losses” in Section 21 of the Circular;

“Tender Offer Statement” has the meaning ascribed thereto under “Additional Notice to United States Shareholders and Other Shareholders Outside Canada”;

“Termination Fee” means C$8,650,000;

“Termination Fee Event” has the meaning ascribed thereto under “Support Agreement – Termination – Termination Fee” in Section 19 of the Circular;

“TFSAs” has the meaning ascribed thereto under “Certain Canadian Federal Income Tax Considerations” in Section 21 of the Circular;

“TSX” has the meaning ascribed thereto on page iii of the Offer to Purchase and Circular;

“United States” or “U.S.” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia;

“U.S. Exchange Act” has the meaning ascribed thereto under “Additional Notice to United States Shareholders and Other Shareholders Outside Canada”;

“U.S. Securities Act” has the meaning ascribed thereto under “Additional Notice to United States Shareholders and Other Shareholders Outside Canada”; and

“U.S. Shareholders” has the meaning ascribed thereto under “Additional Notice to United States Shareholders and Other Shareholders Outside Canada”.

OFFER TO PURCHASE

The accompanying Circular, which is incorporated into and forms part of the Offer to Purchase, contains important information that should be read carefully before making a decision with respect to the Offer. Capitalized terms used in the Offer to Purchase, where not otherwise defined herein, shall have the meanings given to them in the Section entitled “Definitions”.

April 20, 2017

TO: THE HOLDERS OF COMMON SHARES OF EXETER

1.	The Offer

The Offeror hereby offers to purchase, on and subject to the following terms and conditions, all of the outstanding Exeter Shares, other than any Exeter Shares held directly or indirectly by the Offeror and its affiliates, and including, for greater certainty, any Exeter Shares that may become issued and outstanding upon the exercise, exchange or conversion of Convertible Securities after the date hereof but prior to the Expiry Time, for consideration of 0.12 of a Goldcorp Share for each Exeter Share.

No fractional Goldcorp Shares will be issued pursuant to the Offer. Where the aggregate number of Goldcorp Shares to be issued to a Shareholder would result in a fraction of a Goldcorp Share being issuable, the number of Goldcorp Shares to be received by such Shareholder will be rounded down to the nearest whole number and no former Shareholder will be entitled to any compensation in respect of a fractional Goldcorp Share.

The Offer Consideration represents a premium of approximately 67% based on the closing prices of the Exeter Shares and the Goldcorp Shares on the TSX on March 27, 2017, the last trading day prior to the announcement of the Arrangement. The Offer Consideration represents a premium of approximately 60% over the average trading prices of the Exeter Shares and the Goldcorp Shares on the TSX for the 20 trading days immediately preceding the date the Offeror announced the Arrangement.

The Offer is made only for Exeter Shares and is not made for any Convertible Securities. Any holder of Convertible Securities who wishes to accept the Offer should, subject to and to the extent permitted by the terms of such securities and applicable Law, exercise, exchange or convert such Convertible Securities in order to acquire Exeter Shares and then deposit those Exeter Shares on a timely basis in accordance with the terms of the Offer. Any such exercise, exchange or conversion must be completed sufficiently in advance of the Expiry Time to ensure that the holder of such Convertible Securities will have received a share certificate or DRS Advice representing the Exeter Shares issuable upon such exercise, exchange or conversion in time for deposit prior to the Expiry Time, or in sufficient time to comply with the procedures referred to under “Manner of Acceptance —Procedure for Guaranteed Delivery” in Section 3 of the Offer to Purchase.

The obligation of the Offeror to take up and pay for Exeter Shares pursuant to the Offer is subject to certain conditions. See “Conditions of the Offer” in Section 4 of the Offer to Purchase.

Shareholders who do not deposit their Exeter Shares under the Offer will not be entitled to any right of dissent or appraisal in connection with the Offer. However, Shareholders who do not deposit their Exeter Shares under the Offer may have certain rights of dissent in the event the Offeror elects to acquire such Exeter Shares by way of a Compulsory Acquisition or Subsequent Acquisition Transaction, including the right to seek judicial determination of the fair value of their Exeter Shares. See “Acquisition of Exeter Shares Not Deposited Pursuant to the Offer” in Section 18 of the Circular.

Shareholders should contact the Depositary, the Information Agent, the Dealer Manager, a Soliciting Dealer or a broker or dealer for assistance in accepting the Offer and in depositing Exeter Shares with the Depositary.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Exeter Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer to accept the Offer. However, an investment advisor, stock broker, bank, trust company or other nominee that is not a Soliciting Dealer and through whom a Shareholder owns Exeter Shares may charge a fee to tender any such Exeter Shares on behalf of the Shareholder. Shareholders should consult such nominee to determine whether any charges will apply.

Shareholders whose Exeter Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should immediately contact such nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Exeter Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

2.	Time for Acceptance

The Offer is open for acceptance during the period commencing on the date hereof and ending at 5:00 p.m. (Toronto time) on May 26, 2017 or such later time or times and date or dates as may be fixed by the Offeror from time to time, in accordance with “Extension, Variation or Change of the Offer” in Section 5 of the Offer to Purchase, unless the Offer is withdrawn by the Offeror.

Any decision to extend the Offer, including for how long, will be made prior to the Expiry Time. The Expiry Time may be subject to multiple extensions.

If the Statutory Minimum Condition is satisfied and the other conditions to the Offer are satisfied or waived at the expiry of the initial deposit period such that the Offeror takes up Exeter Shares deposited under the Offer, the Offer will be extended and will be open for acceptance for an additional period of not less than 10 days (the “Mandatory Extension Period”). The Offeror may also extend the Offer for one or more Optional Extension Periods following the Mandatory Extension Period.

3.	Manner of Acceptance

Letter of Transmittal

Registered Shareholders may accept the Offer by delivering to the Depositary at the office of the Depositary listed in the accompanying Letter of Transmittal (printed on yellow paper) thereof so as to be received before the Expiry Time:

(a)	the certificate(s) or DRS Advice(s) representing the Exeter Shares in respect of which the Offer is being accepted;

(b)

a Letter of Transmittal in the form accompanying the Offer to Purchase and Circular or a manually signed facsimile thereof properly completed and duly executed as required by the instructions set out in the Letter of Transmittal (including signature guarantee, if required); and

(c)	all other documents required by the instructions set out in the Letter of Transmittal.

The Offer will be deemed to be accepted only if the Depositary has actually received these documents at its office specified in the Letter of Transmittal at or prior to the Expiry Time. Alternatively, Exeter Shares may be deposited under the Offer in compliance with the procedures for book-entry transfers set out below under the heading “Acceptance by Book-Entry Transfer” or for guaranteed delivery set out below under the heading “Procedure for Guaranteed Delivery”.

Except as otherwise provided in the instructions set out in the Letter of Transmittal, the signature on the Letter of Transmittal must be guaranteed by an Eligible Institution. If a Letter of Transmittal is executed by a person other than the registered Shareholder represented by the certificates(s) deposited therewith, or if the Offer Consideration issued pursuant to the Offer is to be issued to a person other than the registered Shareholder, the certificate(s) must be endorsed, or be accompanied by an appropriate share transfer power of attorney, in either case, duly and properly completed by the registered Shareholder, with the signature on the endorsement panel or share transfer power of attorney guaranteed by an Eligible Institution.

Participants in CDS or DTC should contact the Depositary with respect to the deposit of their Exeter Shares under the Offer. The Offeror understands that CDS and DTC will be issuing instructions to their participants as to the method of depositing such Exeter Shares under the terms of the Offer. See “Acceptance by Book-Entry Transfer” below.

Acceptance by Book-Entry Transfer

Shareholders holding their shares through a nominee such as a bank, brokerage or other such financial institution may accept the Offer by following the procedures for a book-entry transfer established by CDS, provided that a Book-Entry Confirmation through CDSX is received by the Depositary at its office specified in the Letter of Transmittal at or prior to the Expiry Time. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-entry transfer of a Shareholder’s Exeter Shares into the Depositary’s account in accordance with CDS procedures for such transfer. Delivery of Exeter Shares to the Depositary by means of a book-entry transfer will constitute a valid deposit of such Exeter Shares under the Offer.

Shareholders, through their respective CDS participants, who utilize CDSX to accept the Offer through a book-entry transfer of their holdings into the Depositary’s account with CDS shall be deemed to have completed and submitted a Letter of Transmittal and to be bound by the terms thereof and therefore such instructions received by the Depositary are considered a valid deposit under and in accordance with the terms of the Offer. As noted below, the Letter of Transmittal contains certain representations and warranties, including, among other things, that the holder is not a 10% Holder.

Shareholders may also accept the Offer by following the procedures for book-entry transfer established by DTC, as described below. The Depositary has established an account at DTC for the purpose of the Offer. Any financial institution that is a participant in DTC may cause DTC to make a book-entry transfer of a Shareholder’s Exeter Shares into the Depositary’s account in accordance with DTC’s procedures for such transfer. However, although delivery of Exeter Shares may be effected through book-entry transfer at DTC, an Agent’s Message in respect thereof, must, in any case, be received by the Depositary, at its office specified in the Letter of Transmittal at or prior to the Expiry Time. Delivery of documents to DTC in accordance with its procedures does not constitute delivery to the Depositary. Shareholders participating in the Offer through the procedure for book-entry transfers established by DTC must make sure such documents or Agent’s Message are received by the Depositary at or prior to the Expiry Time.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the participant in DTC depositing the Exeter Shares which are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal as if executed by such participant and that the Offeror may enforce such agreement against such participant.

Procedure for Guaranteed Delivery

If a Shareholder wishes to deposit Exeter Shares pursuant to the Offer and (i) the certificate(s) or DRS Advice(s) representing the Exeter Shares is (are) not immediately available, (ii) the Shareholder cannot complete the procedure for book-entry transfer of such Exeter Shares on a timely basis, or (iii) the certificate(s) and all other required documents cannot be delivered to the Depositary at or prior to the Expiry Time, such Exeter Shares may nevertheless be deposited validly under the Offer, provided that all of the following conditions are met:

(a)	such deposit is made by or through an Eligible Institution;

(b)

a properly completed and duly executed Notice of Guaranteed Delivery (printed on pink paper) in the form accompanying the Offer to Purchase and Circular (or a manually signed facsimile thereof), including a guarantee to deliver by an Eligible Institution in the form set out in the Notice of Guaranteed Delivery, is received by the Depositary before the Expiry Time at its office listed on the Notice of Guaranteed Delivery; and

(c)

the certificate(s) or DRS Advice representing all Deposited Shares, in proper form for transfer, together with the Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed with the signature(s) guaranteed if so required in accordance with the instructions set out in the Letter of Transmittal, and all other documents required by the terms of the Offer are received by the Depositary at its address as specified in this Notice of Guaranteed Delivery at or prior to 5:00 p.m. (Toronto time) on the third trading day on the TSX after the Expiry Time.

The Notice of Guaranteed Delivery must be delivered by hand, couriered or transmitted by facsimile or mailed to the Depositary at its office listed on the Notice of Guaranteed Delivery and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery. Delivery of the Notice of Guaranteed Delivery and the Letter of Transmittal and accompanying certificate(s) representing Exeter Shares and all other required documents to an address or transmission by facsimile to a facsimile number other than those specified in the Notice of Guaranteed Delivery does not constitute delivery for purposes of satisfying a guaranteed delivery.

Lost Certificates

If a share certificate has been lost or destroyed, the Letter of Transmittal should be completed to the extent possible and forwarded, together with a letter describing the loss and a contact telephone number, to the Depositary at its office specified in the Letter of Transmittal. The Depositary will forward a copy to the transfer agent for the Exeter Shares and such transfer agent will advise the Shareholder of the steps that the Shareholder must take to obtain a replacement certificate for its Exeter Shares. The foregoing action must be taken sufficiently in advance of the Expiry Time in order to obtain a replacement certificate in sufficient time to permit the Exeter Shares represented by the replacement certificate to be deposited under the Offer at or prior to the Expiry Time.

General

The Offer will be deemed to be accepted by a Shareholder only if the Depositary has actually received the requisite documents at its office specified in the Letter of Transmittal at or prior to the Expiry Time. In all cases, payment for Exeter Shares deposited and taken up by the Offeror will be made only after timely receipt by the Depositary of (a) certificates representing the Exeter Shares (or, in the case of a book-entry transfer to the Depositary, a Book-Entry Confirmation for the Exeter Shares), (b) a Letter of Transmittal (or a manually executed facsimile thereof), properly completed and duly executed, covering such Exeter Shares with the signatures guaranteed, if required, in accordance with the instructions set out in the Letter of Transmittal (or (i) in the case of a book-entry transfer to the Depositary through CDS, a Book-Entry Confirmation for the Exeter Shares, and (ii) in the case of a book-entry transfer to the Depositary through DTC, a Book-Entry Confirmation for the Exeter Shares and an Agent’s Message in lieu of a Letter of Transmittal), and (c) all other required documents.

The method of delivery of certificate(s) or DRS Advice(s) representing Exeter Shares, the Letter of Transmittal, the Notice of Guaranteed Delivery and all other required documents is at the option and risk of the person depositing such documents. The Offeror recommends that all such documents be delivered by hand to the Depositary and a receipt obtained or, if mailed, that registered mail, with acknowledgement of receipt requested, be used and that proper insurance be obtained. It is suggested that any such mailing be made well in advance of the Expiry Time to permit delivery to the Depositary at or prior to the Expiry Time. Delivery will only be effective upon physical receipt by the Depositary.

Persons whose Exeter Shares are registered in the name of an investment advisor, stockbroker, dealer, bank, trust company or other nominee should immediately contact that nominee for assistance if they wish to accept the Offer in order to take the necessary steps to be able to deposit such Exeter Shares under the Offer. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to tender.

All questions as to the validity, form, eligibility (including, without limitation, timely receipt) and acceptance of any Exeter Shares deposited pursuant to the Offer will be determined by the Offeror in its sole discretion. Depositing Shareholders agree that such determination shall be final and binding. The Offeror reserves the absolute right to reject any and all deposits which it determines not to be in proper form or which may be unlawful to accept under the Laws of any applicable jurisdiction. The Offeror reserves the absolute right to waive any defects or irregularities in any deposit of any Exeter Shares. There shall be no duty or obligation on the Offeror, the Depositary, or any other person to give notice of any defects or irregularities in any deposit and no liability shall be incurred by any of them for failure to give any such notice. The Offeror’s interpretation of the terms and conditions of the Offer, the Offer to Purchase, the Circular, the Letter of Transmittal, the Notice of Guaranteed Delivery and any other related documents will be final and binding.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set out in this Section 3.

Under no circumstance will interest accrue or any amount be paid by the Offeror or the Depositary to persons depositing Exeter Shares by reason of any delay in making payments for Exeter Shares to any person on account of Exeter Shares accepted for payment under the Offer.

Shareholders should contact the Depositary, the Information Agent, the Dealer Manager, a Soliciting Dealer or a broker or dealer for assistance in accepting the Offer and depositing Exeter Shares with the Depositary.

Dividends and Distributions

Subject to the terms and conditions of the Offer and subject, in particular, to Exeter Shares being validly withdrawn by or on behalf of a depositing Shareholder, and except as provided below, by accepting the Offer pursuant to the procedures set out herein, a Shareholder irrevocably deposits, sells, assigns and transfers to the Offeror all right, title and interest in and to the Exeter Shares covered by the Letter of Transmittal or book-entry transfer (collectively, the “Deposited Shares”) and in and to all rights and benefits arising from such Deposited Shares including, without limitation, any and all dividends, distributions, payments, securities, property or other interests that may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Deposited Shares or any of them on and after the date of the Offer, including, without limitation, any dividends, distributions or payments on such dividends, distributions, payments, securities, property or other interests (collectively, “Distributions”).

Power of Attorney

The execution of a Letter of Transmittal or the making of a book-entry transfer in accordance with “Acceptance by Book-Entry Transfer” above irrevocably constitutes and appoints each director and officer of the Offeror and any other person designated by the Offeror in writing as the true and lawful agent, attorney and attorney-in-fact and proxy of the holder of the Deposited Shares deposited pursuant to the Offer and purchased by the Offeror (the “Purchased Shares”), and with respect to any and all Distributions thereon which may be declared, paid, accrued, issued, distributed, made or transferred on or in respect of the Purchased Shares or any of them after the date of the Offer except as otherwise indicated in “Changes in Capitalization; Adjustments; Liens” in Section 9 of the Offer to Purchase. Such power of attorney shall be effective on and after the date that the Offeror takes up and pays for the Purchased Shares, with full power of substitution and resubstitution (such powers of attorney, being coupled with an interest, being irrevocable), to in the name of and on behalf of such Shareholder:

(a)

to register or record the transfer and/or cancellation of such Purchased Shares and Distributions, to the extent consisting of securities, on the appropriate securities registers maintained by or on behalf of Exeter;

(b)

for so long as any such Purchased Shares and Distributions are registered or recorded in the name of such Shareholder, to exercise any and all rights of such Shareholder including, without limitation, the right to vote, to execute and deliver (provided the same is not contrary to applicable Law), as and when requested by the Offeror, any and all instruments of proxy, authorizations, resolutions or consents in form and on terms satisfactory to the Offeror in respect of any or all Purchased Shares and Distributions, to revoke any such instruments, authorizations, resolutions or consents given prior to or after the date that the Offeror takes up and pays for the Purchased Shares, and to designate in any such instruments, authorizations, resolutions or consents any person or persons as the proxyholder of such Shareholder in respect of such Purchased Shares and Distributions for all purposes including, without limitation, in connection with any meeting or meetings (whether annual, special or otherwise, or any adjournments thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Exeter;

(c)

to execute, endorse and negotiate, for and in the name of and on behalf of such Shareholder, any and all cheques or other instruments representing any Distributions payable to or to the order of, or endorsed in favour of, such Shareholder;

(d)	to exercise any other rights of a Shareholder with respect to such Purchased Shares and Distributions, all as set out in the Letter of Transmittal; and

(e)

to execute all such further and other documents, transfers or other assurances as may be necessary or desirable in the sole judgment of the Offeror to effectively convey such Purchased Shares and Distributions to the Offeror.

A Shareholder who executes a Letter of Transmittal (including by book-entry transfer) also agrees, effective on and after the date the Offeror takes up and pays for Purchased Shares, not to vote any of the Purchased Shares or Distributions at any meeting (whether annual, special or otherwise or any adjournments or postponements thereof, including, without limitation, any meeting to consider a Subsequent Acquisition Transaction) of holders of relevant securities of Exeter and not to exercise any or all of the other rights or privileges attached to the Purchased Shares or Distributions and agrees to execute and deliver to the Offeror any and all instruments of proxy, authorizations or consents, in form and on terms satisfactory to the Offeror, in respect of all or any of the Purchased Shares or Distributions, and to designate in such instruments of proxy, authorizations or consents the person or persons specified by the Offeror as the proxy or the proxy nominee or nominees of the holder in respect of the Purchased Shares or Distributions. Upon such appointment, all prior proxies and other authorizations

(including, without limitation, all appointments of any agent, attorney or attorney-in-fact) or consents given by the holder of such Purchased Shares or Distributions with respect thereto shall be revoked and no subsequent proxies or other authorizations or consents may be given by such person with respect thereto.

A Shareholder accepting the Offer under the terms of the Letter of Transmittal (including by book-entry transfer) revokes any and all other authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise, previously conferred or agreed to be conferred by the Shareholder at any time with respect to the Deposited Shares or any Distributions. Such depositing Shareholder agrees that no subsequent authority, whether as agent, attorney-in-fact, attorney, proxy or otherwise will be granted with respect to the Deposited Shares or any Distributions by or on behalf of the depositing Shareholder unless the Deposited Shares are not taken up and paid for under the Offer or are withdrawn in accordance with “Right to Withdraw Deposited Shares” in Section 7 of the Offer to Purchase.

Further Assurances

A Shareholder accepting the Offer covenants and agrees under the terms of the Letter of Transmittal (including by book-entry transfer) to execute, upon request of the Offeror, any additional documents, transfers and other assurances as may be necessary or desirable to complete the sale, assignment and transfer of the Purchased Shares or Distributions to the Offeror and acknowledges that all authority therein conferred or agreed to be conferred is, to the extent permitted by Law, irrevocable and may be exercised during any subsequent legal incapacity of such Shareholder and shall, to the extent permitted by Law, survive the death or incapacity, bankruptcy or insolvency of the Shareholder and all obligations of the Shareholder therein shall be binding upon the heirs, executors, administrators, attorneys, personal representatives, successors and assigns of such Shareholder.

Formation of Agreement; Shareholder’s Representations and Warranties

The acceptance of the Offer pursuant to the procedures set out above will constitute a binding agreement between a depositing Shareholder and the Offeror, effective immediately following the time at which the Offeror takes up the Exeter Shares deposited by such Shareholder, in accordance with the terms and conditions of the Offer and the Letter of Transmittal. This agreement includes a representation and warranty by the depositing Shareholder that, among other things: (a) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made has received the Offer to Purchase and Circular and has full power and authority to deposit, sell, assign and transfer the Deposited Shares and all rights and benefits arising from such Deposited Shares including, without limitation, any Distributions; (b) the person signing the Letter of Transmittal or on whose behalf a book-entry transfer is made has good title to and is the beneficial owner of the Deposited Shares and any Distributions deposited under the Offer; (c) the Deposited Shares and Distributions have not been sold, assigned or transferred, nor has any agreement been entered into to sell, assign or transfer any of the Deposited Shares or Distributions, to any other person; (d) the deposit of the Deposited Shares and Distributions complies with applicable Law; (e) all information inserted in the Letter of Transmittal is accurate and complete; and (f) when the Deposited Shares and Distributions are taken up and paid for by the Offeror, the Offeror will acquire good title thereto (and to any Distributions), free and clear of all Liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of others. In addition, the agreement includes a representation and warranty that the holder is not a 10% Holder.

The Offeror reserves the right to permit the Offer to be accepted in a manner other than that set forth in this Section 3.

4.	Conditions of the Offer

Notwithstanding any other provision of the Offer and subject to applicable Law, and in addition to (and not in limitation of) the Offeror’s right to vary or change the Offer at any time prior to the Expiry Time pursuant to “Extension Variation or Change in the Offer” in Section 5 of the Offer to Purchase, the Offeror will not take up, purchase or pay for, any Exeter Shares unless, at the Expiry Time or such later time during which Exeter Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any Optional Extension Period thereafter, there shall have been validly deposited under the Offer and not withdrawn that number of Exeter Shares constituting more than 50% of the total number of Exeter Shares outstanding, excluding those Exeter Shares beneficially owned, or over which control or direction is exercised by the Offeror and its affiliates or by any person acting jointly or in concert with the Offeror. In the event that the foregoing condition is not satisfied at the Expiry Time, the Offeror shall have the right to withdraw or terminate the Offer or to extend the period of time during which the Offer is open for acceptance. The foregoing condition is referred to herein as the “Statutory Minimum Condition” and cannot be waived by the Offeror.

In addition, notwithstanding any other provision of the Offer and subject to applicable Law, and in addition to (and not in limitation of) the Offeror’s right to vary or change the Offer at any time prior to the Expiry Time pursuant to “Extension Variation or Change in the Offer” in Section 5 of the Offer to Purchase, the Offeror will have the right to withdraw the Offer and not take up, purchase or pay for, and shall have the right to extend the period of time during which the Offer is open and postpone taking up and paying for any Exeter Shares deposited pursuant to the Offer, unless all of the following conditions are satisfied, as determined in the Offeror’s sole judgment or waived by the Offeror at or before the Expiry Time or such later time during which Exeter Shares may be deposited under the Offer, excluding the 10-day Mandatory Extension Period or any Optional Extension Period thereafter:

(a)	the Statutory Minimum Condition shall have been satisfied;

(b)

there shall have been validly deposited under the Offer and not withdrawn at the Expiry Time such number of Exeter Shares that constitute at least 66 2/3% of the Exeter Shares outstanding at the Expiry Time on a fully-diluted basis;

(c)	the Support Agreement shall not have been terminated in accordance with its terms;

(d)

no Law will have been enacted, issued, promulgated, enforced, made, entered, issued or applied and no Proceeding will otherwise have been taken under any Laws or by any Governmental Authority (whether temporary, preliminary or permanent) that makes the Offer illegal or otherwise directly or indirectly cease trades, enjoins, restrains or otherwise prohibits completion of the Offer;

(e)	there shall not have occurred, prior to the Expiry Date, a Material Adverse Effect with respect to Exeter; and

(f)	there shall not be pending or threatened in writing any Proceeding by any Governmental Authority or any other person that is reasonably likely to result in any:

(i)	prohibition or restriction on the acquisition by the Purchaser of any Exeter Shares or the completion of the Offer;

(ii)	prohibition or material limit on the ownership by the Purchaser of the Company or any material portion of its business; and

(iii)	imposition of limitations on the ability of the Purchaser to acquire or hold, or exercise full rights of ownership of, any Exeter Shares, including the right to vote such Exeter Shares.

The foregoing conditions, other than the Statutory Minimum Condition, are for the exclusive benefit of the Offeror. The Offeror may assert any of the foregoing conditions at any time, regardless of the circumstances giving rise to such assertion (including any action or inaction by the Offeror giving rise to any such assertions). The Offeror may waive any of the foregoing conditions, other than the Statutory Minimum Condition, in its sole discretion, in whole or in part, at any time and from time to time, both before and after the Expiry Time, without prejudice to any other rights which the Offeror may have, subject to the terms of the Support Agreement. In all cases, when exercising its sole discretion, the Offeror intends to act reasonably. Each of the foregoing conditions is independent of and in addition to each other of such conditions and may be asserted irrespective of whether any other of such conditions may be asserted in connection with any particular event, occurrence or state of facts or otherwise. The failure by the Offeror at any time to exercise or assert any of the foregoing rights shall not be deemed to constitute a waiver of any such right, the waiver of any such right with respect to particular facts or circumstances shall not be deemed to constitute a waiver with respect to any other facts or circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time by the Offeror. Any determination by the Offeror concerning any event or other matter described in the foregoing conditions will be final and binding upon all parties.

Any waiver of a condition or the withdrawal of the Offer shall be effective upon written notice or other communication confirmed in writing by the Offeror to that effect to the Depositary at its principal office in Toronto, Ontario. The Offeror, forthwith after giving any such notice, shall (i) make a public announcement of such waiver or withdrawal, (ii) cause the Depositary, if required by Law, as soon as practicable thereafter to notify the Shareholders thereof in the manner set forth in “Notices and Delivery” in Section 10 of the Offer to Purchase, and (iii) provide a copy of the aforementioned notice to the TSX, NYSE and NYSE MKT. If the Offer is withdrawn, the Offeror shall not be obligated to take up or pay for any Exeter Shares deposited under the Offer and the Depositary will promptly return all certificates representing deposited Exeter Shares, Letters of Transmittal, Notices of Guaranteed Delivery and related documents to the parties by whom they were deposited at the Offeror’s expense. See “Return of Deposited Shares” in Section 8 of the Offer to Purchase.

5.	Extension, Variation or Change in the Offer

The Offer is open for acceptance from the date of the Offer until the Expiry Time, subject to extension or variation in the Offeror’s sole discretion or as set out below, unless the Offer is withdrawn by the Offeror. In addition, if the Offeror takes up Exeter Shares deposited under the Offer at the Expiry Time, the Offer will be extended and will be open for acceptance for an additional period of not less than 10 days (the Mandatory Extension Period) from the date on which the Exeter Shares are first taken up.

Subject to the limitations set out below, the Offeror reserves the right, in its sole discretion, at any time and from time to time while the Offer is open for acceptance (or at any other time if permitted by applicable Law) to vary the terms of the Offer (including, without limitation, by extending or abridging the period during which Exeter Shares may be deposited under the Offer where permitted by Law).

Where the terms of the Offer are varied, the Offer will not expire before 10 days after the notice of such variation has been given to the Shareholders, unless otherwise permitted by applicable Law and subject to abridgement or elimination of that period pursuant to such orders or other forms of relief as may be granted by applicable Securities Regulatory Authorities. In addition, notwithstanding the foregoing, if the Offeror makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Offeror will disseminate additional offer materials and extend the Offer to the extent required by Rules 14d–4(d), 14d–6(c) and 14e–1 under the U.S. Exchange Act. Under the U.S. Exchange Act, the minimum period during which an offer must remain open following material changes in the terms of such offer, other than a change in consideration offered, percentage of securities sought or inclusion of or changes to a dealer’s soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. Generally, in the SEC’s view, an offer should remain open for a minimum of five U.S. business days from the date the material change is first published, sent or given to shareholders and, if material changes are made with respect to information that approaches the significance of the consideration offered, percentage of securities sought or a dealer’s soliciting fee, a minimum of 10 U.S. business days is required to allow for adequate dissemination of information to shareholders and investor response.

Accordingly, if, prior to the Expiry Time, the Offeror decreases the number of Exeter Shares being sought, increases or decreases the consideration offered pursuant to the Offer or increases or decreases a dealer’s soliciting fee, and if the Offer is scheduled to expire at any time earlier than the 10th U.S. business day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such tenth U.S. business day. The requirement to extend the Offer will not apply to the extent that the number of U.S. business days remaining between the occurrence of the change and the then scheduled Expiry Time equals or exceeds the minimum extension period that would be required because of such amendment.

The Offeror and the Exeter Board have agreed to an initial deposit period of 36 days and Exeter issued a deposit period news release on April 20, 2017 in this regard in accordance with applicable Law.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, the terms of the Offer are varied (other than a variation in the terms of the Offer consisting solely of the waiver of a condition in the Offer and any extension of the Offer, other than an extension in respect of the 10-day Mandatory Extension Period, resulting from the waiver), including any reduction of the period during which securities may be deposited under the Offer pursuant to applicable Law, or any extension of the period during which securities may be deposited under the Offer pursuant to applicable Law, and whether or not that variation results from the exercise of any right contained in the Offer, the Offeror will promptly (a) issue and file a news release to the extent and in the manner required by applicable Law, and (b) send a notice of variation in the manner set out under “Notices and Delivery” in Section 10 of the Offer to Purchase, to every person to whom the Offer is required to be sent under applicable Law and whose Exeter Shares were not taken up before the date of the variation. If there is a notice of variation, the period during which Exeter Shares may be deposited under the Offer must not expire before 10 days after the date of the notice of variation. If the Offeror is required to send a notice of variation before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before 10 days after the date of the notice of variation, and the Offeror must not take up Exeter Shares deposited under the Offer before 10 days after the date of the notice of variation. Accordingly, if, prior to the Expiry Time, the Offeror decreases the number of Exeter Shares being sought, increases or decreases the consideration offered pursuant to the Offer or increases or decreases a Soliciting Dealer’s soliciting fee, and if the Offer is scheduled to expire at any time earlier than the 10th business day from the date that notice of such increase or decrease is first published, sent or given to Shareholders, the Offer will be extended at least until the expiration of such 10th business day.

In addition, the Offeror will file a copy of such notice of variation and will provide a copy of such notice in the manner required by applicable Law as soon as practicable thereafter to Exeter, the TSX, NYSE, NYSE MKT and the Securities Regulatory Authorities, as applicable. Any notice of variation of the Offer will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. If the variation consists solely of a waiver of a condition, the Offeror will promptly issue and file a news release announcing the waiver.

If, before the Expiry Time or after the Expiry Time but before the expiry of all rights of withdrawal with respect to the Offer, a change occurs in the information contained in the Offer to Purchase or the Circular or any notice of change or notice of variation that would reasonably be expected to affect the decision of a Shareholder to accept or reject the Offer (other than a change that is not within the control of the Offeror or of an affiliate of the Offeror), the Offeror will promptly (a) issue and file a news release of such change to the extent and in the manner required by applicable Law, and (b) send a notice of the change in the manner set out under “Notices and Delivery” in Section 10 of the Offer to Purchase, to every person to whom the Offer was required to be sent and whose Exeter Shares were not taken up before the date of the change. If the Offeror is required to send a notice of change before the expiry of the initial deposit period, the initial deposit period for the Offer must not expire before 10 days after the date of the notice of change, and the Offeror must not take up Exeter Shares deposited under the Offer before 10 days after the date of the notice of change. In addition, the Offeror will file a copy of such notice and will provide a copy of such notice in the manner required by applicable Law as soon as practicable thereafter to Exeter, the TSX, NYSE, NYSE MKT and the Securities Regulatory Authorities, as applicable. Any notice of change in information will be deemed to have been given and to be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. Notwithstanding the foregoing, but subject to applicable Law, the Offer may not be extended by the Offeror if all of the terms and conditions of the Offer, except those waived by the Offeror, have been fulfilled or complied with, unless the Offeror first takes up all Exeter Shares deposited under the Offer and not withdrawn.

During any extension or in the event of any variation of the Offer or change in information, all Exeter Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be taken up by the Offeror in accordance with the terms hereof, subject to “Right to Withdraw Deposited Shares” in Section 7 of the Offer to Purchase. An extension of the Expiry Time, a variation of the Offer or a change in information does not, unless otherwise expressly stated, constitute a waiver by the Offeror of its rights under “Conditions of the Offer” in Section 4 of the Offer to Purchase.

If, prior to the Expiry Time, the Offer Consideration is increased, the increased consideration will be paid to all depositing Shareholders whose Exeter Shares are taken up under the Offer, whether or not such Exeter Shares were taken up before the increase.

6.	Take Up of and Payment for Deposited Shares

If all the conditions referred to under “Conditions of the Offer” in Section 4 of the Offer to Purchase have been satisfied or, where such conditions may be waived, are waived at or before the Expiry Time, the Offeror will become obligated to take up the Exeter Shares validly deposited under the Offer, and not properly withdrawn, immediately following the Expiry Time and pay for the Exeter Shares so taken up as soon as possible, but in any event not later than three Business Days after taking up such Exeter Shares.

In accordance with applicable Law, if the Offeror is obligated to take up such Exeter Shares, the Offeror will extend the Offer for the 10-day Mandatory Extension Period and may extend the deposit period after expiration of the 10-day Mandatory Extension Period for one or more optional extension periods (“Optional Extension Periods”). The Offeror will immediately take up and promptly pay for Exeter Shares deposited under the Offer during the Mandatory Extension Period and any Optional Extension Period.

For the purposes of the Offer, the Offeror will be deemed to have taken up and accepted for payment Exeter Shares validly deposited and not withdrawn under the Offer if, as and when the Offeror gives written notice or other communication subsequently confirmed in writing to the Depositary at its office in Toronto, Ontario to that effect. Subject to applicable Law, the Offeror expressly reserves the right in its sole discretion to terminate or withdraw the Offer and not take up or pay for any Exeter Shares under the Offer if any condition specified under “Conditions of the Offer” in Section 4 of the Offer to Purchase is not satisfied or where such condition may be waived, waived, by giving written notice thereof or other communication subsequently confirmed in writing to the Depositary at its principal office in Toronto, Ontario.

The Offeror will pay for Exeter Shares validly deposited under the Offer and not withdrawn by providing the Depositary with sufficient certificates and DRS Advices representing the Goldcorp Shares for transmittal to depositing Shareholders. Under no circumstances will interest accrue or be paid by the Offeror or the Depositary to persons depositing Exeter Shares on the purchase price of Exeter Shares purchased by the Offeror, regardless of any delay in making such payment.

The Depositary will act as the agent of persons who have deposited Exeter Shares in acceptance of the Offer for the purposes of receiving payment from the Offeror and transmitting payment to such persons, and receipt of payment by the Depositary will be deemed to constitute receipt of payment by persons depositing Exeter Shares under the Offer.

Settlement with each Shareholder who has deposited (and not withdrawn) Exeter Shares under the Offer will be made by the Depositary delivering or causing to be delivered certificate(s) or DRS Advice representing the Goldcorp Shares in the amount to which the person depositing Exeter Shares is entitled (and, in the case of a 10% Holder, this will be net of the number of shares withheld to satisfy the Offeror’s obligation under Chilean law to withhold and remit tax as described under “Certain Chilean Income Tax Considerations” in Section 23 of the Circular). Unless otherwise directed by the Letter of Transmittal, the certificate(s) or DRS Advice will be issued in the name of the registered holder of the Exeter Shares so deposited. Unless the person depositing the Exeter Shares instructs the Depositary to hold the certificate(s) or DRS Advice for pick-up by checking the appropriate box in the Letter of Transmittal, the certificate(s) or DRS Advice will be forwarded by first class mail to such person at the address specified in the Letter of Transmittal. If no such address is specified, the certificate(s) or DRS Advice will be sent to the address of the registered holder as shown on the securities register maintained by or on behalf of Exeter. Certificate(s) or DRS Advice mailed in accordance with this paragraph will be deemed to be delivered at the time of mailing. Pursuant to applicable Law, the Offeror may, in certain circumstances, be required to make withholdings from the amount otherwise payable to a Shareholder.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Exeter Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer to accept the Offer. However, an investment advisor, stock broker, bank, trust company or other nominee that is not a Soliciting Dealer and through whom a Shareholder owns Exeter Shares may charge a fee to tender any such Exeter Shares on behalf of the Shareholder. Shareholders should consult such nominee to determine whether any charges will apply.

7.	Right to Withdraw Deposited Shares

Except as otherwise provided in this Section 7 or as otherwise required by applicable Law, all deposits of Exeter Shares under the Offer are irrevocable. Unless otherwise required or permitted by applicable Law, any Exeter Shares deposited in acceptance of the Offer may be withdrawn by or on behalf of the depositing Shareholder: (a) at any time before the Exeter Shares have been taken up by the Offeror; or (b) if the Exeter Shares have not been paid for by the Offeror within three Business Days after having been taken up by the Offeror.

In addition, if:

(a)

there is a variation of the terms of the Offer before the Expiry Time (including any abridgment or extension of the period during which Exeter Shares may be deposited thereunder or the modification of a term or condition of an Offer, but excluding a variation consisting solely of an increase in the Offer Consideration where the Expiry Time is not extended for a period not greater than 10 days from the date of the notice of variation); or

(b)

there is a variation of the terms of the Offer after the Expiry Time, excluding a variation consisting of either an increase in the Offer Consideration or an extension of the Offer for a period not greater than 10 days from the date of the notice of variation; or

(c)

a notice of change in respect of the information contained in the Offer to Purchase and the accompanying Circular or if any subsequent notice of change or variation is delivered to persons whose Exeter Shares were not taken up at the date of the occurrence of the change;

then any Deposited Shares not taken up and paid for by the Offeror at such time may be withdrawn by or on behalf of the depositing Shareholder at any time before the expiration of 10 days from the date upon which the notice of such change or variation is mailed, delivered or otherwise communicated.

Withdrawals of Deposited Shares must be effected by notice of withdrawal made by or on behalf of the depositing Shareholder and must be actually received by the Depositary at the place of deposit within the time limits indicated above. Notices of withdrawal: (i) must be made by a method, including a manually signed facsimile transmission, that provides the Depositary with a written or printed copy of such notice; (ii) must be signed by or on behalf of the person who signed the Letter of Transmittal accompanying (or Notice of Guaranteed Delivery in respect of) the Exeter Shares which are to be withdrawn; (iii) must specify such person’s name, the number of Exeter Shares to be withdrawn, the name of the registered holder and the certificate number shown on each certificate representing the applicable Exeter Shares to be withdrawn; and (iv) must be actually received by the Depositary of the applicable Deposited Shares (or Notice of Guaranteed Delivery in respect thereon). Any signature in a notice of withdrawal must be guaranteed by an Eligible Institution in the same manner as in a Letter of Transmittal (as described in the instructions set out therein), except in the case of Exeter Shares deposited for the account of an Eligible Institution. The withdrawal will take effect upon actual physical receipt by the Depositary of the properly completed and signed written notice of withdrawal.

Alternatively, if Exeter Shares have been deposited pursuant to the procedures for book-entry transfer as set forth in “Manner of Acceptance – Acceptance by Book-Entry Transfer” in Section 3 of the Offer to Purchase, any notice of withdrawal must specify the name and number of the account at CDS or DTC to be credited with the withdrawn Exeter Shares and otherwise comply with the procedures of CDS or DTC, as applicable.

A withdrawal of Deposited Shares can only be accomplished in accordance with the foregoing procedures. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written notice of withdrawal.

Shareholders whose Exeter Shares are registered in the name of an investment advisor, stockbroker, bank, trust company or other nominee should contact such nominee for assistance. Intermediaries likely have established tendering cut-off times that are up to 48 hours prior to the Expiry Time. Shareholders must instruct their brokers or other intermediaries promptly if they wish to withdraw.

All questions as to the validity (including, without limitation, timely receipt) and form of notices of withdrawal will be determined by the Offeror in its sole discretion and such determination will be final and binding. There is no duty or obligation of the Offeror, the Depositary or any other person to give notice of any defect or irregularity in any notice of withdrawal and no liability shall be incurred or suffered by any of them for failure to give such notice.

If the Offeror extends the period of time during which the Offer is open, is delayed in taking up or paying for Exeter Shares or is unable to take up or pay for Exeter Shares for any reason, then, without prejudice to the Offeror’s other rights, Deposited Shares may, subject to applicable Law, be retained by the Depositary on behalf of the Offeror until such Deposited Shares are withdrawn by Shareholders in accordance with this Section 7 or pursuant to applicable Law.

Withdrawals cannot be rescinded and any Exeter Shares withdrawn will be deemed not validly deposited for the purposes of the Offer, but may be re-deposited at any subsequent time at or prior to the Expiry Time by following any of the procedures described in “Manner of Acceptance” in Section 3 of the Offer to Purchase.

In addition to the foregoing rights of withdrawal, Shareholders in the provinces and territories of Canada are entitled to one or more statutory rights of rescission, price revision or to damages in certain circumstances. See “Offerees’ Statutory Rights” in Section 28 of the Circular.

8.	Return of Deposited Shares

Any Deposited Shares that are not taken up and paid for by the Offeror pursuant to the terms and conditions of the Offer for any reason will be returned, at the Offeror’s expense, to the depositing Shareholder as soon as practicable after the Expiry Time or withdrawal of the Offer, by either: (a) sending certificates or DRS Advices representing the Exeter Shares not purchased by first-class insured mail to the address of the depositing Shareholder specified in the Letter of Transmittal or, if such name or address is not so specified, in such name and to such address as shown on the securities register maintained by or on behalf of Exeter, or (b) in the case of Exeter Shares deposited by book-entry transfer of such Exeter Shares pursuant to the procedures set out in “Manner of Acceptance – Acceptance by Book-Entry Transfer” in Section 3 of the Offer to Purchase, such Exeter Shares will be credited to the depositing holder’s account maintained with CDS or DTC, as applicable.

9.	Changes in Capitalization; Adjustments; Liens

If, on or after the date of the Offer, Exeter should divide, combine, reclassify, consolidate, convert or otherwise change any of the Exeter Shares or its capitalization, issue any Exeter Shares, or issue, grant or sell any securities convertible into Exeter Shares, or disclose that it has taken or intends to take any such action, then the Offeror may, in its sole discretion and without prejudice to its rights under “Conditions of the Offer” in Section 4 of the Offer to Purchase, make such adjustments as it considers appropriate to the purchase price and other terms of the Offer (including, without limitation, the type of securities offered to be purchased and the amount payable therefor) to reflect such division, combination, reclassification, consolidation, conversion, issuance, grant, sale or other change. See “Extension, Variation or Change in the Offer” in Section 5 of the Offer to Purchase.

Exeter Shares and any Distributions acquired under the Offer shall be transferred by the Shareholder and acquired by the Offeror free and clear of all liens, restrictions, charges, encumbrances, claims, adverse interests, equities and rights of others and together with all rights and benefits arising therefrom, including, without limitation, the right to any and all dividends, distributions, payments, securities, property, rights, assets or other interests which may be accrued, declared, paid, issued, distributed, made or transferred on or after the date of the Offer on or in respect of the Exeter Shares, whether or not separated from the Exeter Shares.

If, on or after the date of the Offer, Exeter should declare, set aside or pay any Distributions with respect to any Exeter Share, which is or are payable or distributable to Shareholders on a record date prior to the date of transfer into the name of the Offeror or its nominee or transferee on the securities register maintained by or on behalf of Exeter in respect of Exeter Shares accepted for purchase under the Offer, then (and without prejudice to its rights under “Conditions of the Offer” in Section 4 of the Offer to Purchase): any such Distributions will be received and held by the depositing Shareholder for the account of the Offeror and will be promptly remitted and transferred by the depositing Shareholder to the Depositary for the account of the Offeror, accompanied by appropriate documentation of transfer. Pending such remittance, the Offeror will be entitled to all rights and privileges as the owner of any such Distributions and may withhold the entire Offer Consideration payable by the Offeror under the Offer or deduct from the Offer Consideration payable by the Offeror under the Offer the amount or value thereof, as determined by the Offeror in its sole discretion. The Distributions may have tax consequences not described under “Certain Canadian Federal Income Tax Considerations” in Section 21 of the Circular or “Certain United States Federal Income Tax Considerations” in Section 22 of the Circular. Shareholders should consult their own tax advisors as to the tax consequence of the Distributions, if any.

10.	Notices and Delivery

Without limiting any other lawful means of giving notice, and unless otherwise specified by applicable Law, any notice to be given by the Offeror or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first class mail, postage prepaid, to the registered Shareholders at their respective addresses as shown on the register maintained by or on behalf of Exeter in respect of the Exeter Shares and, unless otherwise specified by applicable Laws, will be deemed to have been received on the first Business Day following the date of mailing. These provisions apply notwithstanding any accidental omission to give notice to any one or more Shareholders and notwithstanding any interruption of mail services following mailing. Except as otherwise permitted by applicable Law, if mail service is interrupted or delayed following mailing, the Offeror intends to make reasonable efforts to disseminate the notice by other means, such as publication. Except as otherwise required or permitted by applicable Law, if post offices in Canada are not open for the deposit of mail, any notice which the Offeror or the Depositary may give or cause to be given to Shareholders under the Offer will be deemed to have been properly given and to have been received by Shareholders if: (a) it is given to the TSX, NYSE and NYSE MKT dissemination through their facilities; or (b) it is published once in the National Edition of The Globe and Mail or The National Post and in Le Devoir in Québec, together with The Wall Street Journal or The New York Times or (c) it is given to the Canada News Wire Service and the Dow Jones News Service for dissemination through its respective facilities.

The Offer to Purchase and Circular and the accompanying Letter of Transmittal and Notice of Guaranteed Delivery will be mailed to registered Shareholders by first class mail, postage prepaid, or made available in such other manner as is permitted by applicable Law and the Offeror will use its reasonable efforts to furnish such documents to brokers, investment dealers, banks and similar persons whose names, or the names of whose nominees, appear in the register maintained by or on behalf of Exeter in respect of the Exeter Shares or, if security position listings are available, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to the beneficial owners of Exeter Shares where such listings are received.

Only the Offer to Purchase and Circular will be mailed to the non-registered owners of Exeter Shares. Non-registered shareholders should instruct their broker if they wish to tender their Exeter Shares towards the Offer.

Wherever the Offer calls for documents to be delivered to the Depositary, such documents will not be considered delivered unless and until they have been physically received at one of the offices of the Depositary specified in the Letter of Transmittal or the Notice of Guaranteed Delivery, as applicable.

11.	Mail Service Interruption

Notwithstanding the provisions of the Offer to Purchase and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, certificates and any other relevant documents will not be mailed if the Offeror determines that delivery thereof by mail may be delayed. Persons entitled to certificates and/or any other relevant documents which are not mailed for the foregoing reason may take delivery thereof at the office of the Depositary to which the deposited certificate(s) or DRS Advice representing Exeter Shares were delivered until such time as the Offeror has determined that delivery by mail will no longer be delayed. The Offeror shall provide notice of any such determination not to mail made under this Section 11 as soon as reasonably practicable after the making of such determination and in accordance with “Notices and Delivery” in Section 10 of the Offer to Purchase. Notwithstanding “Take Up of and Payment for Deposited Shares” in Section 6 of the Offer to Purchase, certificates and any other relevant documents not mailed for the foregoing reason will be conclusively deemed to have been delivered on the first day upon which they are available for delivery to the depositing Shareholder at the Toronto, Ontario office of the Depositary.

12.	Market Purchases and Sales of Exeter Shares

Except as set forth below, the Offeror reserves the right to, and may, acquire or cause an affiliate to acquire beneficial ownership of Exeter Shares by making purchases through the facilities of the TSX or the NYSE MKT at any time, and from time to time, prior to the Expiry Time subject to and in accordance with applicable Law.

In no event will the Offeror make any such purchases of Exeter Shares through the facilities of the TSX or the NYSE MKT until the third Business Day following the date of the Offer and the Offeror shall comply with the following requirements under Section 2.2(3) of NI 62-104, in the event it decides to make any such purchases: (a) such intention shall be stated in a news release issued and filed at least one business day prior to making such purchases; (b) the aggregate number of Exeter Shares beneficially acquired shall not exceed five percent of the outstanding Exeter Shares as of the date of the Offer, calculated in accordance with applicable Law; (c) the purchases shall be made in the normal course through the facilities of the TSX; (d) the Offeror shall issue and file a news release containing the information required under applicable Law immediately after the close of business of the TSX on each day on which Exeter Shares have been purchased; and (e) the broker involved in such trades shall provide only customary broker services and receive only customary fees or commissions, and no solicitation for the sale or purchase of Exeter Shares shall be made by the Offeror or its agents (other than under the Offer) or the seller or its agents.

Purchases pursuant to Section 2.2(3) of NI 62-104 will not be counted in any determination as to whether the Statutory Minimum Condition has been fulfilled.

Although the Offeror has no present intention to sell Exeter Shares taken up under the Offer, the Offeror reserves the right to make or enter into arrangements, commitments or understandings at or prior to the Expiry Time to sell any of such Exeter Shares after the Expiry Time, subject to applicable Law and compliance with Section 2.7(2) of NI 62-104.

For the purposes of this Section 12, the “Offeror” includes any person acting jointly or in concert with the Offeror.

13.	Other Terms of the Offer

The Offer and all contracts resulting from acceptance thereof shall be governed by and construed in accordance with the Laws of the Province of Ontario and the federal Laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Ontario and all courts competent to hear appeals therefrom.

In any jurisdiction in which the Offer is required to be made by a licensed broker or dealer, the Offer shall be made on behalf of the Offeror by brokers or dealers licensed under the Laws of such jurisdiction.

No broker, dealer or other person has been authorized to give any information or make any representation on behalf of the Offeror not contained herein or in the accompanying Circular, and, if given or made, such information or representation must not be relied upon as having been authorized. No broker, dealer or other person shall be deemed to be the agent of the Offeror, the Dealer Manager, the Depositary or the Information Agent for the purposes of the Offer.

The provisions of the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery accompanying the Offer to Purchase, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

The Offeror, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the terms and conditions of the Offer (including, without limitation, the satisfaction of the conditions of the Offer), the Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, the validity of any acceptance of the Offer and the validity of any withdrawals of Exeter Shares.

The Offer to Purchase and Circular do not constitute an offer or a solicitation to any person in any jurisdiction in which such offer or solicitation is unlawful. The Offer is not being made to, nor will deposits be accepted from or on behalf of, Shareholders residing in any jurisdiction in which the making or the acceptance of the Offer would not be in compliance with the Laws of such jurisdiction. However, the Offeror may, in the Offeror’s sole discretion, take such action as the Offeror may deem necessary to make the Offer in any jurisdiction and extend the Offer to Shareholders in any such jurisdiction.

Where the Offer provides that the time for the taking of any action, the doing of any thing or the end of any period, expires or falls upon a day that is not a Business Day, the time shall be extended and action may be taken, the thing may be done or the period shall end as a the case may be, on the next Business Day.

The Offeror reserves the right to waive any defect in acceptance with respect to any particular Exeter Share or any particular Shareholder. There shall be no duty or obligation of the Offeror, the Depositary or any other person to give notice of any defect or irregularity in the deposit of any Exeter Shares or in any notice of withdrawal and in each case no liability shall be incurred or suffered by any of them for failure to give such notice.

DATED: April 20, 2017

GOLDCORP INC.

By:	(signed) “David Garofalo”
Name: David Garofalo
Title: President and Chief Executive Officer

The Offer to Purchase and the accompanying Circular together constitute the take-over bid circular required under Canadian securities Laws with respect to the Offer. Shareholders are urged to refer to the accompanying Circular for additional information relating to the Offer.

CIRCULAR

This Circular is furnished in connection with the accompanying Offer to Purchase dated April 20, 2017 by the Offeror to purchase all of the outstanding Exeter Shares, including Exeter Shares that may become outstanding after the date of the Offer but before the Expiry Time upon exercise, exchange or conversion of Convertible Securities. Shareholders should refer to the Offer to Purchase for details of its terms and conditions, including details as to payment and withdrawal rights. The terms and provisions of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and the Schedules are incorporated into and form part of this Circular. Capitalized terms used in the Circular which are not otherwise defined herein are defined in the Section entitled “Definitions” unless the context otherwise requires.

No securities tendered to the Offer will be taken up until (a) more than 50% of the outstanding securities of the class sought (excluding those securities beneficially owned, or over which control or direction is exercised, by the Offeror or any person acting jointly or in concert with the Offeror) have been tendered to the Offer, (b) the minimum deposit period under the applicable securities laws has elapsed, and (c) any and all other conditions of the Offer have been complied with or waived, as applicable. If these criteria are met, the Offeror will take up securities deposited under the Offer in accordance with applicable securities Laws and extend the Offer for an additional minimum period of 10 days to allow for further deposits of Exeter Shares.

Except as otherwise expressly indicated herein, the information concerning Exeter contained in the Offer and Circular has been provided by Exeter or taken from or is based upon publicly available documents and records on file with the Canadian Securities Regulatory Authorities, the SEC and other public sources. Although the Offeror has no knowledge that would indicate that any statements contained herein concerning Exeter taken from, or based upon, such information contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made, neither the Offeror nor any of its directors or officers has verified, nor do they assume any responsibility for, the accuracy or completeness of such information or statements or for any failure by Exeter to disclose events or facts which may have occurred or which may affect the significance or accuracy of any such information or statements but which are unknown to the Offeror. Except as otherwise indicated, information concerning Exeter is given as of April 19, 2017 and the Offeror and Exeter do not undertake any duty to update any such information, except as required by applicable Law.

1.	The Offeror

Goldcorp is a corporation governed by the OBCA. The Offeror’s head office is located at Suite 3400, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8 and its registered office is located at Suite 2100, 40 King Street West, Toronto, Ontario, M5H 3C2. Goldcorp is a leading global gold producer engaged in the operation, exploration, development, and acquisition of precious metal properties in Canada, the United States, Mexico, and Central and South America. Goldcorp’s current sources of operating cash flows are primarily from the sale of gold and silver.

The Goldcorp Shares are listed on the TSX under the symbol “G” and the NYSE under the symbol “GG”. On March 27, 2017, the last trading day prior to the announcement of the Arrangement, the closing price of Goldcorp Shares on the TSX was C$21.46 and on the NYSE was US$16.05.

Goldcorp is a reporting issuer or the equivalent in all of the provinces and territories of Canada and files its continuous disclosure documents with the relevant Canadian Securities Regulatory Authorities. Such documents are available on SEDAR at www.sedar.com. Goldcorp is also a foreign private issuer registered under Section 12 of the U.S. Exchange Act and accordingly files or furnishes to the SEC certain documents. Such documents are available on EDGAR at www.sec.gov.

Recent Developments

Cerro Casale Joint Venture Transaction

On March 28, 2017, Goldcorp entered into certain agreements regarding a 50/50 joint venture in the Maricunga Gold Belt, located in the Atacama Region in northern Chile (the “JV Transaction”). The JV Transaction includes (A) the acquisition by Goldcorp of a 25% interest in Cerro Casale and 100% interest in the Quebrada Seca exploration project from Kinross Gold Corporation (“Kinross”) for (i) an initial cash payment of US$260 million, (ii) the granting of a 1.25% royalty interest by Goldcorp on 25% of gross revenues from payable metal from Cerro Casale and Quebrada Seca, with Kinross foregoing the first US$10 million payable, (iii) a contingent payment of $40 million payable after a construction decision at Cerro Casale, and (iv) the assumption of a US$20 million obligation to Barrick Gold Corporation (“Barrick”) payable on commercial production at Cerro Casale, and (B) the acquisition by Goldcorp of an additional 25% interest in Cerro Casale from Barrick for (i) a deferred payment obligation of US$260 million to be satisfied through the funding of 100% of Cerro Casale expenditures, (ii) the granting of a 1.25% royalty interest by Goldcorp on 25% of gross revenues from payable metal from Cerro Casale and Quebrada Seca, (iii) a contingent payment of US$40 million payable after a construction decision at Cerro Casale, and (iv) the transfer to Barrick of a 50% interest in Quebrada Seca for no additional consideration, followed by the joint contribution by Goldcorp and Barrick of 100% of Quebrada Seca to the joint venture. In connection with the JV Transaction, Goldcorp also intends to contribute Caspiche into the joint venture with 50% of the acquisition cost being credited against Goldcorp’s obligations under the joint venture.

Under the terms of the JV Transaction, Goldcorp is required to spend a minimum of US$60 million in the two-year period following closing of the JV Transaction, and a minimum of US$80 million in each successive two-year period until the deferred payment obligation is satisfied. If Goldcorp does not spend the minimum in any two year period, Goldcorp will instead be required to make a payment to Barrick equal to 50% of the shortfall (with a corresponding reduction in the deferred payment obligation).

Disposition of Los Filos Mine

On April 7, 2017, Goldcorp completed the sale of the Los Filos Mine in Mexico to Leagold Mining Corporation (“Leagold”). Pursuant to the terms of the transaction, Goldcorp received an aggregate of 34,635,091 common shares of Leagold, representing 25.3% of Leagold’s issued and outstanding common shares, US$250 million in cash and a US$29 million short-term promissory note that is due on the earlier of (i) 120 days from closing and (ii) the receipt by Leagold of approval from the Mexican competition commission on a subsequent tranche of its equity financing. Following the completion of the second tranche of its equity financing, the Company’s ownership on an as-issued basis will be 22.9% of Leagold’s issued and outstanding common shares. Goldcorp also retained certain tax receivables worth approximately US$100 million.

2.	Exeter

Exeter is a company governed by the BCBCA and its head office is located at Suite 1660, 999 West Hastings Street, Vancouver, British Columbia, V6C 2W2. The address for service and the registered and records office of Exeter is located at Suite 2900, 550 Burrard Street, Vancouver, British Columbia V6C 0A3. Exeter is engaged in the business of acquisition, exploration and development of mineral properties. Exeter’s principal property is the Caspiche project in northern Chile. Exeter owns no producing properties and, consequentially, has no current operating income or cash flow from the properties it holds, nor has it had any income from operations in the past three financial years. As a consequence, operations of Exeter are primarily funded by equity subscriptions.

Exeter Shares trade on the TSX under the symbol “XRC”, on the NYSE MKT under the symbol “XRA” and on the Frankfurt Exchange under the symbol “EXB”. On March 27, 2017, the last trading day prior to the announcement of the Arrangement, the closing price of Exeter Shares on the TSX was C$1.54 and on the NYSE MKT was US$1.16.

Exeter is a reporting issuer or the equivalent in British Columbia, Alberta, Saskatchewan, Manitoba, Ontario and New Brunswick and files its continuous disclosure documents with the relevant Canadian Securities Regulatory Authorities. Such documents are available on SEDAR at www.sedar.com. Exeter is also a foreign private issuer registered under Section 12 of the U.S. Exchange Act and accordingly files or furnishes to the SEC certain documents. Such documents are available on EDGAR at www.sec.gov.

3.	Background to the Offer

Management of the Offeror and the Goldcorp Board continually review the Offeror’s portfolio in light of the changing competitive environment in its industry, with the objective of identifying strategic alternatives and other opportunities, including business combination transactions, joint ventures and other commercial transactions, that may be available to improve the Offeror’s business, support its corporate strategy and enhance shareholder value. As part of this ongoing review process, in 2009 the Offeror identified the potential acquisition of Exeter as an attractive strategic opportunity in 2009 and determined to explore whether a mutually beneficial transaction could be negotiated with Exeter.

In 2009, senior executives of the Offeror and Exeter discussed the opportunity for Goldcorp to conduct a full review of Exeter’s assets which at the time included mainly Caspiche and Cerro Moro. On May 22, 2009, Goldcorp executed a confidentiality agreement with Exeter (the “2009 Confidentiality Agreement”) which included a two-year standstill restricting Goldcorp from acquiring more than 7.5% of the then outstanding Exeter Shares without the prior consent of the Exeter Board.

In June 2009, a team from Goldcorp met with a team from Exeter to review the details of the Caspiche project along with other assets owned by Exeter at the time. A site visit to Caspiche was scheduled, however weather did not allow the teams to reach the project site at the time and therefore no site visit was conducted.

During the term of the 2009 Confidentiality Agreement, Goldcorp was granted access to a dataroom containing information regarding the Caspiche project which Goldcorp used at the time to conduct a technical review using the information made available in the dataroom. At the conclusion of its review, Goldcorp decided not to present an expression of interest to Exeter’s management. On May 22, 2011, the 2009 Confidentiality Agreement expired in accordance with its terms and was of no further force or effect.

In 2015, Goldcorp began reviewing the Caspiche project based on publically available information in addition to the information received in 2010. This included the 2011 “Technical Report (NI 43-101) of the Prefeasibility Study for the Caspiche Project, Region 14, Chile”, dated June 6, 2014, the “Caspiche Project, Copiapó, Chile, NI 43-101 Technical Report on Pre-Feasibility Study”, dated January 12, 2012 and the “Amended NI 43-101 Technical Report on the Caspiche Project, Atacama Region, Chile”, with an effective date of April 30, 2014 released by Exeter. No confidentiality agreement was entered into at that time.

On June 25, 2015, Goldcorp engaged TD Securities as financial advisor to provide strategic advice with respect to a potential transaction with Exeter.

On August 11, 2015, the Goldcorp Board passed a resolution approving the acquisition of Exeter, up to a maximum transaction value of US$80 million. At the time, this represented a maximum premium of 137% to the closing price of the Exeter Shares.

On November 18, 2015, Goldcorp sent a non-binding proposal (the “2015 Proposal”) to Exeter including two opportunities. In one option, Goldcorp proposed to acquire all outstanding Exeter Shares at a purchase price of C$0.70 per Exeter Share. Alternatively, Goldcorp proposed to acquire all of the Exeter Shares at a price of C$0.622 per Exeter Share, plus one share in an entity to be spun out, which would contain C$7.5 million of cash and certain of Exeter’s non-core assets. These alternative options represented a premium of 75% to the closing price of C$0.40 of the Exeter Shares on the TSX on November 17, 2015.

On November 20, 2015, Exeter provided a counterproposal to the 2015 Proposal with a share exchange ratio of 0.070 of a Goldcorp Share for each Exeter Share, plus shares in an entity to be spun out, which would retain C$15 million of cash and certain of Exeter’s non-core assets, and a 5% gold and silver stream on future production from the Caspiche project.

The parties were not able to agree upon terms of a transaction, and discussions with respect to potentially negotiating a transaction ceased at this time.

On November 28, 2016, Mr. Russell Ball, Executive Vice President, Chief Financial Officer and Corporate Development at Goldcorp and Mr. Jason Attew, Senior Vice President, Corporate Development at Goldcorp met with Mr. Bryce Roxburgh, the Co-Chairman of Exeter and Marcus Chalk, Managing Director at Scotia Capital for lunch to get a general update on the Caspiche project.

On January 25, 2017, Mr. Roxburgh and Mr. Yale Simpson, the Co-Chairmen of Exeter, met with Mr. Attew in Vancouver and discussions were held about the possibility of pursuing a transaction that would be of mutual benefit to both parties.

On March 8, 2017, Mr. Attew met once again with Messrs. Roxburgh and Simpson in Toronto. Mr. Attew articulated that Goldcorp was interested in acquiring Exeter for a price of C$2.20 to C$2.30 per Exeter Share, which represented a proposed exchange ratio equivalent to approximately 0.11 of a Goldcorp Share for each Exeter Share held, which represented a premium range of 60% to 67% based on the volume weighted average price of the Goldcorp Shares and the Exeter Shares on the TSX for the 20-day period ending on March 7, 2017.

Subsequent to that meeting, in a non-binding letter to Exeter dated March 9, 2017, Goldcorp conveyed that it had an interest in pursuing a transaction on the terms noted above resulting in the acquisition of Exeter. Goldcorp requested an exclusivity period until March 28, 2017 to complete due diligence and negotiate definitive agreements.

On March 14, 2017, Messrs. Roxburgh and Simpson had a telephone discussion with Mr. Attew regarding the proposed exchange ratio. Mr. Attew responded later that day that Goldcorp could agree to a revised exchange ratio of 0.12 of a Goldcorp Share for each Exeter Share held. Goldcorp sent a revised non-binding expression of interest to Exeter on March 15, 2017 proposing an exchange ratio of 0.12 which represented a price of approximately C$2.36 per Exeter Share at the close of trading on March 14, 2017. The Goldcorp Board approved the terms of the acquisition as set forth in the non-binding expression of interest on March 15, 2017.

On March 16, 2017, Goldcorp and Exeter entered into the non-binding letter of intent whereby Goldcorp proposed to acquire all of the issued and outstanding Exeter Shares, subject to confirmatory due diligence, based on an exchange ratio of 0.12 of a Goldcorp Share for each Exeter Share held, equivalent to a value of approximately C$2.51 per Exeter Share, which represented a 67% premium based on Goldcorp’s and Exeter’s 20-day volume weighted average price as of close on March 15, 2017. The exchange ratio represented a 50% premium based on Goldcorp’s and Exeter’s closing prices on the TSX on March 15, 2017.

On March 16, 2017, Goldcorp and Exeter entered into the Confidentiality Agreement pursuant to which Exeter agreed to disclose certain confidential information to Goldcorp for the purpose of investigating the possibility of a transaction between the parties. Goldcorp and its legal and financial advisors received access to Exeter’s dataroom to begin a confirmatory financial, legal and business due diligence review.

On March 18, 2017, legal counsel to Goldcorp provided legal counsel to Exeter with an initial draft of the form of Arrangement Agreement, as well as the form of Lock-Up Agreements to be entered into by each director and officer of Exeter.

From March 18, 2017 to the evening of March 27, 2017, with the assistance of their respective legal and financial advisors, Exeter and Goldcorp negotiated the terms and conditions of the Arrangement Agreement.

On March 23, 2017, Mr. Attew had a telephone discussion with Messrs. Roxburgh, Simpson, and Wendell Zerb, the Chief Executive Officer of Exeter to discuss the progress of the confirmatory due diligence. In addition, in that discussion Mr. Attew laid out the broad metrics of a parallel transaction Goldcorp was pursuing on the nearby Cerro Casale project owned jointly by Barrick and Kinross.

Late in the evening on March 27, 2017, Goldcorp received confirmation that a meeting of the Exeter Board had been held that night in which the directors received the recommendations from the Special Committee that the Arrangement Agreement and the Arrangement were fair from a financial point of view to the Shareholders and were in the best interests of Exeter and that it had unanimously determined to recommend that the Shareholders vote in favour of the Arrangement. Goldcorp was further advised that the Exeter Board upon consultation with legal and financial advisors, had unanimously determined that the Arrangement is fair, from a financial point of view, to the Shareholders and was in the best interests of Exeter, and unanimously approved the execution and delivery of the Arrangement Agreement and the transactions contemplated thereby and unanimously resolved to recommend that the Shareholders vote in favour of the Arrangement.

Goldcorp was advised that on April 19, 2017, the Exeter Board and the Special Committee received the written fairness opinion from Scotia and the written fairness opinion from Paradigm which confirmed that, as the date of such opinions, the consideration to be received under the Offer by the Shareholders was fair, from a financial point of view, to the Shareholders. Goldcorp further received confirmation that at the Exeter Board meeting the Exeter Board approved the terms of the Support Agreement and determined that it would recommend that Exeter Shareholders accept the Offer (collectively, the “Board Recommendation”).

On March 28, 2017, each director and officer of Exeter entered into a Lock-Up Agreement under which each such person agreed to support the Arrangement or any alternative transaction with Goldcorp, including by voting in favour of the Arrangement or tending their Exeter Shares to the Offer.

Prior to the opening of the TSX on March 28, 2017, Goldcorp announced the acquisition of Exeter based on the exchange ratio of 0.12 of a Goldcorp Share for each Exeter Share held. This consideration represented a premium of 67% based on Goldcorp’s and Exeter’s closing prices on the TSX on March 27, 2017 and a premium of 60% based on Goldcorp’s and Exeter’s 20-day volume-weighted average share prices on the TSX for the period ending March 27, 2017.

In accordance with the terms of the Arrangement Agreement, on April 19, 2017, Goldcorp and Exeter entered into the Support Agreement in order to reflect this alternative transaction structure. The parties believe that the Offer will allow more flexibility to complete a transaction in the most timely and cost effective manner.

The Offer was announced by the Offeror by way of press release disseminated prior to the opening of the NYSE and TSX on April 20, 2017. Also on April 20, 2017, the Circular was mailed to Shareholders and delivered to Exeter, and the Offer commenced.

4.	Purpose of the Offer and Plans for Exeter

The purpose of the Offer is to enable the Offeror to acquire, on the terms and subject to the conditions of the Offer to Purchase, all of the outstanding Exeter Shares, which includes Exeter Shares that may become outstanding on the exercise, exchange or conversion of the Convertible Securities. See also “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 18 of this Circular.

If the conditions of the Offer to Purchase are satisfied or waived and the Offeror takes up and pays for the Exeter Shares validly deposited under the Offer, the Offeror intends to acquire any Exeter Shares not deposited under the Offer through a Compulsory Acquisition, if available, or propose a Subsequent Acquisition Transaction, in each case for consideration per Exeter Share at least equal in value to and in the same form as the Offer Consideration. The exact timing and details of any such transaction will depend upon a number of factors, including the number of Exeter Shares deposited under the Offer. Although the Offeror intends to propose either a Compulsory Acquisition or Subsequent Acquisition Transaction generally on the terms described herein, it is possible that, as a result of delays in the Offeror’s ability to effect such a transaction, information subsequently obtained by the Offeror, changes in general economic or market conditions or in the business of Exeter, or other currently unforeseen circumstances, such a transaction may not be proposed, may be delayed or abandoned or may be proposed on different terms. Accordingly, the Offeror reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction, or to propose a Subsequent Acquisition Transaction on terms other than as described in the Circular.

If permitted by applicable Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to delist the Exeter Shares from the TSX, NYSE MKT and the Frankfurt Exchange, and subject to applicable securities Law, cause Exeter to cease to be a reporting issuer under the securities Laws of each province of Canada in which it is a reporting issuer and cease to have public reporting obligations in any other jurisdiction where it currently has such obligations.

See “Acquisition of Shares Not Deposited Pursuant to the Offer” in Section 18 of the Circular.

If the Offer is completed and the Offeror acquires 100% of the outstanding Exeter Shares, the Offeror intends to conduct a detailed review of Exeter and its assets, corporate structure, capitalization, operations, policies, management and personnel to determine what changes would be desirable in light of such review and the circumstances which then exist. In particular, Goldcorp has identified certain synergies between Caspiche project and the Cerro Casale project, located 10 kilometres to the north of the Caspiche project, and with its future joint venture partner in the Maricunga Gold Belt, Barrick, will have the technical and financial capability to advance the Caspiche project to production at a scale commensurate with the size of the available resources. Accordingly, the Offeror intends to contribute the Caspiche project into the joint venture as soon as possible after the Offer has been completed. However, the Offer and the closing of the Cerro Casale joint venture transaction are not conditional on one another. See “Reasons to Accept the Offer” in Section 5 of this Circular.

If the Offer is completed, it is anticipated that the Exeter Board and senior management will be replaced by nominees of Goldcorp.

With the exception of the foregoing, Goldcorp has not developed any specific proposals with respect to Exeter or its operations, or any changes in its assets, business strategies, management or personnel following the acquisition of the Exeter Shares pursuant to the Offer.

5.	Reasons to Accept the Offer

Goldcorp believes that the Offer represents significant value to the Shareholders by providing them with a substantial premium to the price at which the Exeter Shares were trading prior to the announcement of the Arrangement as well as the opportunity to participate in a highly-respected global leader in the gold mining industry with demonstrated expertise in finding, developing and operating large scale mines in Canada, the United States, Mexico and Central and South America including, without limitation, Chile. Goldcorp believes the Offer offers a number of compelling benefits and believes Shareholders should deposit their Exeter Shares for the following reasons:

Significant Premium to Exeter Shareholders.

Based on the closing price of the Goldcorp Shares on the TSX on March 27, 2017, the Offer Consideration has a value of approximately C$2.58 per Exeter Share. This represents a premium of approximately:

•	67% over the closing price of Exeter Shares on the TSX on March 27, 2017; and
•	60% based on the 20-day volume-weighted average share prices of Goldcorp and Exeter on the TSX for the period ended March 27, 2017.

Prior to the announcement of the Offer, the Exeter Shares had not closed on the TSX above the value of the Offer Consideration of C$2.58 since April 2012.

Continued Participation in Exeter’s Caspiche Project.

Shareholders will continue to benefit from any future increases in value associated with development of the Caspiche project, following its intended contribution by Goldcorp as part of the JV Transaction without the significant single asset permitting, development and financing risk to which Shareholders are currently exposed. Goldcorp’s technical and financial resources will provide Shareholders with the opportunity to realize the maximum value potential at the Caspiche project in an expeditious manner.

Further, Goldcorp has well-established relationships with local communities, government officials and other stakeholders in Chile as a result of its NuevaUnión project, a 50/50 joint venture that includes Goldcorp’s El Morro deposit and Teck Resources Limited’s Relincho deposit. Goldcorp has a highly regarded operating and development philosophy, and is focused on active and long-term community engagement, which includes developing relations with local populations, governments and stakeholders to ensure sustainable development and operations.

Unanimous Board of Directors Recommendation.

The Exeter Board, upon the recommendation of the Special Committee, and after consultation with its financial and legal advisors, has unanimously determined that the Offer is in the best interests of Exeter, and unanimously recommends that Shareholders tender their Exeter Shares to the Offer.

Scotiabank and Paradigm Capital Inc. have provided opinions to the Exeter Board and the Special Committee, respectively, that the Offer Consideration to be received by the Shareholders under the transaction is fair from a financial point of view.

Greater Liquidity and Ownership in an Industry Leader.

As Shareholders will receive Goldcorp Shares as consideration under the Offer, they will become investors in Goldcorp, a senior gold producer focused on responsible mining practices with safe, low-cost production from a high-quality portfolio of mines. Shareholders will benefit from a significantly larger market capitalization, sufficient trading liquidity, strong investment grade financial profile, and broader analyst coverage above that currently enjoyed by Exeter, and will also be able to participate in Goldcorp’s quarterly dividends. The average trading value of Goldcorp Shares on the TSX for the 20 trading days ended March 27, 2017 was C$88.8 million per day versus C$0.1 million for Exeter Shares. In addition, Goldcorp is covered by 23 sell-side research analysts versus three for Exeter.

Exposure to Goldcorp’s High Quality Asset Portfolio and Growth Profile.

Shareholders who tender to the Offer will gain exposure to Goldcorp’s suite of low-cost mines (including the Red Lake Gold Mine in Ontario, the Porcupine Mine in Ontario, the Musselwhite Mine in Ontario, the Peñasquito Mine in Mexico, the Éléonore Mine in Québec, the Cerro Negro Mine in Argentina, and the Pueblo Viejo Mine in Dominican Republic), which collectively comprise one of the strongest production profiles among senior gold producers. Goldcorp is projected to grow production by 20% by 2021. In addition, Goldcorp’s management has committed to targeting a 20% increase in reserves and 20% lower all-in sustaining costs by 2021, which will support future growth and value creation. Goldcorp’s asset portfolio and growth strategy will provide Shareholders with increased diversification, scale and liquidity, which should enhance the value of their Goldcorp Shares going forward.

Disciplined and Focused Management Team in Place with a Proven Track Record of Value Creation.

The Offer will provide Shareholders with the benefit of both the project development and operational depth of the Goldcorp management team, which has a solid track record of developing and managing world-class mines for the benefit of all stakeholders.

Financial Capacity to Secure the Future of the Caspiche Project.

To successfully advance the Caspiche project, Goldcorp’s resources and technical expertise will be advantageous to overcome the significant financial and dilutive pressures that would be faced by Exeter in prevailing market conditions.

Goldcorp’s balance sheet, operating cash flow and access to capital markets, together with the financial capacity of its future joint venture partner, Barrick, will be available to finance the development of the Caspiche project in a timely manner. Goldcorp’s investment grade balance sheet will ensure that development is financed in an optimal manner that maximizes value for all stakeholders. Goldcorp has demonstrated its ability to raise the financing required to fund significant development projects with minimal dilution to shareholders. With Goldcorp’s significant technical expertise and superior financial capacity, Goldcorp believes it is better positioned than Exeter to advance the Caspiche project through production while minimizing financing risk faced by Exeter, which may require dilutive financings that would materially impair the value of Shareholders’ investments.

Eliminates Single Asset, Country Operating and Financial Risks.

Shareholders will benefit from exposure to Goldcorp’s diversified portfolio of operating mines and projects situated throughout the Americas, eliminating the single asset and country risk currently at Exeter. In addition, Shareholders will benefit going forward from Goldcorp’s strong balance sheet and financial strength, including flexibility to access capital that will enable Goldcorp to capitalize on its existing development pipeline and opportunities that arise within the industry.

Opportunity to Defer Taxation on Capital Gains.

For Canadian tax purposes, Canadian resident Shareholders who hold their Exeter Shares as capital property will generally be entitled to an automatic rollover to defer recognition of capital gains or losses from the exchange of their Exeter Shares for Goldcorp Shares pursuant to the Offer. For U.S. federal income tax purposes, the Offer is intended to qualify as a reorganization. If the Offer qualifies as a reorganization, U.S. Shareholders may qualify for the non-recognition of capital gains or losses from disposal of their Exeter Shares. U.S. tax laws are complex and the consequences may not be fully described herein. U.S. Shareholders are encouraged to consult their tax advisors. Shareholders who constitute 10% Holders will be liable to Chilean tax on the exchange, and the Offeror will withhold from payment the amount required by Chilean law.

The foregoing list of factors is not intended to be exhaustive. Shareholders should consider the Offer carefully and come to their own conclusions as to whether to accept or reject the Offer. Shareholders who are in doubt as to how to respond should consult with their own investment dealer, stockbroker, bank manager, lawyer or other professional advisor.

Low Conditionality of the Offer

The Offer is only subject to a limited number of conditions, which includes the Statutory Minimum Condition. The low conditionality of the Offer provides certainty to Shareholders that the Offer will be completed successfully and lowers the execution risk of the Offer.

6.	Risk Factors Related to the Offer

Shareholders should carefully consider the following risk factors related to the Offer. In addition to the risks set out in the documents incorporated by reference in the Offer to Purchase and Circular, including in the Annual Information Form, the successful completion of the acquisition by the Offeror of all of the Exeter Shares is subject to certain risks, including as set forth below. In addition, Exeter may be subject to risks that are not applicable or material to the Offeror at the present time, but that may apply following the completion of the

Offer. Risk factors relating to Exeter can be found in the annual information form of Exeter dated March 24, 2017 available on SEDAR. Such risks may not be the only risks facing the Offeror. Additional risks and uncertainties not presently known may also materially adversely affect the business, operations, financial condition or prospects of the Offeror.

The Goldcorp Shares issued in connection with the Offer may have a market value different than expected.

The Offeror is offering to purchase the Exeter Shares on the basis of 0.12 of a Goldcorp Share for each Exeter Share. Because the exchange ratio will not be adjusted to reflect any changes in the market value of Goldcorp Shares, the market values of the Goldcorp Shares and the Exeter Shares at the time of the take up of Exeter Shares under the Offer may vary significantly from the values at the date of this Offer to Purchase and Circular or the date that Shareholders tender their Exeter Shares under the Offer. If the market price of Goldcorp Shares declines, the value of the Offer Consideration received by Shareholders will decline as well. For example, during the 12-month period ending on March 27, 2017 (the most recent practicable date prior to the announcement of the Arrangement), the trading price of Goldcorp Shares on the TSX varied from a low of C$15.95 to a high of C$26.56 and ended that period at C$21.46. Variations like these may occur as a result of changes in, or market perceptions of changes in, the business, operations or prospects of the Offeror, market assessments of the likelihood the Offer will be consummated, regulatory considerations, general market and economic conditions, gold price changes and other factors over which the Offeror has no control.

After the consummation of the Offer, Exeter would become a majority-owned subsidiary of the Offeror and the Offeror’s interests could differ from that of the other Shareholders.

After the consummation of the Offer (which may result in the Offeror holding less than 100% of the issued and outstanding Exeter Shares), the Offeror will, through the control of Exeter, have the power to elect the directors, appoint new management, or approve certain actions requiring the approval of Shareholders, including adopting certain amendments to Exeter’s constating documents and approving mergers or dispositions of Exeter’s assets. In particular, after the consummation of the Offer, the Offeror intends to exercise its statutory right, if available, to acquire all of the Exeter Shares not deposited pursuant to the Offer or, if such statutory right of acquisition is not available or the Offeror elects not to pursue such right, to integrate Exeter and the Offeror, by amalgamation, capital reorganization, share consolidation, statutory arrangement or other transaction for the purpose of enabling the Offeror or its affiliates to acquire all Exeter Shares not acquired pursuant to the Offer. In any of these contexts, the Offeror’s interest with respect to Exeter may differ from those of any remaining minority Shareholders who do not deposit their Exeter Shares under the Offer.

Mineral reserve and mineral resource figures pertaining to Exeter’s properties are only estimates and are subject to revision based on developing information.

Information pertaining to Exeter’s mineral reserves and mineral resources are estimates and no assurances can be given as to their accuracy. Such estimates are, in large part, based on interpretations of geological data obtained from drill holes and other sampling techniques. Actual mineralization or formations may be different from those predicted. Mineral reserve and mineral resource estimates are materially dependent on the prevailing price of minerals and the cost of recovering and processing minerals at the individual mine sites. Market fluctuations in the price of minerals or increases in recovery costs, as well as various short-term operating factors, may cause a mining operation to be unprofitable in any particular accounting period. The estimates of mineral reserves and mineral resources attributable to any specific property of Exeter are based on accepted engineering and evaluation principles. The estimated amount of contained minerals in proven and probable mineral reserves does not necessarily represent an estimate of a fair market value of the evaluated properties.

Following the completion of the Offer and prior to the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction or if a Compulsory Acquisition or Subsequent Acquisition Transaction cannot be completed, the trading liquidity for Exeter Shares not deposited under the Offer will be reduced, which might affect the price of the Exeter Shares and the ability of a Shareholder to dispose of its Exeter Shares.

If the Offer is completed, the liquidity and market value of any remaining Exeter Shares, prior to the completion of any Compulsory Acquisition or Subsequent Acquisition Transaction, held by the public could be adversely affected by the fact that they will be held by a smaller number of holders. The purchase of any Exeter Shares by the Offeror pursuant to the Offer will reduce the number of Exeter Shares that might otherwise trade publicly, as well as the number of Shareholders, and, depending on the number of Shareholders depositing and the number of Exeter Shares purchased under the Offer, successful completion of the Offer would likely adversely affect the liquidity and market value of the remaining Exeter Shares held by the public. In addition, if the Offeror is unable to complete a Compulsory Acquisition or Subsequent Acquisition Transaction, the liquidity and market value of the Exeter Shares held by the public will likely be adversely affected. After the purchase of the Exeter Shares under the Offer, it may be possible for Exeter to take steps towards the elimination of any applicable public reporting requirements under applicable securities legislation in any province of Canada and/or in the United States or any other jurisdiction in which it has an insignificant number of shareholders. If such requirements are eliminated, Exeter will cease filing periodic reports with the Canadian Securities Regulatory Authorities and/or the SEC, which may further impact the value of the Exeter Shares.

The rules and regulations of the TSX, NYSE MKT, and Frankfurt Exchange, respectively, establish certain criteria that, if not met, could lead to the delisting of the Exeter Shares from the TSX, NYSE MKT or Frankfurt Exchange or all of them. Among such criteria are the number of Shareholders, the number of Exeter Shares publicly held and the aggregate market value of the Exeter Shares publicly held. Depending on the number of Exeter Shares purchased under the Offer, it is possible that Exeter would fail to meet the criteria for continued listing on the TSX, NYSE MKT, Frankfurt Exchange or all of them. If this were to happen, the Exeter Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Exeter Shares. The Offeror intends to cause Exeter to apply to delist the Exeter Shares from the TSX, NYSE MKT and Frankfurt Exchange as soon as practicable after the completion of the Offer or any Compulsory Acquisition or Subsequent Acquisition Transaction. If the Exeter Shares are delisted and Exeter ceases to be a “public corporation” for the purposes of the Tax Act, Exeter Shares would cease to be qualified investments for trusts governed by RRSPs, RESPs, RRIFs, TFSAs, and deferred profit sharing plans. Delisting can also have adverse tax consequences to non-resident Shareholders, as described under “Certain Canadian Federal Income Tax Considerations” in Section 21 of the Circular.

The acquisition by the Offeror of Exeter may not be successfully completed without the possibility of Shareholders exercising dissent and appraisal rights in connection with a Compulsory Acquisition or a Subsequent Acquisition Transaction.

In order for the Offeror to acquire all of the issued and outstanding Exeter Shares, it will likely be necessary, following the completion of the Offer, to effect a Compulsory Acquisition or a Subsequent Acquisition Transaction. A Compulsory Acquisition or a Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Exeter Shares. If the statutory procedures governing dissent rights are available and are complied with, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Exeter Shares which would be paid in cash rather than in the form of the Offer Consideration to be paid pursuant to the Offer.

7.	Source of Funds

The Offeror’s obligation to purchase the Exeter Shares deposited under the Offer is not subject to any financing condition.

8.	Certain Information Concerning the Offeror and the Goldcorp Shares

Authorized and Outstanding Share Capital

The authorized share capital of Goldcorp consists of an unlimited number of Goldcorp Shares. As of the date hereof, 855,500,432 Goldcorp Shares were issued and outstanding. In addition, as of the date hereof, there were 9,240,952 Goldcorp Shares issuable on the exercise of stock options and 3,249,756 Goldcorp Shares issuable on the vesting of restricted share units.

Voting and Other Rights

Holders of Goldcorp Shares are entitled to receive notice of any meetings of Goldcorp’s shareholders, to attend and to cast one vote per Goldcorp Share at all such meetings. Holders of Goldcorp Shares do not have cumulative voting rights with respect to the election of directors and, accordingly, holders of a majority of the Goldcorp Shares entitled to vote in any election of directors may elect all directors standing for election. Upon the liquidation, dissolution or winding up of Goldcorp, holders of Goldcorp Shares are entitled to receive on a pro-rata basis the net assets of Goldcorp after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions and conditions attaching to any other series or class of shares ranking senior in priority to or on a pro-rata basis with the holders of Goldcorp Shares with respect to dividends or liquidation. The Goldcorp Shares do not carry any pre-emptive, subscription, redemption or conversion rights, nor do they contain any sinking or purchase fund provisions.

Dividend and Dividend Policy

Holders of Goldcorp Shares are entitled to receive on a pro-rata basis such dividends, if any, as and when declared by the Goldcorp Board at its discretion from funds legally available therefor.

In 2016, the dividend paid was US$0.12 per Goldcorp Share (monthly payments of US$0.02 per Goldcorp Share until March 2016, and thereafter quarterly payments of US$0.02 per Goldcorp Share). In 2015, the dividend paid was US$0.45 per Goldcorp Share (monthly payments of US$0.05 per Goldcorp Share until July 2015, and thereafter monthly payments of US$0.02 per Goldcorp Share). In 2014, the dividend paid was US$0.60 per Goldcorp Share (monthly payments of US$0.05 per Goldcorp Share).

Although Goldcorp expects to continue paying a cash dividend, any future dividends will be at the discretion of the Goldcorp Board and will be subject to factors such as cash flow, results of operations and financial condition of Goldcorp and its subsidiaries, the need for funds to finance ongoing operations, compliance with credit agreements and other instruments, and such other considerations as the Goldcorp Board considers relevant.

The following table sets forth the number of currently outstanding Goldcorp Shares and the number expected to be outstanding upon completion of the Offer, based on certain assumptions.

Pro Forma Goldcorp Shares Outstanding and Ownership

	Number of Goldcorp Shares	Percentage of Goldcorp Shares Upon Completion of the Offer
Goldcorp Shares Currently Outstanding
Existing Goldcorp Shareholders (1)	855,500,423	98.72%
Goldcorp Shares to be Issued under the Offer
Existing Exeter Shareholders (2)	11,072,730	1.28%

TOTAL:	866,573,153	100%

(1)	As at April 19, 2017, the Offeror also had options outstanding to purchase up to 9,240,952 Goldcorp Shares and restricted share units outstanding to acquire up to 3,249,756 Goldcorp Shares.
(2)

As at April 19, 2017, Exeter had additional Convertible Securities outstanding to purchase up to 3,680,000 Exeter Shares. If exercised, Goldcorp would issue approximately an additional 441,600 Goldcorp Shares.

Consolidated Capitalization

There have not been any material changes in the share and loan capital of the Offeror since December 31, 2016, the date of the Offeror’s most recently filed financial statements. The following table sets forth Goldcorp’s consolidated capitalization as at December 31, 2016, and further adjusted to give effect to the Offer, any Compulsory Acquisition or any Subsequent Acquisition Transaction. The table should be read in conjunction with the audited annual consolidated financial statements of Goldcorp for the years ended December 31, 2016 and 2015, including the notes thereto, and management’s discussion and analysis thereof and the other financial information of Goldcorp contained in or incorporated by reference in the Offer to Purchase and Circular.

	As at December 31, 2016	As at December 31, 2016, After Giving Effect to the Offer
	(in millions of United States dollars)
Debt	2,510	2,510

Non-controlling interests	-	-

Shareholders’ equity
Common shares, stock options and restricted share units	18,064	18,248
Retained earnings	(4,690)	(4,688)
Investment revaluation reserve	41	41

Total shareholders’ equity	13,415	13,601

Total capitalization	15,925	16,111

Previous Distribution of Goldcorp’s Shares

For the 12-month period prior to the date hereof, Goldcorp has issued or granted Goldcorp Shares and securities convertible into Goldcorp Shares listed in the table set forth below:

Month of Issuance	Security	Price per Security	Number of Securities
May 2016	Goldcorp Shares(1)	C$10.47(2)	658
	Goldcorp Shares(3)	C$24.47(4)	11,293
	Goldcorp Shares(1)	C$8.54(2)	2,194
	Goldcorp Shares(1)	C$14.60(2)	2,633
	Goldcorp Shares(3)	C$23.25(4)	19,414
	Goldcorp Shares(3)	C$23.85/US$18.49(4)	22,641
	Goldcorp Shares(3)	C$21.47(4)	9,068
June 2016	Goldcorp Shares(5)	US$17.242(6)	79,764
	Goldcorp Shares(3)	C$24.72(4)	9,461
July 2016	Goldcorp Shares(1)	C$20.27(2)	20,000
	Goldcorp Shares(7)	C$25.14(8)	20,997,312

Month of Issuance	Security	Price per Security	Number of Securities
August 2016	Restricted Share Units	C$23.71(9)	4,217
	Goldcorp Shares(3)	US$17.97(4)	18,279
	Goldcorp Shares(3)	C$24.09/US18.14(4)	43,259
	Goldcorp Shares(3)	US$18.01(4)	23,249
	Goldcorp Shares(3)	C$23.33(4)	19,890
	Goldcorp Shares(3)	US$17.46(4)	6,839
	Goldcorp Shares(3)	C$23.21(4)	276
	Goldcorp Shares(3)	C$24.47(4)	20,260
	Goldcorp Shares(3)	US$18.84(4)	13,427
September 2016	Goldcorp Shares(5)	US$15.601(6)	116,634
November 2016	Goldcorp Shares(3)	US$15.24(4)	2,745
	Goldcorp Shares(3)	US$14.72(4)	2,466
	Goldcorp Shares(3)	US$13.19(4)	22,916
December 2016	Goldcorp Shares(5)	US$12.031(6)	123,085
February 2017	Goldcorp Shares(1)	C$20.27(2)	21,479
	Restricted Share Units	C$22.48/US$17.10(9)	1,466,718
	Restricted Share Units	C$22.48(9)(10)	60,048
	Goldcorp Shares(3)	C$21.05/US$15.95(4)	329,853
March 2017	Goldcorp Shares(3)	C$20.25/US$15.12(4)	477,734
	Goldcorp Shares(3)	C$19.78/US$14.66(4)	653,729
	Goldcorp Shares(1)	C$20.27(2)	5,504
	Goldcorp Shares(5)	US$15.172(6)	120,459

Total			24,727,504

(1)	Issued upon exercise of previously granted stock options.
(2)	Exercise price of stock option.
(3)	Issued upon vesting of previously issued restricted share units.
(4)	Closing market price on date of vesting.
(5)	Issued under the Dividend Reinvestment Plan.
(6)	Dividend Reinvestment Plan discounted average market price.
(7)	Shares issued to former Kaminak Gold Corporation shareholders.
(8)	Deemed share price - closing market price day prior to the completion of acquisition of Kaminak Gold Corporation.
(9)	Deemed price on date of grant.
(10)	Issued upon vesting of restricted share units that vested immediately on grant.

Price Range and Trading Volumes of Goldcorp Shares

Goldcorp Shares are listed and posted for trading on the TSX under the symbol “G” and on the NYSE under the symbol “GG”. The following table sets forth information relating to the trading of the Goldcorp Shares on the TSX and NYSE for the months indicated.

	TSX			NYSE
Month	High (C$)	Low (C$)	Volume	High (US$)	Low (US$)	Volume
February 2016	22.78	15.64	116,043,816	16.49	11.13	73,842,968
March 2016	22.91	18.59	95,234,757	17.61	13.77	63,025,666
April 2016	25.29	20.26	77,822,860	20.16	15.44	51,571,490
May 2016	25.35	21.03	72,292,597	20.23	16.03	50,593,396
June 2016	24.97	21.69	83,332,225	19.29	16.56	59,438,452
July 2016	26.56	23.11	64,225,435	20.38	17.53	40,707,107
August 2016	25.17	19.89	63,266,035	19.35	15.17	48,664,641
September 2016	22.53	19.76	55,265,811	17.31	15.04	49,229,111
October 2016	21.82	18.35	62,165,424	16.63	13.87	47,214,348
November 2016	21.63	17.07	67,377,234	16.13	12.66	52,292,122
December 2016	19.21	15.95	65,192,169	14.31	11.91	50,466,270
January 2017	21.48	18.35	71,441,579	16.40	13.65	50,037,932
February 2017	23.35	20.58	56,995,141	17.87	15.73	41,799,159
March, 2017	21.93	19.34	97,076,057	16.38	14.47	55,981,243
April 1 to 19, 2017	20.74	19.37	32,721,884	15.63	14.46	22,296,966

Documents of Goldcorp Incorporated by Reference

Information has been incorporated by reference in this Offer to Purchase and Circular from documents filed with the Securities Regulatory Authorities in Canada which have also been filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Goldcorp at Suite 3400, Park Place, 666 Burrard Street, Vancouver, British Columbia, V6C 2X8 (telephone: 604-696-3000) and are also available electronically on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. The filings of Goldcorp through SEDAR or on EDGAR in the United States are not incorporated by reference in this Offer to Purchase and Circular except as specifically set out herein. Information contained in or otherwise accessed through Goldcorp’s website (www.goldcorp.com), or any other website, does not form part of this Offer to Purchase and Circular. All such references to the Offeror’s website are inactive textual references only.

The following documents of Goldcorp are specifically incorporated by reference in, and form an integral part of, this Offer to Purchase and Circular:

(a)	the Annual Information Form;

(b)

audited consolidated financial statements as at and for the years ended December 31, 2016 and 2015, together with the notes thereto and the report of Deloitte LLP, the independent registered public accounting firm thereon;

(c)	management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2016; and

(d)	management information circular dated March 13, 2017 for Goldcorp’s annual meeting of shareholders to be held on April 26, 2017.

All documents of the type referred to above (excluding confidential material change reports) and any business acquisition reports subsequently filed by Goldcorp with any Canadian Securities Regulatory Authorities on or after the date of the Offer to Purchase and Circular and prior to the termination of the Offer shall be deemed to be incorporated by reference into the Offer to Purchase and Circular. In addition, any report on Form 40-F, 20-F or

Form 6-K (or any respective successor form) filed or furnished by Goldcorp to the SEC subsequent to the date of Offer to Purchase and Circular, if and to the extent expressly provided for in such reports on Form 6-K or Form 40-F, shall be incorporated by reference into the Offer to Purchase and Circular. Goldcorp’s periodic reports on Form 6-K and its annual reports on Form 40-F are available on EDGAR at www.sec.gov.

Notwithstanding the foregoing, any and all portions of the documents that consist of Exeter’s public disclosure documents expressly identified as such, and whether or not such portions are reproduced or incorporated by reference into a Goldcorp document, including, without limitation, Exeter’s financial statements and current annual information form, are expressly excluded from such incorporation by reference into the Offer to Purchase and Circular, and Goldcorp disclaims any responsibility for such disclosure. None of Goldcorp, or any of its officers or directors assumes any responsibility for the accuracy or completeness of such Exeter information or for any failure by Exeter to disclose events or facts which have occurred or which may affect the significance or accuracy of any such information but which are unknown to Goldcorp. Information regarding Exeter is filed publicly by Exeter with the Securities Regulatory Authorities in Canada and to the SEC, which are available electronically on SEDAR at www.sedar.com and on EDGAR at www.sec.gov.

Any statement contained in this Offer to Purchase and Circular or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded, for purposes of this Offer to Purchase and Circular, to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies, replaces or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase and Circular. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

9.	Certain Information Concerning Exeter and the Exeter Shares

Authorized and Outstanding Capital

Exeter’s authorized share capital consists of an unlimited number of Exeter Shares. As of the date hereof, there were 92,272,753 Exeter Shares issued and outstanding and 3,680,000 Options. There are no other Convertible Securities outstanding.

All of the Exeter Shares rank equally as to voting rights, participation in a distribution of the assets of Exeter on liquidation, dissolution or winding-up and the entitlement to dividends. The holders of the Exeter Shares are entitled to receive notice of all meetings of Shareholders and to attend and vote their Exeter shares at such meetings. Each Exeter Share carries with it the right to one vote. In the event of the liquidation, dissolution or winding-up of Exeter or other distribution of assets of Exeter, the holders of the Exeter Shares will be entitled to receive, on a pro-rata basis, all of the assets remaining after Exeter has paid its liabilities. There is no set dividend rate or dividend schedule for the Exeter Shares. The Exeter Board will decide if and when dividends should be declared and paid. The Exeter Shares are not subject to any future call or assessment and there are no provisions for exchange, conversion, exercise, redemption or retraction.

Dividend and Dividend Policy

Exeter has not paid any dividends since incorporation and according to its public disclosure, it has no plans to pay dividends for the foreseeable future, although there are no restrictions that prevent Exeter from paying dividends.

Price Range and Trading Volumes of the Shares

The Exeter Shares are listed and posted for trading on the TSX under the symbol “XRC”, on the NYSE MKT under the symbol “XRA” and on the Frankfurt Exchange under the symbol “EXB”. The following table sets forth information relating to the trading of the Exeter Shares on the TSX and NYSE MKT for the months indicated.

	TSX			NYSE MKT
Month	High (C$)	Low (C$)	Volume	High (US$)	Low (US$)	Volume
February 2016	0.73	0.53	815,919	0.54	0.37	603,590
March 2016	0.87	0.67	932,588	0.67	0.50	603,271
April 2016	1.34	0.70	1,446,505	1.06	0.54	1,357,357
May 2016	1.33	0.97	720,999	1.05	0.76	1,070,516
June 2016	1.83	0.92	1,550,736	1.44	0.70	1,372,871
July 2016	1.90	1.49	2,003,297	1.47	1.14	1,445,539
August 2016	1.94	1.44	1,645,674	1.48	1.11	983,391
September 2016	1.76	1.50	1,104,483	1.38	1.13	575,764
October 2016	1.69	1.41	705,569	1.27	1.07	593,703
November 2016	1.66	1.02	1,342,002	1.25	0.76	919,385
December 2016	1.10	0.89	1,211,914	0.84	0.67	899,579
January 2017	1.38	1.01	1,270,656	1.04	0.75	685,988
February 2017	1.55	1.24	1,599,007	1.18	0.94	504,783
March 2017	2.52	1.38	6,496,286	1.89	1.01	2,097,562
April 1 to 19, 2017	2.45	2.27	2,592,999	1.84	1.70	1,455,867

On March 27, 2017, the last trading day prior to the announcement of the Arrangement, the closing price of the Exeter Shares on the TSX was C$1.54 and on the NYSE MKT was US$1.16. Based on the closing price of C$21.46 per Goldcorp Share on March 27, 2017, the Offer Consideration has a value of approximately C$2.58 per Exeter Share, representing a premium of approximately 67% based on the closing prices of the Exeter Shares on the TSX on March 27, 2017. The Offer Consideration also represents a premium of approximately 60% based on the volume weighted average prices of the Exeter Shares and the Goldcorp Shares on the TSX for the 20 trading days immediately preceding the date the Offeror announced the Arrangement.

10.	Effect of the Offer on the Market for Exeter Shares; Stock Exchange Listing and Public Disclosure

Market for Shares

The purchase of Exeter Shares by the Offeror under the Offer or otherwise will reduce the number of Exeter Shares that might otherwise trade publicly and may reduce the number of Shareholders and, depending on the number of Exeter Shares purchased, could adversely affect the liquidity and market value of the remaining Exeter Shares held by the public.

Listing and Quotations

The rules and regulations of the TSX, NYSE MKT and Frankfurt Exchange establish certain criteria which, if not met, could, upon successful completion of the Offer, lead to the delisting of the Exeter Shares from the TSX, NYSE MKT and Frankfurt Exchange. Depending on the number of Exeter Shares purchased by the Offeror under the Offer or otherwise, it is possible that Exeter would fail to meet the criteria for continued listing on the TSX, NYSE MKT or Frankfurt Exchange or all of them. If this were to happen, the Exeter Shares could be delisted and this could, in turn, adversely affect the market or result in a lack of an established market for the Exeter Shares. If the Offeror proceeds with a Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Exeter to apply to delist the Exeter Shares from the TSX, NYSE MKT and Frankfurt Exchange as soon as practicable after completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction. If the Exeter Shares are delisted from the TSX, NYSE MKT and Frankfurt Exchange, the extent of the public market for the Exeter Shares and the availability of price or other quotations would depend upon the number of Shareholders, the number of Exeter Shares publicly held and the aggregate market value of the Exeter Shares publicly held at such time, the interest in maintaining a market in Exeter Shares on the part of securities firms, whether Exeter remains subject to public reporting requirements in Canada or the U.S., and other factors.

Continuous Disclosure Obligations of Exeter

After the purchase of the Exeter Shares under the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, Exeter may cease to be subject to the public reporting and proxy solicitation requirements of the BCBCA and the securities Laws of certain provinces of Canada and such other jurisdictions where Exeter has similar obligations. Furthermore, it may be possible for Exeter to cease to be a reporting issuer in any province or jurisdiction where only a small number of Shareholders reside. If permitted by Law, subsequent to the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, the Offeror intends to cause Exeter to cease to be a reporting issuer under the securities Laws of each provinces of Canada in which it is a reporting issuer, to cease to be a reporting issuer in the United States under the U.S. Exchange Act and to cease to have public reporting obligations in any other jurisdiction where it currently has such obligations.

11.	Comparison of Shareholder Rights

If the Offer is consummated, Shareholders will receive Goldcorp Shares. As Goldcorp is a corporation existing under the Laws of Ontario, the rights of holders of Goldcorp Shares are governed by the OBCA. The rights of Shareholders are currently governed by the BCBCA and by Exeter’s notice of articles and articles. Although the rights and privileges of shareholders under OBCA and the BCBCA are in many instances comparable, there are certain differences. Please refer to Schedule A attached hereto for a comparison of shareholder rights under the OBCA and the BCBCA.

12.	Ownership of and Trading in Exeter Shares

As at the date hereof, the Offeror does not beneficially own, or exercise control or direction over, any Exeter Shares.

No Exeter Shares or other securities of Exeter are beneficially owned, nor is control or direction exercised over any of such securities, by any director or officer of the Offeror.

To the knowledge of the Offeror after reasonable enquiry, no Exeter Shares or other securities of Exeter are beneficially owned, and no control or direction is exercised over any of such securities, (i) by any associate or affiliate of the Offeror; (ii) any insider of the Offeror or by any associate or affiliate thereof; or (iii) any person acting jointly or in concert with the Offeror.

During the six-month period preceding the date of the Offer to Purchase, the Offeror has made the following purchases and sales of Exeter Shares, at the respective prices and on the respective dates set out the following table.

Date of Purchase or Sale	Purchase or Sale(1)	Price per Exeter Share	Number of Exeter Shares
January 30, 2017	Purchase	C$1.24	30,500
January 31, 2017	Purchase	C$1.29	122,800
February 1, 2017	Purchase	C$1.27	110,900
February 2, 2017	Purchase	C$1.32	63,500
February 3, 2017	Purchase	C$1.39	122,600
February 6, 2017	Purchase	C$1.42	42,400
February 7, 2017	Purchase	C$1.45	76,900
February 8, 2017	Purchase	C$1.48	46,000
February 9, 2017	Purchase	C$1.45	55,400
February 10, 2017	Purchase	C$1.49	50,700
February 13, 2017	Purchase	C$1.47	42,200
February 14, 2017	Purchase	C$1.49	45,800
February 15, 2017	Purchase	C$1.48	53,900
February 16, 2017	Purchase	C$1.52	38,200
February 17, 2017	Purchase	C$1.50	102,500
February 21, 2017	Purchase	C$1.50	110,900
February 22, 2017	Purchase	C$1.50	100,000
February 23, 2017	Purchase	C$1.50	135,000
February 24, 2017	Purchase	C$1.44	160,600
February 27, 2017	Purchase	C$1.46	85,200
February 28, 2017	Purchase	C$1.46	30,000
March 1, 2017	Purchase	C$1.47	63,400
March 2, 2017	Purchase	C$1.51	133,400
March 3, 2017	Purchase	C$1.49	95,800
March 6, 2017	Purchase	C$1.54	35,700
March 7, 2017	Purchase	C$1.52	48,000
March 8, 2017	Purchase	C$1.57	35,600
March 28, 2017	Sale	C$2.42	2,037,900(2)

(1)	All purchases and sales were normal course transactions made on the TSX.
(2)	The Offeror disposed of the 2,037,000 Exeter Shares upon announcement of the Arrangement, representing 100% of the Exeter Shares held by the Offeror.

Other than as set forth above, to the knowledge of the Offeror after reasonable enquiry, neither the Offeror nor any of its directors or officers, any associate or affiliate of the Offeror, any insider of the Offeror or any associate or affiliate thereof, or any person acting jointly or in concert with the Offeror purchased or sold any Exeter Shares or other securities of Exeter during the six-month period preceding the date of the Offer.

13.	Commitments to Acquire Shares of Exeter

To the knowledge of the Offeror after reasonable enquiry, none of the Offeror, any of its directors or officers, any associate or affiliate of the Offeror, any insider of the Offeror or any associate of affiliate thereof, or any person acting jointly or in concert with the Offeror, have entered into any agreements, commitments or understandings to acquire any securities of Exeter Shares or other securities of Exeter.

14.	Arrangements, Agreements or Understandings

Other than as provided in the Support Agreement, the Lock-Up Agreements and as otherwise disclosed herein there are (i) no agreements, commitments or understandings made or proposed to be made between the Offeror and any of the directors or officers of Exeter, including for any payment or other benefit proposed to be made or given by way of compensation for loss of office or their remaining in or retiring from office if the Offer is successful, (ii) no agreements, commitments or understandings made or proposed to be made between the Offeror and any security holder of Exeter relating to the Offer, and (iii) no agreements, commitments or understandings between the Offeror and Exeter relating to the Offer. The Offeror is not aware of any agreement, commitment or understanding that could affect control of Exeter and that can reasonably be regarded as material to a Shareholder in deciding whether or not to deposit Exeter Shares under the Offer.

See “Support Agreement” in Section 19 of this Circular and “Lock-Up Agreements” in Section 20 of this Circular.

To the knowledge of Goldcorp, other than as described in this Section 14, there are no direct or indirect benefits of accepting or rejecting the Offer that will accrue to any insider of Goldcorp or, to the knowledge of Goldcorp, after reasonably enquiry, any director or officer of Exeter, any insider of Exeter or any associate or affiliate thereof, any associate or affiliate of Exeter or any person or company acting jointly or in concert with Exeter, other than those benefits that will accrue to Shareholders generally.

Exeter has advised Goldcorp that: (a) Bryce Roxburgh, Director and Co-Chairman of the Exeter Board, is party to a consulting agreement dated September 1, 2014 with Exeter, pursuant to which he is entitled to receive C$700,000 on a change of control of Exeter; (b) Cecil Bond, Chief Financial Officer of Exeter, is party to a consulting agreement dated September 1, 2014 with Exeter, pursuant to which he is entitled to receive C$875,000 on a change of control of Exeter; (c) Yale Simpson, Director and Co-Chairman of the Exeter Board, is party to a consulting agreement dated September 1, 2014 with Exeter, pursuant to which he is entitled to receive C$612,500 on a change of control of Exeter; (d) Wendell Zerb, President and Chief Executive Officer of Exeter, is party to a services agreement dated February 28, 2017 with Exeter, pursuant to which he is entitled to receive C$1,050,000 on a change of control of Exeter; and (e) Robert Grey, Vice President Corporate Communications, is party to an employment agreement dated January 1, 2014 with Exeter, pursuant to which he is entitled to receive C$240,000 on a change of control of Exeter. In each of the agreements referred to in this paragraph, the applicable definition of “change of control” would include the take-up of more than 50% of the Exeter Shares under the Offer.

In the event of a “change of control” or impending “change of control”, under the terms of the Stock Option Plan, the Exeter Board may, in its sole discretion, deal with outstanding Options in the manner it deems fair and reasonable in light of the circumstances. The definition of “change of control” under the Stock Option Plan would include the take-up of more than 50% of the Exeter Shares under the Offer. Under the terms of the Support Agreement, Exeter and Goldcorp have agreed that holders of Options will be entitled, at their option, to (i) exercise such Options, in accordance with their terms, and thereby acquire Exeter Shares; or (ii) effect a cashless exercise of their Options solely for purposes of tendering to the Offer all Exeter Shares issued in connection with such cashless exercise; or (iii) in lieu of exercising Options, surrender or cancel such Options to Exeter in exchange for a payment by Exeter in the form of Exeter Shares having a fair market value equal to the amount by which the aggregate value of the Offer Consideration for the Exeter Shares which could be acquired pursuant to the exercise of such Options exceeds the aggregate exercise price of such Options. Under the Support Agreement, the parties agree that all Options tendered to Exeter for exercise, surrender or cancellation, conditional upon the Offeror taking up the Exeter Shares under the Offer (a “Conditional Exeter Option Exercise”), shall be deemed to have been exercised or surrendered immediately prior to the take up of the Exeter Shares by the Offeror. Exeter shall withhold from any consideration received and shall remit to the relevant tax authority, an amount sufficient to satisfy all applicable income tax and other source deductions arising on the exercise or purchase for cancellation of Options. In addition, Exeter and Goldcorp have agreed that any Options outstanding following completion of the Offer shall be adjusted in accordance with the terms of the Stock Option

Plan upon Goldcorp becoming the sole shareholder of Exeter to be exercisable for the same aggregate consideration for Goldcorp Shares and the Exeter Options shall continue to be governed by and be subject to the terms of the Stock Option Plan and any applicable agreement thereunder.

Exeter has advised Goldcorp that (a) Bryce Roxburgh holds no Options; (b) Cecil Bond holds 700,000 Options; (c) Yale Simpson holds no Options; (d) Wendell Zerb holds 1,300,000 Options; (e) Robert Grey holds 370,000 Options; (f) Jerry Perkins holds 250,000 Options; (g) Robert Reynolds holds 285,000 Options; (h) Julian Bavin holds 285,000 Options; and (i) John C. Simmons holds no Options.

Exeter has advised Goldcorp that as of the date of the announcement of the Offer, with the exception of Bryce Roxburgh, Cecil Bond, Yale Simpson, and Wendell Zerb, each of these related parties of Exeter and his or her associated entities beneficially owned, or exercised control or direction over, less than 1% of the Exeter Shares (taking into account Exeter Shares issuable on the exercise of their Options). See the section entitled “Directors, Officers and Principal Shareholders and Ownership of Securities — Directors and Officers” in the Directors’ Circular. In addition, the benefit was not conferred for the purpose of increasing the value of the consideration paid to the related party for securities tendered under the Offer, the conferring of the benefit is not, by its terms, conditional on the related party supporting the Offer in any manner and full particulars of the benefit are disclosed herein. The De Minimis Exemption (as defined below in Section 18) is thus applicable in respect of such related parties and the Exeter Shares acquired by Goldcorp from such related parties under the Offer, representing approximately 1.9% of the outstanding Exeter Shares, may be treated as “minority” shares and be voted in favour of a Subsequent Acquisition Transaction. The De Minimis Exemption is not applicable in respect of Bryce Roxburgh, Cecil Bond, Yale Simpson, and Wendell Zerb, as each of them holds more than 1% of the outstanding Exeter Shares (taking into account Exeter Shares issuable on the exercise of their Options). Exeter has advised Goldcorp that as of April 19, 2017, Bryce Roxburgh holds 6,694,750 Exeter Shares and NIL Options, representing approximately 7.26% of the outstanding Exeter Shares; Cecil Bond holds 409,200 Exeter Shares and 700,000 Options, representing approximately 1.19% of the outstanding Exeter Shares assuming the exercise of his Options; Yale Simpson holds 2,133,350 Exeter Shares and NIL Options, representing approximately 2.31% of the outstanding Exeter Shares; and Wendell Zerb holds 425,500 Exeter Shares and 1,300,000 Options, representing approximately 1.84% of the outstanding Exeter Shares assuming the exercise of his Options.

Exeter has further advised Goldcorp that the Special Committee is comprised of directors of Exeter that Exeter considers to be “independent” for the purposes of MI 61-101 and that: (i) Messrs. Roxburgh, Bond, Simpson and Zerb disclosed the consideration they will receive for their respective Exeter Shares to the Special Committee; and (ii) the Special Committee, acting in good faith, determined that the value of the change of control payment Mr. Roxburgh will receive, net of any offsetting costs, is less than 5% of the consideration he will receive for his Exeter Shares and that the value of the change of control payments that each of Messrs. Bond, Simpson and Zerb will receive, net of any offsetting costs, is greater than 5% of the consideration they will receive for their Exeter Shares.

Based on the foregoing information from Exeter, the Independent Committee Exemption is available for Mr. Roxburgh, while the Independent Committee Exemption is not available for Messrs. Bond, Simpson and Zerb. Accordingly, Goldcorp will not be entitled to treat the 2,968,050 Exeter Shares owned by Messrs. Bond, Simpson and Zerb that Goldcorp acquires under the Offer as “minority” Exeter Shares for the purposes of approving a Subsequent Acquisition Transaction.

15.	Benefits from the Offer

No person will receive any direct or indirect benefit from the consummation of the Offer, any Compulsory Acquisition or Subsequent Acquisition Transaction or from accepting or refusing to accept the Offer, other than the consideration available to any Shareholder who participates in the Offer.

16.	Material Changes and Other Information Concerning Exeter

The Offeror has no information that indicates any material change in the affairs of Exeter since the date of the last published financial statements of Exeter other than as has been publicly disclosed by Exeter. The Offeror has no knowledge of any material fact concerning securities of Exeter that has not been generally disclosed by Exeter or any other matter that has not previously been generally disclosed but which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer.

17.	Regulatory Matters

In connection with the Offer, the approval on terms satisfactory to the Offeror of various domestic and foreign regulatory authorities having jurisdiction over the Offeror, and its subsidiaries and respective businesses, is required. The principal approvals required are described below.

Other Jurisdictions

The Offeror is continuing to assess possible regulatory filings and approvals in a number of jurisdictions. Goldcorp does not expect the Offer, the Compulsory Acquisition or the Subsequent Acquisition Transaction, as applicable, to give rise to material competition or antitrust concerns in any jurisdiction. However, Goldcorp cannot be assured that no such concerns will arise.

Securities Regulatory Matters

The distribution of the Goldcorp Shares under the Offer is being made pursuant to statutory exemptions from the prospectus requirements under applicable Canadian securities Laws. The resale of Goldcorp Shares issued under the Offer is subject to restrictions under the securities Laws of Canadian provinces and territories; however, the Shareholders in such provinces and territories will generally be able to rely on statutory exemptions from such restrictions.

Goldcorp has filed the Registration Statement with the SEC registering the issuance of the Goldcorp Shares offered to U.S. Shareholders under the Offer as required by the U.S. Securities Act. The resale of the Goldcorp Shares offered to U.S. Shareholders by persons that are not “affiliates” (as defined in Rule 144 under the U.S. Securities Act) of Goldcorp will not be required to be registered in the United States. However, Goldcorp Shares acquired by “affiliates” (as defined in Rule 144 under the U.S. Securities Act) of Goldcorp may be resold only in a transaction registered under the U.S. Securities Act or in accordance with the requirements of Rule 144 or another exemption from the registration requirements of the U.S. Securities Act and in each case in compliance with any applicable securities laws of any state of the United States. In general, an “affiliate” (as defined in Rule 144 under the U.S. Securities Act) of Goldcorp is an officer or director of Goldcorp, a shareholder who beneficially owns more than 10% of the issued and outstanding Goldcorp Shares or other individuals or entities that, directly or indirectly, through one or more intermediaries, control, or are controlled by or are under common control with Goldcorp.

This document does not constitute a registration statement covering resales of securities by persons who are otherwise restricted from selling their shares under the U.S. Securities Act.

The Offer to Purchase is being made in compliance with Canadian and United States rules governing take-over bids and tender offers, respectively, or applicable exemptions therefrom.

Stock Exchange Listing Requirements

Goldcorp has applied to the TSX and NYSE to list the Goldcorp Shares that will be issued to Shareholders in connection with the Offer. In each case, listing will be subject to fulfillment of all the applicable listing requirements.

18.	Acquisition of Exeter Shares Not Deposited Pursuant to the Offer

If the Offeror takes up and pays for Exeter Shares deposited under the Offer, it is the Offeror’s current intention that it will enter into one or more transactions to enable the Offeror to acquire all Exeter Shares not acquired under the Offer. There is no assurance that such transaction will be completed, and the Offeror expressly reserves the right not to propose a Compulsory Acquisition or Subsequent Acquisition Transaction.

Compulsory Acquisition

If, within four months after the date of the Offer, the Offer has been accepted by holders of Exeter Shares holding at least 90% of the issued and outstanding Exeter Shares, other than Exeter Shares held at the date of the Offer by or on behalf of the Offeror and its affiliates, the Offeror intends, to the extent possible, to acquire the Exeter Shares not deposited pursuant to the Offer pursuant to the provisions of Section 300 of the BCBCA (a “Compulsory Acquisition”) or by a Subsequent Acquisition Transaction (as more fully described under “Subsequent Acquisition Transaction” below) for consideration at least equivalent in value to the consideration paid pursuant to the Offer.

To exercise such statutory right, the Offeror must give notice (the “Offeror’s Notice”) to each holder of Exeter Shares to whom the Offer was made but who did not accept the Offer (and each person who subsequently acquires any such Exeter Shares) (in each case, a “Dissenting Offeree”) within five months after the date of the Offer of such proposed acquisition. If the Offeror’s Notice is sent to a Dissenting Offeree under Subsection 300(3) of the BCBCA, the Offeror is entitled and bound to acquire all of the Exeter Shares of that Dissenting Offeree for the same price and on the same terms contained in the Offer, unless the Supreme Court of British Columbia (the “Court”) orders otherwise on an application made by that Dissenting Offeree within two months after the date of the Offeror’s Notice.

Pursuant to any such application, the Court may fix the price and terms of payment for the Exeter Shares held by a Dissenting Offeree and make any such consequential orders and give any such directions as the Court considers appropriate. Unless the Court orders otherwise (or, if an application to the Court has been made pursuant to the provisions described in the immediately preceding sentence, at any time after that application has been disposed of) the Offeror, not earlier than two months after the date of the Offeror’s Notice, must send a copy of the Offeror’s Notice to Exeter and pay or transfer to Exeter the consideration representing the price payable by the Offeror for the Exeter Shares that are referred to in the Offeror’s Notice. On receiving a copy of the Offeror’s Notice and the consideration representing the price payable for the Exeter Shares referred to in the Offeror’s Notice, Exeter will be required to register the Offeror as a the holder of those Exeter Shares. Any such amount received by Exeter must be paid into a separate account at a savings institution and, together with any other consideration so received, must be held by Exeter, or by a trustee approved by the Court, in trust for the Dissenting Offerees.

The foregoing is only a summary of the statutory right of a Compulsory Acquisition that may become available to the Offeror. The summary is not intended to be complete nor is it meant to be a substitute for the more detailed information contained in the provisions of Section 300 of the BCBCA. Shareholders should refer to Section 300 of the BCBCA for the full text of the relevant statutory provisions. The provisions of Section 300 of the BCBCA are complex and require strict adherence to notice and timing provisions, failing which the rights under such provisions may be lost or altered. Shareholders who wish to be better informed about the provisions of Section 300 of the BCBCA should consult their legal advisors.

The income tax consequences to a holder of Exeter Shares of a Compulsory Acquisition may differ from the income tax consequences to such holder having its Exeter Shares acquired pursuant to the Offer. See “Certain Canadian Federal Income Tax Considerations” in Section 21 of the Circular, and “Certain United States Federal Income Tax Considerations” in Section 22 of the Circular. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Compulsory Acquisition if proposed.

Compelled Acquisition

Section 300 of the BCBCA provides that if the Offeror has not sent the Offeror’s Notice to each Dissenting Offeree within one month after becoming entitled to do so, the Offeror must send a written notice to each Dissenting Offeree stating that such Dissenting Offeree, within three months after receiving such notice, may require the Offeror to acquire the Exeter Shares held by such Dissenting Offeree. If a Dissenting Offeree requires the Offeror to acquire its Exeter Shares in accordance with these provisions, the Offeror must acquire those Exeter Shares for the same price and on the same terms contained in the Offer (a “Compelled Acquisition”).

The foregoing is only a summary of the statutory right of Compelled Acquisition that may become available to a holder of Exeter Shares. The summary is not intended to be complete nor is it meant to be a substitute for the more detailed information contained in the provisions of Section 300 of the BCBCA. Shareholders should refer to Section 300 of the BCBCA for the full text of the relevant statutory provisions. The provisions of Section 300 of the BCBCA are complex and require strict adherence to notice and timing provisions, failing which the rights under such provisions may be lost or altered. Shareholders who wish to be better informed about the provisions of Section 300 of the BCBCA should consult their legal advisors.

The income tax consequences to a holder of Exeter Shares of a Compelled Acquisition may differ from the income tax consequences to such holder having its Exeter Shares acquired pursuant to the Offer. See “Certain Canadian Federal Income Tax Considerations” in Section 21 of the Circular, and “Certain United States Federal Income Tax Considerations” in Section 22 of the Circular. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Compelled Acquisition if proposed.

Subsequent Acquisition Transaction

If the Offeror acquires less than 90% of the Exeter Shares under the Offer, the right of Compulsory Acquisition described above is not available for any reason, or the Offeror chooses not to avail itself of such statutory right, the Offeror may, at its option, pursue other means of acquiring the remaining Exeter Shares not deposited under the Offer.

Such action may include causing one or more special meetings to be called of the then Shareholders to consider a statutory arrangement, amalgamation, merger, reorganization, amendment to Exeter’s articles, consolidation, recapitalization or similar transaction involving the Offeror and/or an affiliate of the Offeror and Exeter and/or the Shareholders for the purpose of Exeter becoming, directly or indirectly, a wholly-owned subsidiary or affiliate of the Offeror (a “Subsequent Acquisition Transaction”). If the Offeror were to proceed with a Subsequent Acquisition Transaction, it is the Offeror’s current intention that the consideration to be paid to Shareholders pursuant to any such Subsequent Acquisition Transaction would be equal in value to and in the same form as the Offer Consideration payable under the Offer.

Any such Subsequent Acquisition Transaction may also result in Shareholders having the right to dissent in respect thereof and demand payment of the fair value of their Exeter Shares pursuant to the BCBCA. The exercise of such right of dissent, if certain procedures are complied with by the holder, could lead to a judicial determination of fair value required to be paid to such Dissenting Offeree for its Exeter Shares. The fair value so determined could be more or less than the amount paid per Exeter Share pursuant to such transaction or pursuant to the Offer. The exact terms and procedures of the rights of dissent available to Shareholders will depend on the structure of the Subsequent Acquisition Transaction and will be fully described in the proxy circular or other disclosure document provided to Shareholders in connection with the Subsequent Acquisition Transaction.

The timing and details of a Subsequent Acquisition Transaction, if any, will necessarily depend on a variety of factors, including, without limitation, the number of Exeter Shares acquired pursuant to the Offer. If, after taking up Exeter Shares under the Offer, the Offeror owns at least 66 2⁄3% of the outstanding Exeter Shares on a fully-diluted basis and sufficient votes are cast by “minority” holders to constitute a majority of the “minority” on a fully-diluted basis pursuant to MI 61-101, as discussed below, the Offeror should own sufficient Exeter

Shares to be able to effect a Subsequent Acquisition Transaction. There can be no assurances that the Offeror will pursue a Compulsory Acquisition or Subsequent Acquisition Transaction.

The tax consequences to a Shareholder of a Subsequent Acquisition Transaction may differ from the tax consequences to such Shareholder of accepting the Offer. See “Certain Canadian Federal Income Tax Considerations” in Section 21 of the Circular, and “Certain United States Federal Income Tax Considerations” in Section 22 of the Circular. Shareholders should consult their legal advisors for a determination of their legal rights with respect to a Subsequent Acquisition Transaction.

Securities Law Requirements for Business Combinations

MI 61-101 may deem a Subsequent Acquisition Transaction to be a “business combination” if such Subsequent Acquisition Transaction would result in the interest of a holder of Exeter Shares being terminated without the consent of the holder, irrespective of the nature of the consideration provided in substitution therefor. The Offeror expects that any Subsequent Acquisition Transaction relating to Exeter Shares will be a “business combination” under MI 61-101.

In certain circumstances, the provisions of MI 61-101 may also deem certain types of Subsequent Acquisition Transactions to be “related party transactions’. Moreover, if the Subsequent Acquisition Transaction is a “business combination” carried out in accordance with MI 61-101 or an exemption thereunder, the “related party” provisions therein do not apply to such transaction. Following completion of the Offer, the Offeror may be a “related party” of Exeter for the purposes of MI 61-101, although the Offeror expects that any Subsequent Acquisition Transaction would be a “business combination” for purposes of MI 61-101 and that therefore the “related party transaction” provision of MI 61-101 would not apply to the Subsequent Acquisition Transaction. The Offeror intends to carry out any such Subsequent Acquisition Transaction in accordance with MI 61-101, or any successor provisions, or an exemption under MI 61-101, such that the “related party transaction” provisions of MI 61-101 would not apply to such Subsequent Acquisition Transaction.

MI 61-101 provides that, unless exempted, an issuer proposing to carry out a business combination is required to prepare a valuation of the affected securities (and, subject to certain exceptions, any non-cash consideration being offered therefor) and provide to the holders of the affected securities a summary of such valuation. The Offeror currently intends to rely on available exemptions (or, if such exemptions are not available, to seek discretionary relief from the applicable Securities Regulatory Authorities from the valuation requirements of MI 61-101). An exemption is available under MI 61-101 for certain business combinations completed within 120 days after the date of expiry of a formal take-over bid where the consideration per security under the business combination is at least equal in value to and is in the same form as the consideration that depositing security holders were entitled to receive in the take-over bid, provided that certain disclosure is given in the take-over bid disclosure documents (which disclosure has been provided herein). The Offeror currently intends that the consideration offered per Exeter Share under any Subsequent Acquisition Transaction proposed by it would be the same Offer Consideration offered to the Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Date and, accordingly, the Offeror expects to rely on these exemptions.

Depending on the nature and terms of the Subsequent Acquisition Transaction, the Offeror expects the provisions of the BCBCA and Exeter’s constating documents will require the approval of 66 2/3% of the votes cast by holders of the outstanding Exeter Shares at a meeting duly called and held for the purpose of approving the Subsequent Acquisition Transaction. MI 61-101 would also require that, in addition to any other required security holder approval, in order to complete a business combination (such as a Subsequent Acquisition Transaction), the approval of a majority of the votes cast by “minority” shareholders of each class of affected securities must be obtained unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities. If, however, following the Offer, the Offeror and its affiliates are the registered holders of 90% or more of the Exeter Shares at the time the Subsequent Acquisition Transaction is initiated, the requirement for minority approval would not apply to the transaction if an enforceable appraisal right or substantially equivalent right is made available to minority shareholders.

In relation to the Offer and any subsequent business combination, the “minority” Shareholders entitled to vote will be, unless an exemption is available or discretionary relief is granted by applicable Securities Regulatory Authorities, all Shareholders other than: (a) the Offeror (other than in respect of Exeter Shares acquired pursuant to the Offer as described below); (b) any “interested party” (within the meaning of MI 61-101); (c) certain “related parties” of the Offeror or of any other “interested party” (in each case within the meaning of MI 61-101) including any director or senior officer of the Offeror, affiliate or insider of the Offeror or any of its directors or senior officers; and (d) any “joint actor” (within the meaning of MI 61-101) with any of the foregoing persons.

MI 61-101 also provides that the Offeror may treat Exeter Shares acquired under the Offer as “minority” shares and to vote them, or to consider them voted, in favour of such business combination if, among other things: (a) the business combination is completed no later than 120 days after the Expiry Time; (b) the consideration per security in the business combination is at least equal in value to and in the same form as the Offer Consideration paid under the Offer; and (c) the Shareholder who tendered such Exeter Shares under the Offer was not (i) a “joint actor” (within the meaning of MI 61-101) with the Offeror in respect of the Offer; (ii) a direct or indirect party to any “connected transaction” (within the meaning of MI 61-101) to the Offer; or (iii) entitled to receive, directly or indirectly, in connection with the Offer, a “collateral benefit” (within the meaning of MI 61-101) or consideration per Exeter Share that is not identical in amount and form to the entitlement of the general body of holders in Canada of Exeter Shares.

MI 61-101 excludes from the meaning of “collateral benefit” certain benefits to a related party received solely in connection with the related party’s services as an employee or director of an issuer where, among other things, (a) the benefit is not conferred for the purposes of increasing the value of the consideration paid to the related party for securities relinquished under the transaction or bid; (b) the conferring of the benefit is not, by its terms, conditional on the related party supporting the transaction or bid in any manner; (c) full particulars of the benefit are disclosed in the disclosure document for the transaction or bid (and which disclosure has been provided herein); and (d) the related party and his or her associated entities beneficially own, or exercise control or direction over, less than 1% of the outstanding securities of each class of equity securities of the issuer (the “De Minimis Exemption”).

In addition, MI 61-101 also excludes from the meaning of “collateral benefit” certain benefits to a related party received solely in connection with the related party’s services as an employee or director of an issuer where such benefit meets the criteria described in (a) to (c) of the previous paragraph and (i) the related party discloses to an independent committee of the issuer the amount of consideration that the related party expects it will be beneficially entitled to receive, under the terms of the transaction or bid, in exchange for the equity securities beneficially owned by the related party, (ii) the independent committee, acting in good faith, determines that the value of the benefit, net of any offsetting costs to the related party, is less than 5% of the value referred to in clause (i) above, and (iii) the independent committee’s determination is disclosed in the directors’ circular (and which disclosure is provided therein) (the “Independent Committee Exemption”)

The Offeror currently intends that the consideration offered for Exeter Shares under any Subsequent Acquisition Transaction proposed by it would be equal in value to and in the same form as the Offer Consideration paid to Shareholders under the Offer and that such Subsequent Acquisition Transaction will be completed no later than 120 days after the Expiry Time and, accordingly, the Offeror intends to cause Exeter Shares acquired under the Offer to be voted in favour of any such transaction and, where permitted by MI 61-101, to be counted as part of any minority approval required in connection with any such transaction.

The votes attributed to the 2,968,050 Exeter Shares acquired from the directors and officers disclosed under “Arrangements, Agreements or Understandings” in Section 14 of the Circular, may not be counted as votes in favour of any such business combination transaction. See “Ownership of and Trading in Shares of Exeter” in Section 12 of the Circular.

Rule 13e–3 under the U.S. Exchange Act is applicable to certain “going–private” transactions in the United States and may under certain circumstances be applicable to a Compulsory Acquisition or a Subsequent Acquisition Transaction. Goldcorp believes that Rule 13e–3 under the U.S. Exchange Act should not be applicable to a Compulsory Acquisition or a Subsequent Acquisition Transaction unless the Compulsory Acquisition or the Subsequent Acquisition Transaction, as the case may be, is consummated more than one year after the termination of the Offer. If applicable, Rule 13e–3 under the U.S. Exchange Act would require, among other things, that certain financial information concerning Exeter and certain information relating to the fairness of the Compulsory Acquisition or the Subsequent Acquisition Transaction, as the case may be, and the consideration offered to minority Shareholders be filed with the SEC and distributed to minority Shareholders before the consummation of any such transaction.

The foregoing discussion of certain provisions of the U.S. Exchange Act is not a complete description of the U.S. Exchange Act or such provisions thereof applicable to any such transactions and is qualified in its entirety by the reference to the U.S. Exchange Act.

Other Alternatives

Although the Offeror may propose a Compulsory Acquisition or Subsequent Acquisition Transaction on the same terms as the Offer, it is possible that, as a result of the number of Exeter Shares acquired under the Offer, delays in the Offeror’s ability to effect such a transaction, information hereafter obtained by the Offeror, changes in general economic, industry, regulatory or market conditions or in the business of Exeter, or other currently unforeseen circumstances, such a transaction may not be so proposed or may be delayed or abandoned. The Offeror expressly reserves the right to propose other means of acquiring, directly or indirectly, all of the outstanding Exeter Shares in accordance with applicable Law, including, without limitation, a Subsequent Acquisition Transaction on terms not described in the Circular.

If the Offeror is unable to, or determines at its option not to, effect a Compulsory Acquisition or Subsequent Acquisition Transaction, or proposes a Subsequent Acquisition Transaction but cannot obtain any required approvals or exemptions promptly, the Offeror will evaluate its other alternatives. Such alternatives could include, to the extent permitted by applicable Law, purchasing additional Exeter Shares in the open market, in privately negotiated transactions, in another take-over bid or exchange offer or otherwise. Subject to applicable Law, any additional purchases of Exeter Shares could be at a price greater than, equal to, or less than the price to be paid for Exeter Shares under the Offer and could be for cash, securities and/or other form of consideration. Alternatively, the Offeror may take no action to acquire additional Exeter Shares, or, subject to applicable Law, may either sell or otherwise dispose of any or all Exeter Shares acquired under the Offer, on terms and at prices then determined by the Offeror, which may vary from the consideration paid for Exeter Shares under the Offer.

See “Market Purchases and Sales of Exeter Shares” in Section 12 of the Offer to Purchase.

Legal and Judicial Developments

On February 1, 2008, MI 61-101 came into force in the Provinces of Ontario and Québec, introducing harmonized requirements for enhanced disclosure, independent valuations and majority of minority security holder approval for specified types of transactions. See “– Subsequent Acquisition Transaction” and “– Securities Law Requirements for Business Combinations” above.

Certain judicial decisions may also be considered relevant to any Subsequent Acquisition Transaction that may be proposed or effected subsequent to the expiry of the Offer. Canadian courts have, in a few instances prior to the adoption of MI 61-101 and its predecessors, granted preliminary injunctions to prohibit transactions involving certain business combinations. The current trends in both legislation and Canadian jurisprudence indicate a willingness to permit business combinations to proceed, subject to evidence of procedural and substantive fairness in the treatment of minority shareholders.

Shareholders should consult their legal advisors for a determination of their legal rights with respect to any transaction that may constitute a business combination.

19.	Support Agreement

The following is a summary of certain material terms of the Support Agreement. This summary has been included to provide Shareholders with factual information respecting the terms of the Support Agreement and is qualified in its entirety by reference to the full text thereof, a copy of which was filed with the applicable Securities Regulatory Authorities on April 20, 2017 under Exeter’s profile on SEDAR at www.sedar.com. Readers are urged to consult the full text of the Support Agreement for further information.

Factual disclosures about Exeter and the Offeror contained in this Offer to Purchase and Circular or in Exeter’s or the Offeror’s public reports filed with Securities Regulatory Authorities may supplement, update or modify the factual disclosures about Exeter and/or the Offeror contained in the Support Agreement. The representations, warranties and covenants made in the Support Agreement by Exeter and the Offeror were made solely to the parties to, and solely for the purposes of, the Support Agreement and as of specific dates and were qualified and subject to important limitations agreed to by Exeter and the Offeror in connection with negotiating the terms of the Support Agreement. In particular, in reviewing the representations and warranties contained in the Support Agreement and described in this summary, it is important to bear in mind that the representations and warranties were negotiated with the principal purposes of establishing the circumstances in which a party to the Support Agreement may have the right not to consummate or support the Offer if the representations and warranties of the other party prove to be untrue due to a change in circumstance or otherwise, and allocating risk between the parties to the Support Agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable publicly and reports and documents filed with Securities Regulatory Authorities and in some cases were qualified by the matters contained in the disclosure letter that Exeter delivered in connection with the Support Agreement. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the Support Agreement. Shareholders and other investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts of Exeter, the Offeror or any of their respective subsidiaries or affiliates.

The Offer

The parties executed the Arrangement Agreement on March 28, 2017. Pursuant to section 4.2(b) of the Arrangement Agreement, all terms, covenants and representations and warranties made in the Arrangement Agreement were deemed to have been made in the context of the Contemplated Transactions. Accordingly, the parties executed the Support Agreement on April 19, 2017 reflecting the adoption of the Offer as a means of effecting the acquisition of the Exeter Shares.

Goldcorp has agreed to make the Offer on the terms and conditions set out in the Support Agreement, as fully described in the Offer. The only conditions to which the Offer is subject are those described “Conditions of the Offer” in Section 4 of the Offer to Purchase and at Schedule A of the Support Agreement.

Subject to the terms and conditions of the Support Agreement, Goldcorp agreed to promptly make the Offer to purchase all of the outstanding Exeter Shares, including Exeter Shares issued after the date of the Offer and prior to the Expiry Time upon the conversion, exchange or exercise of Options, for the Offer Consideration. Goldcorp is not be required to make the Offer in any jurisdiction where it would be illegal to do so.

Provided that all of the conditions to the Offer set out in the Support Agreement shall have been satisfied or, where permitted, waived, Goldcorp shall take up and pay for all of the Exeter Shares deposited under the Offer promptly and, in any event, not later than three Business Days following the time at which Goldcorp becomes entitled to take up such Exeter Shares under the Offer pursuant to applicable Securities Laws.

Goldcorp may, in its sole discretion, modify or waive any other term or condition of the Offer permitted by applicable Securities Laws, provided that Goldcorp shall not, without the prior consent of Exeter: (i) impose additional conditions to the Offer; (ii) decrease the consideration per Exeter Share (other than in accordance with the Support Agreement); (iii) decrease the number of Exeter Shares in respect of which the Offer is made; (iv) change the amount or form of consideration payable under the Offer (other than in accordance with the Support Agreement and/or to increase the total consideration per Exeter Share and/or add additional consideration); or (v) otherwise vary the Offer or any terms or conditions thereof (other than a waiver of a condition other than the Minimum Tender Condition), in any case in a manner that is materially adverse to the Shareholders.

Board of Directors Representation

Promptly upon the purchase by Goldcorp of such number of Exeter Shares as represents at least 50% of the then outstanding Exeter Shares and from time to time thereafter, Goldcorp shall, subject to applicable Laws, designate the members of the Exeter Board, and any committees thereof, and Exeter has agreed that it will not frustrate or attempt to frustrate Goldcorp’s attempts to do so. Exeter agreed to cooperate with Goldcorp, subject to applicable Laws, to enable Goldcorp’s designees to be elected or appointed to the Exeter Board and to constitute a majority of the Exeter Board, including at the request of Goldcorp by using its reasonable best efforts to secure the resignations of such number of directors as is necessary for Goldcorp’s designees to be elected or appointed to the Exeter Board or, subject to applicable Laws, to increase the size of the Exeter Board as is necessary for Goldcorp’s designees to form the majority of the Exeter Board.

Subsequent Acquisition Transaction or Compulsory Acquisition

If Goldcorp takes up and pays for Exeter Shares under the Offer, at Goldcorp’s request, Exeter will assist Goldcorp in completing a Compulsory Acquisition or Subsequent Acquisition Transaction to acquire the remaining Exeter Shares, provided that the consideration per Exeter Share offered in connection with the Compulsory Acquisition or Subsequent Acquisition Transaction shall not be less than the Offer Consideration and shall be in the same form as under the Offer. In no event will Goldcorp be required to offer consideration per Exeter Share greater than the Offer Consideration.

Representations and Warranties

The Support Agreement contains representations and warranties made by Exeter to Goldcorp and representations and warranties made by Goldcorp to Exeter. Those representations and warranties were made solely for purposes of the Support Agreement and may be subject to important qualifications, limitations and exceptions agreed to by the parties in connection with negotiating its terms and as set out in the disclosure letter delivered by Exeter to Goldcorp in connection with the Support Agreement. In particular, some of the representations and warranties are subject to a contractual standard of materiality or Material Adverse Effect different from that generally applicable to public disclosure, or are used for the purpose of allocating risk between the parties to the Support Agreement. For the foregoing reasons, you should not rely on the representations and warranties contained in the Support Agreement as characterizations of the actual state of facts of Exeter, Goldcorp or any of their respective subsidiaries or affiliates.

The representations and warranties provided by Exeter in favour of Goldcorp relate to, among other things, organization and qualification, subsidiaries, corporate power and authority, required approvals, no violation, capitalization, absence of shareholder and similar agreements, reporting issuer status and Securities Law matters, U.S. securities matters, financial statements, undisclosed liabilities, auditors, absence of certain changes, compliance with Laws, permits, litigation, insolvency, operational matters, interest in Exeter’s properties, expropriation, technical report, work programs, indigenous or Aboriginal rights, non-governmental organizations and community groups, taxes, contracts, employment matters, health and safety matters, acceleration of benefits, intellectual property, environmental matters, insurance, books and records, non-arms’ length transactions, financial advisors or brokers, fairness opinions, data room information, standstill, restrictions on business activities, funds available, confidentiality agreements, competition matters, and full disclosure.

The representations and warranties provided by Goldcorp in favour of Exeter relate to organization and corporate capacity, corporate power and authority, required approvals, no violation, capitalization, reporting issuer status and Securities Law matters, auditors, absence of certain changes, litigation, financial statements, undisclosed liabilities, compliance with Laws, and residency.

Covenants of Exeter

Covenants relating to Conduct of Business

Exeter has made certain covenants to Goldcorp, including that, until the earlier of the Effective Time and the time that the Support Agreement is terminated in accordance with its terms, unless otherwise consented to in writing by Goldcorp:

(a)

the businesses of Exeter and its subsidiaries will be conducted only in the ordinary course of business and in accordance with the Exeter Budget, Exeter and its subsidiaries will comply with the terms of all Material Contracts and Exeter and its subsidiaries will use commercially reasonable efforts to maintain and preserve intact its business organizations, assets, properties, rights, goodwill and business relationships and keep available the services of its officers, employees and consultants as a group;

(b)

Exeter will allow Goldcorp to monitor, and provide reasonable input with respect to the direction of, any activities relating to the exploration and maintenance of Exeter Properties, including any required public disclosure of exploration results or other technical information and, other than as contemplated by the Exeter Budget, will not make any capital expenditures or other financial commitments in excess of C$500,000 or C$2,000,000 in the aggregate;

(c)	Exeter will not, directly or indirectly:

i.	alter or amend the notice of articles, articles, charter, by-laws or other constating documents of Exeter or its subsidiaries;

ii.

declare, set aside or pay any dividend on or make any distribution or payment or return of capital in respect of any equity securities of Exeter (other than dividends, distributions, payments or return of capital made to Exeter);

iii.	split, divide, consolidate, combine or reclassify the Exeter Shares or any other securities of Exeter or its subsidiaries;

iv.

issue, grant, sell or pledge or authorize or agree to issue, grant, sell or pledge any Exeter Shares or other securities of Exeter or its subsidiaries, or securities convertible into or exchangeable or exercisable for, or otherwise evidencing a right to acquire, Exeter Shares or other securities of Exeter or its subsidiaries, other than the issuance of Exeter Shares issuable pursuant to the terms of Options outstanding on the date of the Support Agreement;

v.

redeem, purchase or otherwise acquire or subject to any Lien, any of its outstanding Exeter Shares or other securities or securities convertible into or exchangeable or exercisable for Exeter Shares or any such other securities or any shares or other securities of its subsidiaries;

vi.	other than as disclosed to Goldcorp, amend the terms of any securities of Exeter or its subsidiaries;

vii.	adopt a plan of liquidation or resolution providing for the liquidation or dissolution of Exeter or its subsidiaries;

viii.	reorganize, amalgamate or merge with any other person and will not cause or permit its subsidiaries to reorganize, amalgamate or merge with any other person;

ix.	create any subsidiary or enter into any Contracts or other arrangements regarding the control or management of the operations, or the appointment of governing bodies or enter into any Joint Ventures;

x.

make any material changes to any of its accounting policies, principles, methods, practices or procedures (including by adopting any material new accounting policies, principles, methods, practices or procedures), except as disclosed in the Public Disclosure Record, as required by applicable Laws or under IFRS; or

xi.	enter into, modify or terminate any Contract with respect to any of the foregoing;

(d)

Exeter will immediately notify Goldcorp of (i) any “material change” (as defined in the Securities Act) in relation to Exeter or its subsidiaries, (ii) any event, circumstance or development that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (iii) any breach of the Support Agreement by Exeter, or (iv) any event occurring after the date of the Support Agreement that would render a representation or warranty, if made on that date or the Effective Time, inaccurate;

(e)	except as contemplated in the Exeter Budget, Exeter will not, and will not cause or permit its subsidiaries to, directly or indirectly, except in connection with the Support Agreement:

i.	sell, pledge, lease, license, dispose of or encumber any assets or properties of Exeter or its subsidiaries related to the Material Property;

ii.

acquire (by merger, amalgamation, consolidation, arrangement or acquisition of shares or other equity securities or interests or assets or otherwise) any corporation, partnership, association or other business organization or division thereof or any property or asset, or make any investment by the purchase of securities, contribution of capital, property transfer, or purchase of any property or assets of any other person;

iii.

incur any expenses (except in the ordinary course of business consistent with past practice in the last 12 months, as required to exercise its rights and discharge its obligations under this Agreement, or as contemplated in the Exeter Budget) or incur any indebtedness for borrowed money or issue any debt securities, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person, or make any loans or advances;

iv.

pay, discharge or satisfy any claim, liability or obligation prior to the same being due, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities reflected or reserved against in the Financial Statements, or voluntarily waive, release, assign, settle or compromise any Proceeding;

i.

make any investment in or to Chile or any person or property located, domiciled or otherwise incorporated, as applicable, in Chile, including but not limited to, in the form of cash, cash equivalents, loan, purchase of securities, contribution of capital, property transfer or purchase of any property or assets (except in the ordinary course of business consistent with past practice in the last 12 months or as contemplated in the Exeter Budget);

ii.

engage in any new business, enterprise or other activity that is inconsistent with the existing businesses of Exeter in the manner such existing businesses generally have been carried on or (as disclosed in the Public Disclosure Record) planned or proposed to be carried on prior to the date of the Support Agreement;

iii.

except as provided for in the Exeter Budget in respect of any Exeter Property or as are required by applicable Laws to maintain any Permits in good standing, expend or commit to expend any amounts with respect to expenses for such Exeter Property; or

iv.	authorize any of the foregoing, or enter into or modify any Contract to do any of the foregoing;

(f)	Exeter will not, and will not cause or permit its subsidiaries to, directly or indirectly, except in the ordinary course of business:

i.	terminate, fail to renew, cancel, waive, release, grant or transfer any rights of material value;

ii.

except as permitted with matters otherwise permitted under the Support Agreement, enter into any Contract which would be a Material Contract, or terminate, cancel, extend, renew or amend, modify or change any Material Contract;

iii.	enter into any lease or sublease of real property, or modify, amend or exercise any right to renew any lease or sublease of real property or acquire any interest in real property; or

iv.	enter into any Contract containing any provision restricting or triggered by the Contemplated Transactions;

(g)	subject to certain exceptions, neither Exeter nor its subsidiaries will:

i.	grant to any officer, director, employee or consultant of Exeter or its subsidiaries an increase in compensation in any form;

ii.	grant any general salary increase, fee or pay any bonus or other material compensation to the directors, officers, employees or consultants of Exeter and its subsidiaries;

iii.	except as disclosed to Goldcorp, take any action with respect to the grant or increase of any severance, change of control, retirement, retention or termination pay;

iv.	enter into or modify any employment or consulting agreement with any officer or director of Exeter or its subsidiaries;

v.	terminate the employment or consulting arrangement of any senior management employees, except for cause;

vi.	increase any benefits payable under its current severance or termination pay policies;

vii.

except as disclosed to Goldcorp, adopt or amend or make any contribution to or any award under the Stock Option Plan, any restricted share unit plan, deferred share unit plan, performance share unit plan or other bonus, profit sharing, option, pension, retirement, deferred compensation, insurance, incentive compensation, compensation or other similar plan, agreement, trust, fund or arrangement for the benefit of directors or senior officers or former directors or senior officers of Exeter or its subsidiaries; or

viii.	take any action to accelerate the time of payment of any compensation or benefits, amend or waive any performance or vesting criteria or accelerate vesting under the Stock Option Plan;

(h)	neither Exeter nor its subsidiaries will make any loan to any officer, director, employee or consultant of Exeter or its subsidiaries;

(i)

Exeter will use commercially reasonable efforts to cause the current insurance policies maintained by Exeter not to be cancelled or terminated and to prevent any of the coverage thereunder from lapsing, provided, however, that Exeter will not obtain or renew any insurance policy for a term exceeding 12 months;

(j)

Exeter will use commercially reasonable efforts to retain the services of its and its subsidiaries’ existing employees and consultants and will notify Goldcorp of any resignation or termination of any of its key employees or consultants;

(k)

neither Exeter nor its subsidiaries will make an application to amend, terminate, allow to expire or lapse or otherwise modify any of its Permits or take any action or fail to take any action which would result in the material loss, expiration or surrender or loss of material benefit under any material Permit necessary to conduct its business as now being conducted;

(l)

Exeter and each of its subsidiaries will (i) duly and timely file all Returns and all such Returns will be true, complete and correct in all material respects and (ii) timely withhold, collect, remit and pay all Taxes which are to be withheld, collected, remitted or paid by it, and Exeter will not (A) change its tax accounting methods, principles or practices, (B) settle, compromise or agree to the entry of judgment with respect to any action, claim or other Proceeding relating to Taxes, (C) enter into any tax sharing, tax allocation or tax indemnification agreement, (D) make a request for a tax ruling to any Governmental Authority, or (E) agree to any extension or waiver of the limitation period relating to any material Tax claim or assessment or reassessment;

(m)

Exeter will not, and will not cause or permit its subsidiaries to, settle or compromise any action, claim or other Proceeding (i) brought against it for damages or providing for the grant of injunctive relief or other non-monetary remedy (“Litigation”) or (ii) brought by any present, former or purported holder of its securities in connection with the Contemplated Transactions;

(n)	Exeter will not, and will not cause or permit its subsidiaries to, commence any Litigation, subject to certain exceptions set forth in the Support Agreement;

(o)

Exeter will not, and will not cause or permit its subsidiaries to, enter into or renew any Contract (i) containing (A) any limitation or restriction on the ability of Exeter or its subsidiaries or, following the Effective Time, the ability of Goldcorp or any of its affiliates, to engage in any type of activity or business, (B) any limitation or restriction on the manner in which, or the localities in which, all or any portion of the business of Exeter or its subsidiaries or, following the Effective Time, all or any portion of the business of Goldcorp or any of its affiliates, is or would be conducted or (C) any limit or restriction on the ability of Exeter or its subsidiaries or, following the Effective Time, the ability of Goldcorp or any of its affiliates, to solicit customers or employees, or (ii) that would reasonably be expected to prevent or significantly impede or materially delay the completion of the Contemplated Transactions;;

(p)

Exeter will not, and will not cause or permit any of its subsidiaries to, take any action which would render, or which reasonably may be expected to render, any representation or warranty made by Exeter in the Support Agreement untrue or inaccurate in any material respect (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) at any time prior to the Effective Time; and

(q)	Exeter will not, and will not cause or permit its subsidiaries to, agree, announce, resolve, authorize or commit to do any of the foregoing.

Covenants relating to the Offer

Exeter has also agreed with Goldcorp that it will and will cause its subsidiaries to perform all obligations required to be performed by Exeter under the Support Agreement, cooperate with Goldcorp in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in connection with the Contemplated Transactions and the other transactions contemplated by the Support Agreement, including:

(a)

subject to Goldcorp’s prior review and approval, issue the deposit period press release, which shall include statements regarding the execution of the Support Agreement, the support of the Exeter Board of the Offer and the Board Recommendation;

(b)

using its commercially reasonable efforts to obtain all necessary waivers, consents and approvals required to be obtained by Exeter and its subsidiaries from other parties to any Material Contracts in connection with the Offer; and

(c)	defending all lawsuits or other legal, regulatory or other Proceedings against Exeter challenging or affecting the Support Agreement or the Contemplated Transactions.

In the event that Goldcorp concludes that it is necessary or desirable to proceed with another form of transaction (such as a plan of arrangement or amalgamation) whereby Goldcorp or its affiliates would effectively acquire all of the Exeter Shares within approximately the same time periods and on economic terms and other terms and conditions (including tax treatment) and having consequences to Exeter and its securityholders which are equivalent to or better than those contemplated by the Support Agreement, Exeter agrees to support the completion of such alternative transaction in the same manner as the Offer and shall otherwise fulfill its covenants in the Support Agreement in respect of such alternative transaction, provided that Goldcorp shall extend the Outside Date by such number of days as is required to complete the Alternative Transaction in the same manner as the Offer and will otherwise fulfill its covenants in the Support Agreement in respect of such Alternative Transaction.

Covenants of Goldcorp

Goldcorp has agreed that it will perform all obligations required to be performed by it under the Support Agreement, cooperate with Exeter in connection therewith, and use commercially reasonable efforts to do such other acts and things as may be necessary or desirable in connection with the Contemplated Transactions and other transactions contemplated hereby, including:

(a)	cooperating with Exeter in connection with, and using its commercially reasonable efforts to assist Exeter in obtaining certain waivers, consents and approvals;

(b)

using its commercially reasonable efforts to effect all necessary registrations, filings and submissions of information required by Governmental Authorities from Goldcorp relating to the Offer required to be completed prior to the Effective Time;

(c)	defending all lawsuits or other legal, regulatory or other Proceedings against or relating to Goldcorp challenging or affecting the Support Agreement or the Contemplated Transactions;

(d)

apply for and use commercially reasonable efforts to obtain conditional approval or equivalent of the listing and posting for trading on the TSX and NYSE of the Consideration Shares subject to satisfaction by Goldcorp of customary listing conditions of the TSX and NYSE; and

(e)

upon the request of the former Shareholders, Goldcorp shall, or shall cause Exeter to, provide the Exeter PFIC Annual Information Statements (under Section 1295 of the Code and the regulations issued thereunder) to former Shareholders for the relevant Tax periods up to and including the Expiry Date.

Mutual Covenants

Each of Exeter and Goldcorp covenants and agrees that, subject to the terms and conditions of the Support Agreement, until the earlier of the Effective Time and the time that the Support Agreement is terminated in accordance with its terms:

(a)

it will use commercially reasonable efforts to satisfy (or cause the satisfaction of) the conditions to its obligations under the Support Agreement to the extent the same is within its control and to take, or cause to be taken, all other action and to do, or cause to be done, all other things necessary and commercially reasonable to permit the completion of the Contemplated Transactions in accordance with its obligations under the Support Agreement and applicable Laws and cooperate with the other party in connection therewith;

(b)

it will use commercially reasonable efforts not to take or cause to be taken any action which is inconsistent with the Support Agreement or which would reasonably be expected to prevent or significantly impede or materially delay the completion of the Contemplated Transactions; and

(c)

it will use commercially reasonable efforts to execute and do all acts, further deeds, things and assurances as may be required in the reasonable opinion of the other parties’ legal counsel to permit the completion of the Contemplated Transactions.

Other Covenants

Regulatory Approvals

Both Exeter and Goldcorp, covenant to use their commercially reasonable efforts to obtain all required Regulatory Approvals and respond promptly to any request or notice from any Governmental Authority. Each of Exeter and Goldcorp further covenants to allow the other an opportunity to review any substantive correspondence to obtain any approval from a Governmental Authority and to keep the other reasonable informed on a timely basis.

Employment Agreements

Exeter agreed to cause, and to cause any of its subsidiaries to cause, all officers of Exeter and its subsidiaries to provide resignations or shall terminate such officers with effect as and from the Effective Time. Goldcorp agreed that Exeter, its subsidiaries and any successor to Exeter (including any Surviving Corporation) would honour and comply with the terms of all of the severance payment obligations of Exeter or its subsidiaries under the existing employment, consulting, change of control and severance agreements of Exeter.

Options

Under the terms of the Support Agreement, Exeter and Goldcorp have agreed that holders of Options will be entitled, at their option, to (i) exercise such Options, in accordance with their terms, and thereby acquire Exeter Shares; or (ii) effect a cashless exercise of their Options solely for purposes of tendering to the Offer all Exeter Shares issued in connection with such cashless exercise; or (iii) in lieu of exercising Options, surrender or cancel such Options to Exeter in exchange for a payment by Exeter in the form of Exeter Shares having a fair market value equal to the amount by which the aggregate value of the Offer Consideration for the Exeter Shares which could be acquired pursuant to the exercise of such Options exceeds the aggregate exercise price of such Options. Under the Support Agreement, any Conditional Exeter Option Exercises shall be deemed to have been exercised or surrendered immediately prior to the take up of the Exeter Shares by the Offeror. Exeter shall withhold from any consideration received and shall remit to the relevant tax authority, an amount sufficient to satisfy all applicable income tax and other source deductions arising on the exercise or purchase for cancellation of

Options. In addition, Exeter and Goldcorp have agreed that any Options outstanding following completion of the Offer shall be adjusted in accordance with the terms of the Stock Option Plan upon Goldcorp becoming the sole shareholder of Exeter to be exercisable for the same aggregate consideration for Goldcorp Shares and the Exeter Options shall continue to be governed by and be subject to the terms of the Stock Option Plan and any applicable agreement thereunder.

Acquisition Proposals

Exeter covenanted and agreed that until the earlier of (i) the completion of a Compulsory Acquisition or Subsequent Acquisition Transaction; and (ii) the date, if any, on which the Support Agreement is terminated, it shall not and shall cause its Representatives to not, directly or indirectly through any other person:

(a)

make, initiate, solicit or knowingly encourage (including by way of furnishing or affording access to information or any site visit), or take any other action that facilitates, directly or indirectly, any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or that reasonably could be expected to lead to an Acquisition Proposal; or

(b)

participate in any discussions or negotiations with, furnish information to, or otherwise co-operate in any way with, any person (other than Goldcorp and its subsidiaries) regarding an Acquisition Proposal or that reasonably could be expected to lead to an Acquisition Proposal; or

(c)

remain neutral with respect to, or agree to, approve or recommend, or propose publicly to agree, approve or recommend any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal for a period of three Business Days after such Acquisition Proposal has been publicly announced shall be deemed not to constitute a violation of this paragraph; or

(d)	make or propose publicly to make a Change of Recommendation; or

(e)	accept, enter into, or propose publicly to accept or enter into, any agreement, understanding or arrangement effecting or related to any Acquisition Proposal or potential Acquisition Proposal; or

(f)

make any public announcement (except as required by applicable Law or the rules or policies of the TSX or NYSE MKT after prior notice to Goldcorp) or take any other action inconsistent with the approval or recommendation of the Exeter Board of the transactions contemplated hereby.

Exeter has also covenanted that it will and will cause its subsidiaries to immediately cease any solicitation, encouragement, discussion or negotiation with any person (other than Goldcorp and its subsidiaries) conducted by Exeter or any of its Representatives or its subsidiaries and their Representatives with respect to any Acquisition Proposal and, in connection therewith, Exeter has agreed to discontinue access to any of its confidential information, including access to any data room, virtual or otherwise, to any person (other than access by Exeter’s advisors and Goldcorp and its Representatives).

Notwithstanding anything to the contrary contained in the Support Agreement, in the event that Exeter receives a bona fide written Acquisition Proposal from any person after the date of the Support Agreement that was not solicited by Exeter and that did not otherwise result from a breach of the non-solicitation provisions of the Support Agreement, Exeter and its Representatives may (i) contact such person solely to clarify the terms and conditions of such Acquisition Proposal, (ii) furnish information with respect to it to such person pursuant to an Acceptable Confidentiality Agreement, provided that (x) Exeter provides a copy of such Acceptable Confidentiality Agreement to Goldcorp promptly upon its execution and (y) Exeter contemporaneously provides to Goldcorp any non-public information concerning Exeter that is provided to such person which was not previously provided to Goldcorp or its Representatives, and (iii) participate in any discussions or negotiations regarding such Acquisition Proposal; provided, however, that, prior to taking any action described in clauses (ii) or (iii) above, the Exeter Board determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal and failure to take such action would violate the fiduciary duties of such directors under applicable Law.

Exeter has agreed to promptly (and, in any event, within 24 hours) notify Goldcorp, of any Acquisition Proposal received by Exeter, any inquiry received by Exeter that could reasonably be expected to lead to an Acquisition Proposal, or any request received by Exeter for non-public information relating to Exeter in connection with an Acquisition Proposal or for access to the properties, books or records of Exeter by any person that informs Exeter that it is considering making an Acquisition Proposal. Such notification shall include a copy of the Acquisition Proposal, a description of the material terms and conditions of such inquiry or request and the identity of the person making such Acquisition Proposal, inquiry or request, and such other information concerning such Acquisition Proposal, inquiry or request as Goldcorp may reasonably request.

Exeter has also covenanted to Goldcorp that neither the Exeter Board, nor any committee thereof shall: (i) make a Change of Recommendation, (ii) accept, approve, endorse or recommend or publicly propose to accept, approve, endorse or recommend any Acquisition Proposal, (iii) permit Exeter to accept or enter into, or publicly propose to enter into (or permit any such actions in the case of the Exeter Board or any committee thereof), any letter of intent, memorandum of understanding or other Contract, agreement in principle, acquisition agreement, merger agreement or similar agreement or understanding, other than an Acceptable Confidentiality Agreement (an “Acquisition Agreement”) with respect to any Acquisition Proposal or (iv) permit Exeter to accept or enter into any Contract requiring Exeter to abandon, terminate or fail to consummate the Contemplated Transactions or providing for the payment of any break, termination or other fees or expenses to any person proposing an Acquisition Proposal in the event that Exeter completes the transactions contemplated hereby or any other transaction with Goldcorp or any of its affiliates.

Right to Match

In the event Exeter receives an Acquisition Proposal that is a Superior Proposal from any person after the date of the Support Agreement, then the Exeter Board may, withdraw, modify, qualify or change in a manner adverse to Goldcorp its approval or recommendation of the Offer and/or approve or recommend such Superior Proposal and/or enter into an Acquisition Agreement with respect to such Superior Proposal but only if:

(a)

Exeter has given written notice to Goldcorp that it has received such Superior Proposal and that the Exeter Board has determined that (x) such Acquisition Proposal constitutes a Superior Proposal and (y) the Exeter Board intends to withdraw, modify, qualify or change in a manner adverse to Goldcorp its approval or recommendation of the Offer, and/or enter into an Acquisition Agreement with respect to such Superior Proposal in each case promptly following the making of such determination, together with a summary of the material terms of any proposed Acquisition Agreement or other agreement relating to such Superior Proposal;

(b)

a period of five full Business Days (such period being the “Superior Proposal Notice Period”) shall have elapsed from the date Goldcorp received the notice from Exeter, together with the summary of material terms and copies of agreements referred to therein. During the Superior Proposal Notice Period, Goldcorp shall have the right, but not the obligation, to propose to amend the terms of the Offer and the Support Agreement;

(c)

Exeter did not breach the non-solicitation provisions of the Support Agreement in connection with the preparation or making of such Acquisition Proposal and Exeter has complied with the other terms of the right to match provisions;

(d)

if Goldcorp has proposed to amend the terms of the Offer and the Support Agreement, the Exeter Board shall have determined that such Acquisition Proposal remains a Superior Proposal compared to the Offer and the Support Agreement as proposed to be amended by Goldcorp;

(e)	Exeter concurrently terminates the Support Agreement; and

(f)	Exeter has previously, or concurrently will have, paid to Goldcorp the Termination Fee.

Exeter has covenanted that the Exeter Board will review in good faith any offer made by Goldcorp to amend the terms of the Support Agreement and the Offer in order to determine, in consultation with its financial advisors and outside legal counsel, whether the proposed amendments would, upon acceptance, result in the Acquisition Proposal previously constituting a Superior Proposal ceasing to be a Superior Proposal.

If the Exeter Board determines that such Acquisition Proposal would cease to be a Superior Proposal as a result of the amendments proposed by Goldcorp, Exeter will promptly thereafter accept the offer by Goldcorp to amend the terms of the Support Agreement and the Offer.

Termination

The Support Agreement may be terminated prior to the Effective Time in certain circumstances, including:

1.	by mutual written agreement of Goldcorp and Exeter;

2.	either Goldcorp or Exeter may terminate the Support Agreement, if

a.

if Goldcorp has not taken-up and paid for the Exeter Shares deposited under the Offer by the Outside Date, except that the right to terminate the Support Agreement shall not be available to any party whose failure to fulfil any of its obligations or breach of any of its representations and warranties under the Support Agreement has been a principal cause of, or resulted in, the failure of the take-up to occur by such date or where Goldcorp has extended the Expiry Time pursuant to the Support Agreement; provided, however, that if Goldcorp’s take-up and payment for Exeter Shares deposited under the Offer is delayed by (i) an injunction or order made by a Regulatory Authority or Court of competent jurisdiction, or (ii) Goldcorp not having obtained any regulatory waiver, consent or approval which is necessary to permit Goldcorp to take up and pay for Exeter Shares deposited under the Offer, then, provided that such injunction or order is being contested or appealed or such regulatory waiver, consent or approval is being actively sought, as applicable, the Support Agreement shall not be terminated by Exeter until the earlier of the 180th day after the date of mailing of the Offer and the fifth Business Day or Goldcorp following the date on which such injunction or order ceases to be in effect or such waiver, consent or approval is obtained, as applicable;

b.	if any Law makes the completion of the Offer or the Contemplated Transactions illegal or otherwise prohibited, and such Law has become final and non-appealable; or

c.

if the necessary conditional approvals or equivalent approvals, as the case may be, of the TSX, the NYSE and the NYSE MKT in respect of the listing of the Offer Consideration shall have not been obtained.

3.	By Goldcorp, if:

a.

either (A) the Exeter Board fails to publicly make the Board Recommendation or Exeter or the Exeter Board, or any committee thereof, withdraws, modifies, qualifies or changes in a manner adverse to Goldcorp its approval or recommendation of the Offer and the Support Agreement (it being understood that publicly taking no position or a neutral position by Exeter and/or the Exeter Board with respect to an Acquisition Proposal for a period exceeding three Business Days after an Acquisition Proposal has been publicly announced shall be deemed to constitute such a withdrawal, modification, qualification or change), (B) Goldcorp requests that the Exeter Board reaffirm its Board Recommendation and the Exeter Board shall not have done so by the earlier of (x) the end of the third Business Day following receipt of such request and (y) the Expiry Date (each of the foregoing a “Change of Recommendation”), (C) Exeter and/or the Exeter Board, or any committee thereof, accepts, approves, endorses or recommends any Acquisition Proposal,

(D) Exeter enters into an Acquisition Agreement in respect of any Acquisition Proposal (other than an Acceptable Confidentiality Agreement) or (E) Exeter or the Exeter Board publicly proposes or announces its intention to do any of the foregoing;

b.	Exeter breaches the non-solicitation provisions or Goldcorp’s right to match in the Support Agreement in a material respect;

c.	a Material Adverse Effect with respect to Exeter has occurred;

d.	any condition of the Offer as specified in Schedule A of the Support Agreement shall not have been satisfied or waived at the Expiry Time;

e.	the Company has not complied in all material respects with its obligations, covenants and agreements in the Support Agreement to be performed and complied with; or

f.

if the representations and warranties of Exeter in the Support Agreement are not true and correct (disregarding for this purpose all materiality or Material Adverse Effect qualifications contained therein) as of the Expiry Time as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will not have been true and correct as of that date) except (i) as affected by transactions, changes, conditions, events or circumstances expressly permitted by the Support Agreement or (ii) for breaches of representations and warranties (other than those contained in Sections 3.1(g) (Capitalization), 3.1(q) (Litigation) and 3.1(t) (Interest in Properties) of the Support Agreement) which individually or in the aggregate have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, it being understood that the representations and warranties made by Exeter in Sections 3.1(g) (Capitalization), 3.1(q) (Litigation) and 3.1(t) (Interest in Properties) must be accurate in all respects when made and as of the Expiry Time.

4.	By Exeter, if:

a.	the Exeter Board approves, and authorizes Exeter to enter into, a definitive agreement providing for the implementation of a Superior Proposal and has paid or concurrently pays the Termination Fee;

b.	Goldcorp has not complied in all material respects with its obligations, covenants and agreements in the Support Agreement to be performed and complied with; or

c.

the representations and warranties of Goldcorp are not true and correct as of the Expiry Time as if made on and as of such date (except for such representations and warranties which refer to or are made as of another specified date, in which case such representations and warranties will not have been true and correct as of that date) and except (i) as affected by transactions, changes, conditions, events or circumstances expressly permitted by the Support Agreement or (ii) for breaches of representations and warranties which individually or in the aggregate which have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Goldcorp.

Termination Fee

Goldcorp is entitled to be paid the Termination Fee upon the occurrence of any of the following events (any of which is a “Termination Fee Event”):

(a)

an Acquisition Proposal has been made public or proposed publicly to Exeter or the Shareholders after the date of the Support Agreement and prior to the Expiry Time and Goldcorp exercised its termination right under 3(d) above as a result of the Minimum Tender Condition not being satisfied and Exeter shall have (x) completed any Acquisition Proposal within nine months after the Support Agreement is terminated or (y) entered into an Acquisition Agreement in respect of any Acquisition Proposal or the Exeter Board shall have recommended any Acquisition Proposal, in each case, within nine months after the Support Agreement is terminated, which Acquisition Proposal in either case, as it may be modified or amended, is subsequently completed (whether before or after the expiry of such nine-month period), provided, however, that for the purposes of this paragraph all references to “20%” in the definition of Acquisition Proposal shall be changed to “50%”; or

(b)	the Support Agreement shall have been terminated by Goldcorp pursuant to paragraph 3(a) above; or

(c)	the Support Agreement shall have been terminated by Goldcorp pursuant to paragraph 3(b) above; or

(d)	the Support Agreement shall have been terminated by Exeter pursuant to paragraph 4(a) above.

Expense Reimbursement

In the event that Goldcorp terminates the Support Agreement as a result of the Minimum Tender Condition not being satisfied or waived at the Expiry Time, then Exeter shall reimburse Goldcorp in respect of the expenses it has actually incurred in respect of the Offer and the Support Agreement to a maximum of C$1,000,000.

20.	Lock Up Agreements

Goldcorp has entered into voting and support agreements dated March 28, 2017 (the “Lock-Up Agreements”) with all of the directors and officers of Exeter (the “Locked-Up Shareholders”) who own, collectively, 10,130,816 of the issued Exeter Shares representing approximately 11% of the outstanding Exeter Shares. Pursuant to the Lock-Up Agreements, the Locked-Up Shareholders have agreed, among other things, to (i) support the Offer, (ii) not solicit any Acquisition Proposals, and (iii) to deposit their Exeter Shares to the Offer and not to withdraw such Exeter Shares. The directors and officers who are party to the Lock-Up Agreements will not receive Offer Consideration of greater value for the Exeter Shares they deposit to the Offer than that offered to the other Shareholders.

The Lock-Up Agreements require the Locked-Up Shareholders to support any Alternative Transaction that Goldcorp concludes to be necessary or desirable on substantially equivalent or better terms and conditions as those contemplated by the Arrangement Agreement, including the Offer. Accordingly, the Locked-Up Shareholder is required to validly tender his or her Exeter Shares in acceptance of the Offer. The Locked-Up Shareholders have agreed to not take any other action of any kind, directly or indirectly, which might reasonably be regarded as likely to reduce the success of, or delay or interfere with the completion of the transactions contemplated by the Support Agreement, and have agreed to cooperate to successfully complete the transactions with Goldcorp.

The Lock-Up Agreements prohibit the Locked-Up Shareholders from directly or indirectly soliciting a proposal or offer that may be expected to constitute an Acquisition Proposal or cooperate in any way with a proposal or offer that may be reasonably expected to constitute an Acquisition Proposal. Additionally, the Lock-Up Agreements prevent Locked-Up Shareholders from exercising any dissent rights and impose a restriction on selling or disposing of any Exeter Shares held by the Locked-Up Shareholders expiring upon completion of the Offer, or upon earlier termination of the Lock-Up Agreements.

Each Locked-Up Shareholder has agreed to vote his or her Exeter Shares and Options owned or controlled (directly or indirectly), to the extent he or she is so entitled against any Acquisition Proposal and/or any other matter that could reasonably be expected to delay, prevent or frustrate the completion of the Arrangement. Under the terms of the Lock-Up Agreements, Goldcorp has acknowledged that any Locked-Up Shareholder who is also a director or officer of Exeter is bound under the Lock-Up Agreements only in such person’s capacity as a Shareholder, and not in his or her capacity as a director or officer.

The Lock-Up Agreements terminate automatically upon, among other things: (i) termination of the Arrangement Agreement in accordance with its terms; (ii) the Effective Date; or (iii) mutual written agreement.

21.	Certain Canadian Federal Income Tax Considerations

In the opinion of Thorsteinssons LLP, counsel to the Offeror, the following is a summary of the principal Canadian federal income tax considerations under the Tax Act, as of the date hereof, generally applicable to a Shareholder who, for purposes of the Tax Act, holds Exeter Shares and will hold Goldcorp Shares received pursuant to the Offer as capital property, deals at arm’s length with, and is not affiliated with, Exeter or the Offeror, and who disposes of Exeter Shares to the Offeror pursuant to the Offer or otherwise disposes of Exeter Shares pursuant to certain transactions described under “Acquisition of Exeter Shares Not Deposited Under the Offer” in Section 18 of the Circular.

Exeter Shares and Goldcorp Shares generally will be considered capital property to a Shareholder for purposes of the Tax Act unless the Shareholder holds such shares in the course of carrying on a business of buying and selling securities or the Shareholder has acquired or holds such shares in a transaction or transactions considered to be an adventure or concern in the nature of trade.

This summary is based on the current provisions of the Tax Act in force as of the date hereof and counsel’s understanding of the current published administrative policies and assessing practices of the CRA publicly available prior to the date hereof. This summary takes into account all specific proposals to amend the Tax Act that have been publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof (the “Tax Proposals”) and assumes that the Tax Proposals will be enacted in the form proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed, or at all. This summary does not otherwise take into account or anticipate any other changes in law, whether by judicial, governmental or legislative decision or action or changes in the administrative policies or assessing practices of the CRA, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ materially from those described in this summary.

This summary is not applicable to persons holding Convertible Securities, Options or other conversion or exchange rights to acquire Exeter Shares, or persons who acquired Exeter Shares on the exercise of Options. In addition, this summary does not apply to a Shareholder: (i) that is a “specified financial institution” for the purposes of the Tax Act; (ii) that is a “financial institution”, for the purposes of the mark-to-market rules in the Tax Act, (iii) an interest in which is, or whose Exeter Shares are, a “tax shelter investment”, as defined in the Tax Act, (iv) that has made a “functional currency” election under section 261 of the Tax Act, (v) that is a foreign affiliate of a taxpayer resident in Canada; or (vi) that has entered into or will enter into a “synthetic disposition agreement”, or a “derivative forward agreement”, as defined in the Tax Act, in respect of the Exeter Shares or Goldcorp Shares.

Further, this summary is not applicable to a person that (i) is a corporation resident in Canada and (ii) is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of Goldcorp Shares, controlled by a non-resident corporation for the purposes of the foreign affiliate dumping rules in section 212.3 of the Tax Act. Any such Shareholder should consult its own tax advisor.

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Shareholder. This summary is not exhaustive of all Canadian federal income tax considerations. Accordingly, Shareholders should consult their own legal and tax advisors with respect to the tax consequences to them of having their Exeter Shares acquired based on their particular circumstances, including the application and effect of the income and other taxes of any country, province or other jurisdiction in which the Shareholders reside or carry on business.

Shareholders Resident in Canada

The following portion of the summary is applicable only to a Shareholder who, for purposes of the Tax Act and at all relevant times, is resident, or is deemed to be resident, in Canada (a “Resident Shareholder”). Certain Resident Shareholders whose Exeter Shares might not otherwise constitute capital property may be eligible to make an irrevocable election in accordance with subsection 39(4) of the Tax Act to have their Exeter Shares, and every other “Canadian security” (as defined in the Tax Act) owned by such Resident Shareholder in the taxation year in which the election is made and in all subsequent taxation years, be deemed to be capital property. Resident Shareholders contemplating such an election should first consult their own tax advisors.

Exchange of Exeter Shares Pursuant to the Offer

In general, a Resident Shareholder who exchanges Exeter Shares for Goldcorp Shares pursuant to the Offer will not realize a capital gain (or loss) in respect of the exchange unless such Resident Shareholder elects to report such capital gain (or loss) in its Canadian income tax return for the year in which the exchange occurs.

In general, except where (a) such a Resident Shareholder has, in the Resident Shareholder’s Canadian income tax return for the year of exchange, included any portion of the gain or loss otherwise determined from the disposition of an Exeter Share, or (b) immediately after the exchange, such a Resident Shareholder or persons with whom such a Resident Shareholder does not deal at arm’s length for purposes of the Tax Act or such a Resident Shareholder together with such persons either controls or beneficially owns shares of the capital stock of the Offeror having a fair market value of more than 50% of the fair market value of all outstanding shares of the capital stock of the Offeror, the Resident Shareholder will be deemed to have disposed of each of the Resident Shareholder’s Exeter Shares for proceeds of disposition equal to the adjusted cost base of such Exeter Shares immediately before the disposition, and, in exchange therefor, will be deemed to have acquired Goldcorp Shares at a cost equal to such adjusted cost base.

If a Resident Shareholder separately owns other Goldcorp Shares as capital property at the time of the exchange of Exeter Shares for Goldcorp Shares pursuant to the Offer, the adjusted cost base of all Goldcorp Shares owned by the Resident Shareholder as capital property immediately after the exchange will be determined by averaging the cost of the Goldcorp Shares acquired on the exchange with the adjusted cost base of those other Goldcorp Shares.

A Resident Shareholder who exchanges Exeter Shares for Goldcorp Shares pursuant to the Offer may, if the Resident Shareholder chooses, recognize all (but not less than all) of the capital gain or capital loss in respect of such disposition of Exeter Shares by reporting such capital gain or capital loss in the Resident Shareholder’s income tax return for the taxation year during which the disposition occurs. In those circumstances, the Resident Shareholder will realize a capital gain (or loss) equal to the amount by which the fair market value of the Goldcorp Shares received on the exchange (as at the time of the exchange) exceeds (or is exceeded by) the sum of the adjusted cost base of the Exeter Shares exchanged therefor and any reasonable costs associated with the disposition, and will acquire such Goldcorp Shares at a cost equal to their fair market value at the time of the exchange. It is not possible for a Resident Shareholder to choose such treatment on a portion only of the gain (or loss) otherwise realized on a disposition of Exeter Shares. Such capital gains (or losses) will be subject to the tax treatment described below under “Taxation of Capital Gains and Losses”.

Taxation of Capital Gains and Losses

Generally, a Resident Shareholder will be required to include in computing its income for a taxation year one-half of the amount of any capital gain (a “taxable capital gain”) realized by it in that year. Such a Resident Shareholder will be required to deduct one-half of the amount of any capital loss (an “allowable capital loss”) realized by it in a taxation year from taxable capital gains realized by the Resident Shareholder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year may be carried back to any of the three preceding taxation years or carried forward to any subsequent taxation year and deducted against net taxable capital gains realized in such years, subject to and in accordance with the detailed rules contained in the Tax Act.

The amount of any capital loss realized on the disposition of an Exeter Share or a Goldcorp Share by a Resident Shareholder that is a corporation may, to the extent and under the circumstances specified by the Tax Act, be reduced by the amount of any dividends received or deemed to have been received by the corporation on such share (or on a share for which such share is substituted or exchanged). Similar rules may apply where shares are owned by a partnership or trust of which a corporation, trust or partnership is a member or beneficiary. Resident Shareholders to which these rules may be relevant should consult their own advisors.

A Resident Shareholder that is throughout the year a “Canadian-controlled private corporation”, as defined in the Tax Act, may be liable to pay an additional refundable tax on certain investment income, including taxable capital gains, interest and certain dividends. Capital gains realized by a Resident Shareholder who is an individual or a trust, other than certain specified trusts, will be taken into account in determining liability for alternative minimum tax under the Tax Act.

Disposition of Exeter Shares Pursuant to a Compulsory or Compelled Acquisition

As discussed under “Acquisition of Exeter Shares Not Deposited Under the Offer– Compulsory Acquisition”, and “Acquisition of Exeter Shares Not Deposited Under the Offer – Compelled Acquisition” in Section 18 of the Circular, the Offeror may, in certain circumstances, acquire or be required to acquire Exeter Shares not deposited pursuant to the Offer pursuant to a Compulsory Acquisition or a Compelled Acquisition.

The income tax consequences to a Resident Shareholder of a disposition of Exeter Shares in consideration for Goldcorp Shares pursuant to a Compulsory Acquisition or a Compelled Acquisition will be as described above (see “Shareholders Resident in Canada – Exchange of Exeter Shares Pursuant to the Offer”). The Resident Shareholder will be required to include in computing its income any interest awarded by the court in connection with a Compulsory Acquisition.

Resident Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Exeter Shares acquired pursuant to a Compulsory Acquisition or a Compelled Acquisition.

Disposition of Exeter Shares Pursuant to a Subsequent Acquisition Transaction or Other Alternatives

As described under “Acquisition of Exeter Shares Not Deposited Under the Offer– Subsequent Acquisition Transaction” and “Acquisition of Exeter Shares Not Deposited Under the Offer – Other Alternatives” in Section 18 of the Circular, if the Offeror does not acquire all of the Exeter Shares pursuant to the Offer or by means of a Compulsory Acquisition or a Compelled Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Exeter Shares.

The income tax treatment of a Subsequent Acquisition Transaction or other alternative to a Resident Shareholder will depend upon the exact manner in which the alternative transaction is carried out and the consideration offered. It is not possible to comment as to the tax treatment of such an alternative transaction until the form of such transaction is determined. However, the income tax consequences of such an alternative transaction may differ from those arising on the disposition of Exeter Shares under the Offer and will depend on the particular form and circumstances of the transaction. Depending on the form of the alternative transaction, a Resident Shareholder may realize a capital gain (or loss) and/or be deemed to receive a dividend. No opinion is expressed herein as to the income tax consequences of any such alternative transaction to a Resident Shareholder.

Resident Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Exeter Shares acquired pursuant to a Subsequent Acquisition Transaction or such other alternative.

Potential Delisting

As described under “Effect of the Offer on the Market for Exeter Shares; Stock Exchange Listing and Public Disclosure” in Section 10 of the Circular, the Exeter Shares may cease to be listed on the TSX, NYSE MKT or Frankfurt Exchange (or another designated stock exchange) following the completion of the Offer or, as applicable, a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction.

Resident Shareholders who do not exchange their Exeter Shares pursuant to the Offer are cautioned that, if the Exeter Shares are no longer listed on a “designated stock exchange” (which currently includes the TSX, NYSE MKT or Frankfurt Exchange) and Exeter ceases to be a “public corporation” for purposes of the Tax Act, the Exeter Shares will not be qualified investments for tax-free savings accounts (“TFSAs”) or trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered education savings plans (“RESPs”), registered disability savings plans (“RDSPs”) or deferred profit sharing plans, each as defined in the Tax Act. Resident Shareholders who hold Exeter Shares in such manner should consult their own tax advisors with respect to the potential income tax consequences to them in this regard.

Taxation of Dividends on and the Disposition of Goldcorp Shares

Dividends received or deemed to be received on Goldcorp Shares by a Resident Shareholder who is an individual (including a trust) will be included in computing the individual’s income for tax purposes and will be subject to the gross-up and dividend tax credit rules normally applicable to dividends received from “taxable Canadian corporations”, as defined in the Tax Act. A dividend will be eligible for the enhanced gross-up and dividend tax credit for “eligible dividends”, as defined in the Tax Act, paid by taxable Canadian corporations, to the extent that such dividend is properly designated by the Offeror as an eligible dividend.

A Resident Shareholder that is a corporation will include dividends received or deemed to be received on Goldcorp Shares in computing its income for tax purposes and generally will be entitled to deduct the amount of such dividends in computing its taxable income. In certain circumstances, section 55(2) of the Tax Act will treat a taxable dividend received by a Resident Shareholder that is a corporation as proceeds of disposition or capital gain. Resident Shareholders that are corporations should consult their own tax advisors having regard to their own circumstances.

Certain corporations, including “private corporations” and “subject corporations”, as such terms are defined in the Tax Act, may be liable to pay a refundable tax under Part IV of the Tax Act at the rate of 38 1/3% of the dividends received or deemed to be received on Goldcorp Shares to the extent that such dividends are deductible in computing taxable income.

The disposition or deemed disposition of Goldcorp Shares by a Resident Shareholder (other than to the Offeror) will generally result in a capital gain (or loss) equal to the amount by which the proceeds of disposition, net of any reasonable costs of disposition, exceed (or are exceeded by) the adjusted cost base to the holder of those shares immediately before the disposition. See “Shareholders Resident in Canada – Taxation of Capital Gains and Losses” above for a general description of the treatment of capital gains (and losses) under the Tax Act.

Eligibility of Goldcorp Shares for Investment

Based on the current provisions of the Tax Act, the Goldcorp Shares will be qualified investments under the Tax Act for trusts governed by a RRSP, a RRIF, a deferred profit sharing plan, aRESP, a RDSP or a TFSA, at any particular time, provided that, at that time, the Goldcorp Shares are listed on a “designated stock exchange” (which currently includes the TSX and NYSE) or Goldcorp is a “public corporation” (each as defined in the Tax Act).

Notwithstanding that Goldcorp Shares may be qualified investments for a trust governed by a RRSP, RRIF or TFSA, the annuitant under an RRSP or RRIF, or the holder of a TFSA, will be subject to a penalty tax on such shares if such shares are a “prohibited investment” (as defined in the Tax Act). The Goldcorp Shares will generally not be a “prohibited investment” for a trust governed by a TFSA, RRSP or RRIF provided that (i) the holder of the TFSA or the annuitant under the RRSP or the RRIF, as the case may be, deals at arm’s length with Goldcorp for purposes of the Tax Act and does not have a “significant interest” (as defined in the Tax Act) in Goldcorp or (ii) Goldcorp Shares are “excluded property” (as defined in subsection 207.01(1) of the Tax Act) for the TFSA, RRSP or RRIF. An annuitant under the RRSP or RRIF, or a holder of a TFSA should consult its own tax advisor in this regard. Pursuant to Tax Proposals released on March 22, 2017, the rules in respect of “prohibited investments” are also proposed to apply to (i) RDSPs and the holders thereof and (ii) RESPs and the subscribers thereof. Resident Shareholders should consult their own tax advisors to ensure that the Goldcorp Shares would not be a prohibited investment for a trust governed by a TFSA, RRSP, RRIF, RDSP or RESP in their particular circumstances.

Shareholders Not Resident in Canada

This part of the summary is generally applicable to a Shareholder who, at all relevant times, for purposes of the Tax Act and any applicable income tax treaty, is neither resident nor deemed to be resident in Canada, and does not use or hold, and is not deemed to use or hold, Exeter Shares in connection with carrying on a business in Canada (a “Non-Resident Shareholder”). This part of the summary is not applicable to Non-Resident Shareholders that are insurers carrying on an insurance business in Canada and elsewhere or an “authorized foreign bank” (as defined in the Tax Act).

Exchange of Exeter Shares Pursuant to the Offer

Generally, a Non-Resident Shareholder who exchanges Exeter Shares for Goldcorp Shares pursuant to the Offer will not realize a capital gain (or loss) in respect of the exchange unless such Non-Resident Shareholder elects to report such capital gain (or loss) in its Canadian income tax return for the year in which the exchange occurs. Generally, and subject to the additional comments below, a Non-Resident Shareholder will be subject to the same treatment as described above under “Shareholders Resident in Canada – Exchange of Exeter Shares Pursuant to the Offer”.

In addition, a Non-Resident Shareholder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Exeter Shares pursuant to the Offer unless such Exeter Shares constitute “taxable Canadian property” other than “treaty-protected property”, as defined in the Tax Act, of such Shareholder.

Generally, an Exeter Share will not be “taxable Canadian property” to a Non-Resident Exeter Shareholder at a particular time provided that such share is listed on a “designated stock exchange”, as defined in the Tax Act, (which currently includes the TSX, NYSE MKT or Frankfurt Exchange) unless at any time during the 60-month period immediately preceding the disposition (i) the Non-Resident Shareholder, persons with whom the Non- Resident Shareholder did not deal at arm’s length, partnerships in which the Non-Resident Shareholder or persons with whom the Non-Resident Shareholder do not deal at arm’s length directly or indirectly hold a membership interest or the Non-Resident Shareholder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of Exeter, and (ii) more than 50% of the fair market value of the Exeter Share was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, as defined in the Tax Act, “timber resource properties”, as defined in the Tax Act, and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Exeter Shares may be deemed to be taxable Canadian property to the Non-Resident Shareholder. Non-Resident Shareholders whose Exeter Shares may constitute taxable Canadian property should consult their own tax advisors for advice having regard to their particular circumstances.

Where a Non-Resident Shareholder’s Exeter Shares are taxable Canadian property and the Non-Resident Shareholder does not choose to recognize a capital gain (or loss) in its Canadian income tax return on the exchange of such Exeter Shares for Goldcorp Shares pursuant to the Offer, the Goldcorp Shares received in exchange for such Exeter Shares will be deemed at any time that is within 60 months of the exchange to be taxable Canadian property to such Non-Resident Shareholder.

Non-Resident Shareholders should consult their own tax advisors with respect to the potential tax consequences to them of exchanging their Exeter Shares for Goldcorp Shares pursuant to the Offer having regard to their particular circumstances.

Disposition of Exeter Shares Pursuant to a Compulsory or Compelled Acquisition

As discussed under “Acquisition of Exeter Shares Not Deposited Under the Offer– Compulsory Acquisition”, and “Acquisition of Exeter Shares Not Deposited Under the Offer – Compelled Acquisition” in Section 18 of the Circular, the Offeror may, in certain circumstances, acquire or be required to acquire Exeter Shares not deposited pursuant to the Offer pursuant to a Compulsory Acquisition or a Compelled Acquisition.

A Non-Resident Shareholder whose Exeter Shares do not constitute taxable Canadian property will not be subject to tax under the Tax Act in respect of any capital gain realized on the disposition of Exeter Shares by way of a Compulsory Acquisition or a Compelled Acquisition. Whether an Exeter Share is considered to be taxable Canadian property at the time of a disposition by way of a Compulsory Acquisition or a Compelled Acquisition generally will be determined as described above (see “Shareholders Not Resident in Canada – Exchange of Exeter Shares Pursuant to the Offer”) except that where the Exeter Shares cease to be listed on a designated stock exchange, more stringent rules described below will apply (see “Shareholders Not Resident in Canada – Potential Delisting”).

The income tax consequences of a disposition of Exeter Shares in consideration for Goldcorp Shares pursuant to a Compulsory Acquisition or a Compelled Acquisition by a Non-Resident Shareholder whose Exeter Shares are taxable Canadian property for purposes of the Tax Act generally will be as described above (see “Shareholders Not-Resident in Canada – Exchange of Exeter Shares Pursuant to the Offer”).

Generally, where interest is paid or credited to a Non-Resident Shareholder in connection with a Compulsory Acquisition, the Non-Resident Shareholder will not be subject to Canadian withholding tax on such interest under the Tax Act.

Non-Resident Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Exeter Shares acquired pursuant to a Compulsory Acquisition or a Compelled Acquisition.

Disposition of Exeter Shares Pursuant to a Subsequent Acquisition Transaction or Other Alternatives

As described under “Acquisition of Exeter Shares Not Deposited Under the Offer– Subsequent Acquisition Transaction” and “Acquisition of Exeter Shares Not Deposited Under the Offer – Other Alternatives” in Section 18 of the Circular, if the Offeror does not acquire all of the Exeter Shares pursuant to the Offer or by means of a Compulsory Acquisition or a Compelled Acquisition, the Offeror may propose other means of acquiring the remaining issued and outstanding Exeter Shares.

The income tax treatment to a Non-Resident Shareholder of a Subsequent Acquisition Transaction or other alternative will depend upon the exact manner in which the alternative transaction is carried out and the consideration offered. It is not possible to comment as to the tax treatment of such an alternative transaction until the form of such transaction is determined. However, the income tax consequences of such an alternative transaction may differ from those arising on the disposition of Exeter Shares under the Offer and will depend on the particular form and circumstances of the transaction.

Depending on the form of the alternative transaction, a Non-Resident Shareholder may realize a capital gain (or loss) and/or be deemed to receive a dividend. Whether or not a Non-Resident Shareholder would be subject to tax under the Tax Act on any such capital gain generally would depend on whether the Exeter Shares are “taxable Canadian property” of the Non-Resident Shareholder for the purposes of the Tax Act at the time of the disposition and whether the Non-Resident Shareholder is entitled to relief under an applicable tax treaty or convention.

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Shareholder will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction pursuant to an applicable income tax treaty or convention. For example, under the Canada-United States Tax Convention (1980), as amended (the “Convention”), where dividends are paid to or derived by a Non-Resident Shareholder who is a U.S. resident for the purpose of, and who is entitled to the benefits in accordance with the provisions of, the Convention, the applicable rate of Canadian withholding tax generally is reduced to 15%.

Generally, where interest is paid or credited to a Non-Resident Shareholder in connection with a Subsequent Acquisition Transaction or other alternative, the Non-Resident Shareholder will not be subject to Canadian withholding tax on such interest under the Tax Act.

No opinion is expressed herein as to the income tax consequences of any such alternative transaction to a Non-Resident Shareholder.

Non-Resident Shareholders should consult their own tax advisors with respect to the potential income tax consequences to them of having their Exeter Shares acquired pursuant to a Subsequent Acquisition Transaction or other alternative.

Potential Delisting

As described under “Effect of the Offer on the Market for Exeter Shares; Stock Exchange Listing and Public Disclosure” in Section 10 of the Circular, the Exeter Shares may cease to be listed on the TSX, NYSE MKT or Frankfurt Exchange (or another designated stock exchange) following the completion of the Offer and may not be listed on the TSX, NYSE MKT or Frankfurt Exchange (or another designated stock exchange) at the time of their disposition pursuant to a Compulsory Acquisition, a Compelled Acquisition or a Subsequent Acquisition Transaction.

Non-Resident Shareholders who do not dispose of their Exeter Shares pursuant to the Offer are cautioned that Exeter Shares that are not listed on a designated stock exchange at the time of their disposition will be considered taxable Canadian property of the Non-Resident Shareholder if, at any time within the 60- month period immediately preceding the disposition, more than 50% of the fair market value of the Exeter Shares was derived directly or indirectly from one or any combination of real or immovable property situated in Canada, “Canadian resource properties”, as defined in the Tax Act, “timber resource properties”, as defined in the Tax Act, and options in respect of, or interests in, or for civil law rights in, any such properties (whether or not such property exists). Notwithstanding the foregoing, in certain circumstances set out in the Tax Act, Exeter Shares may be deemed to be taxable Canadian property.

If the Exeter Shares are taxable Canadian property of the Non-Resident Shareholder at the time of their disposition, and are not treaty-protected property of the Non-Resident Shareholder for purposes of the Tax Act, the Non-Resident Shareholder may be subject to tax under the Tax Act in respect of any capital gain realized on a disposition other than pursuant to the Offer. Furthermore, if the Exeter Shares are not listed on a recognized stock exchange (which currently includes the TSX, NYSE MKT or Frankfurt Exchange) at the time of their disposition and are not treaty-protected property of the Non-Resident Shareholder for purposes of the Tax Act, the notification and withholding provisions of section 116 of the Tax Act will apply to the Non-Resident Shareholder with the result that, among other things, unless the Offeror has received a clearance certificate issued pursuant to section 116 of the Tax Act relating to the disposition of a Non-Resident Shareholder’s Exeter Shares, the Offeror is required to deduct or withhold 25% from any payment made to the Non-Resident Shareholder and will remit such amount to the Receiver General of Canada on account of the Non-Resident Shareholder’s liability for tax under the Tax Act.

Non-Resident Shareholders should consult their own tax advisors with respect to the potential tax consequences to them of not disposing of their Exeter Shares under the Offer and of any potential delisting of the Exeter Shares.

Taxation of Dividends on and the Disposition of Goldcorp Shares

Dividends paid or credited or deemed to be paid or credited to a Non-Resident Shareholder on Goldcorp Shares will be subject to Canadian withholding tax at a rate of 25%, subject to any reduction in the rate of withholding tax to which the Non-Resident Shareholder is entitled under any applicable tax treaty or convention that is in force at the time of the payment, credit or deemed payment or credit of such dividends. For example, under the Convention, where dividends are paid to or derived by a Non-Resident Shareholder who is a U.S. resident for the purpose of, and who is entitled to the benefits in accordance with the provisions of, the Convention, the applicable rate of Canadian withholding tax generally is reduced to 15%.

Any capital gain realized on the disposition or deemed disposition of a Goldcorp Share by a Non-Resident Shareholder (other than to the Offeror) will not be subject to tax under the Tax Act unless such share constitutes taxable Canadian property other than treaty-protected property to that Non-Resident Shareholder. See the discussion regarding taxable Canadian property and treaty-protected property above in “Shareholders Not Resident in Canada – Exchange of Exeter Shares Pursuant to the Offer”.

22.	Certain United States Federal Income Tax Considerations

The following is a summary of the material anticipated U.S. federal income tax consequences of exchanging Exeter Shares for Goldcorp Shares pursuant to the Offer. This summary is based upon the U.S. Internal Revenue Code of 1986, as amended, referred to as the “Code,” U.S. Treasury Regulations promulgated under the Code, administrative rulings of the U.S. Internal Revenue Service, referred to as the “IRS,” judicial decisions of the U.S. courts, and the Canada-United States Income Tax Convention (1980), as amended, referred to as the “U.S.- Canada tax treaty, in each case as in effect on the date hereof. Changes in the laws may alter the U.S. federal income tax treatment of the Offer discussed in this summary, possibly with retroactive effect.

This summary is based on certain assumptions and is subject to the limitations and qualifications set forth in this summary. The assumptions on which the summary is based include that there are no changes in existing facts and law, and that the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction is completed in the manner contemplated in this Circular. If any of these assumptions is not correct, the summary cannot be relied upon and the U.S. federal income tax consequences to U.S. Holders of the Offer and of the ownership and disposition of Goldcorp Shares received pursuant to the Offer could differ significantly and adversely from those described in this summary.

This summary does not address aspects of U.S. taxation other than U.S. federal income taxation, nor does it address any aspects of state, local or non-U.S. tax law. In addition, this summary does not address all U.S. federal income tax consequences that may be relevant to the particular circumstances of a holder of Exeter Shares, nor to a holder of Exeter Shares with a special status, such as:

•	a person that owns, has owned, or will own 5% or more (by voting power or value, and taking into account certain attribution rules) of the issued and outstanding Exeter Shares or Goldcorp Shares;

•	a broker, dealer or trader in securities or currencies, or any person who owns Exeter Shares or Goldcorp Shares other than as capital assets within the meaning of Section 1221 of the Code;

•	a bank, mutual fund, life insurance company or other financial institution;

•	a tax-exempt organization;

•	a real estate investment trust or regulated investment company;

•	a qualified retirement plan or individual retirement account;

•	a person that holds or will hold the Exeter Shares or Goldcorp Shares as part of a straddle, hedge, constructive sale or other integrated transaction for tax purposes;

•	a partnership, S corporation or other “pass-through” entity, as determined for U.S. federal income tax purposes;

•	an investor in a partnership, S corporation or other “pass-through” entity, as determined for U.S. federal income tax purposes;

•	a person whose functional currency for tax purposes is not the U.S. dollar;

•	a passive foreign investment company, controlled foreign corporation or corporation that accumulates earnings to avoid U.S. federal income tax; or

•	a person liable for alternative minimum tax.

Unless otherwise specifically indicated, this summary does not address the U.S. federal income tax consequences of transactions effectuated prior or subsequent to, or concurrently with, the Offer including, without limitation, the exercise or sale of any Options, Convertible Securities or other right to acquire Exeter Shares.

It is assumed for purposes of this summary that Exeter is not, has not at any time been and will not upon closing of the Offer be a “controlled foreign corporation,” as defined in Section 957(a) of the Code. This summary also assumes that the fair market value of the assets of Exeter exceeds the amount of the liabilities of Exeter immediately prior to and at the completion of the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction.

THIS SUMMARY IS OF A GENERAL NATURE ONLY, IS NOT EXHAUSTIVE OF ALL POSSIBLE U.S. FEDERAL TAX CONSIDERATIONS AND IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR BENEFICIAL OWNER OF EXETER SHARES. EACH BENEFICIAL OWNER OF EXETER SHARES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING EXETER SHARES FOR GOLDCORP SHARES PURSUANT TO THE OFFER OR ANY COMPULSORY ACQUISITION OR SUBSEQUENT ACQUISITION TRANSACTION AND THE OWNERSHIP AND DISPOSITION OF THE GOLDCORP SHARES RECEIVED, INCLUDING THE EFFECTS OF APPLICABLE U.S. FEDERAL, STATE AND LOCAL TAX LAWS AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

For purposes of this discussion, a “U.S. Holder” means a beneficial owner of an Exeter Share, or Goldcorp Share, as the case may be, who is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation or other entity created or organized in or under the laws of the United States or any political subdivision thereof;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

a trust if: (i) a court within the United States can exercise primary supervision over it, and one or more United States persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

“Non-U.S. Holder” means any person who is the beneficial owner of an Exeter Share, or Goldcorp Share, as the case may be, and who is not a U.S. Holder and is not, for U.S. federal income tax purposes, a partnership.

If a “pass-through” entity holds Exeter Shares, the tax treatment of an owner of such “pass-through” entity generally will depend upon the status of such owner and upon the activities of the “pass-through” entity. An owner of a “pass-through” entity which holds Exeter Shares should consult such owner’s tax advisor regarding the specific tax consequences of exchanging Exeter Shares in the Offer or in any Compulsory Acquisition or Subsequent Acquisition Transaction.

U.S. Holders of Exeter Shares

Consequences of Exchanging Exeter Shares Pursuant to the Offer

If the Offer is accepted by the holders of 80% or more of the issued and outstanding Exeter Shares, then the Offer should qualify as a reorganization within the meaning of Section 368(a)(1) of the Code, provided that Goldcorp Shares are the sole consideration paid by Goldcorp for Exeter Shares (taking into account any Compulsory Acquisition, Subsequent Acquisition Transaction or any other transaction pursuant to which Goldcorp acquires Exeter Shares). However, Goldcorp’s treatment of the transaction will not bind the IRS and there is a risk that the exchange of Exeter Shares pursuant to the Offer will not be treated as made pursuant to a reorganization under Section 368(a)(1) of the Code.

If the Offer is not accepted by all of the holders of the issued and outstanding Exeter Shares, Goldcorp intends to effect a Compulsory Acquisition or Subsequent Acquisition Transaction to acquire the remaining Exeter Shares solely in exchange for Goldcorp Shares with the intent that the exchange of Exeter Shares pursuant to the Offer together with any Compulsory Acquisition or Subsequent Acquisition Transaction of Exeter Shares will qualify as a reorganization under Section 368(a)(1) of the Code. However, it is possible that a Compulsory Acquisition or Subsequent Acquisition Transaction will not occur, or that a Subsequent Acquisition Transaction will be proposed on terms other than as described in this Circular. In lieu of a Compulsory Acquisition or Subsequent Acquisition Transaction as described herein, Goldcorp has the legal alternative to purchase additional Exeter Shares in the open market, acquire Exeter Shares in privately negotiated transactions, or acquire Exeter Shares in another takeover bid or exchange offer or otherwise take no further action. The pursuance of any of these alternatives that result in Goldcorp providing consideration other than solely Goldcorp Shares in exchange for Exeter Shares may jeopardize the treatment of the Offer as a tax- free reorganization even if Goldcorp acquires 80% or more of Exeter’s Shares.

Furthermore, reorganization treatment will generally apply only if the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction (including any amalgamation) are treated for U.S. federal income tax purposes as a single integrated transaction. Given that certain aspects of the Offer, a Compulsory Acquisition or Subsequent Acquisition Transaction (including an amalgamation) will be effected pursuant to applicable provisions of the Canada Business Corporations Act that are not identical to analogous provisions of the U.S. corporate law, there can be no assurance that the IRS will not challenge the treatment of these steps as a single integrated transaction qualifying as a reorganization or that, if challenged, a U.S. court would not agree with the IRS. Accordingly, even if Goldcorp succeeds in effecting a Compulsory Acquisition or Subsequent Acquisition Transaction of Exeter Shares in exchange for Goldcorp Shares, there is a risk that the Exeter Shares exchanged pursuant to the Offer will not be treated as made pursuant to a reorganization under Section 368(a)(1) of the Code.

Goldcorp has not sought or received a ruling from the IRS regarding the U.S. federal income tax consequences of its acquisition of Exeter Shares. Accordingly, Goldcorp cannot provide any assurance that reorganization treatment will apply to the contemplated transactions. Each U.S. Holder is urged to take this risk into account.

If the exchange of Exeter Shares pursuant to the Offer qualifies as a reorganization under Section 368(a)(1) of the Code, the exchange should have the following U.S. federal income tax consequences:

•	No gain or loss will be recognized by U.S. Holders on the exchange of Exeter Shares solely for Goldcorp Shares pursuant to the Offer;

•

Each U.S. Holder’s aggregate tax basis in the Goldcorp Shares received will be the same as the aggregate tax basis in the Exeter Shares surrendered, decreased by the amount of any tax basis allocable to any fractional share for which cash is received;

•	The holding period of Goldcorp Shares received by a U.S. Holder will include the holding period of the Exeter Shares surrendered; and

•

If a U.S. Holder has differing tax bases and/or holding periods with respect to the U.S. Holder’s Exeter Shares, the U.S. Holder should consult with a tax advisor in order to identify the tax bases and/or holding periods of the Goldcorp Shares that the holder receives;

provided, however, that U.S. Holders that own, directly, indirectly, or by attribution, 5% or more, by voting power or value, of the outstanding Goldcorp Shares after the exchange of their Exeter Shares will be required to enter into a “gain recognition agreement” within the meaning of Section 1.367(a)-8 of the U.S. Treasury Regulations in order to benefit from reorganization treatment. If such a U.S. Holder does not enter into a “gain recognition agreement,” the exchange will be a taxable transaction with respect to such U.S. Holder the U.S. federal income tax consequences of which are described immediately below.

If the exchange of Exeter Shares for Goldcorp Shares fails to qualify as a reorganization under Section 368(a)(1) of the Code, or is otherwise taxable to a U.S. Holder, such U.S. Holder will recognize taxable gain or loss equal to the difference between the fair market value of the amount realized in the exchange and the U.S. Holder’s adjusted basis in the Exeter Shares exchanged. Any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder’s holding period in the Exeter Shares exceeds one year at the time of the consummation of the exchange pursuant to the Offer. A U.S. Holder’s adjusted basis in Goldcorp Shares received in the exchange would be equal to their fair market value as of the date of the exchange, and the U.S. Holder’s holding period for Goldcorp Shares would commence on the day following the exchange. Various provisions of the Code may apply in some circumstances to limit the utilization of loss, if any, recognized by certain taxpayers.

For non-corporate U.S. Holders, long-term capital gain recognized in connection with an exchange of Exeter Shares generally will be taxed at a maximum U.S. Federal income tax rate of 20%. In addition, such gain recognized by a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be includible in such U.S. Holder’s “net investment income” and may be subject to a 3.8% “net investment income tax” as described in “Additional Tax on Passive Income,” below.

Tax Consequences of the Offer if Exeter Is Classified as a PFIC

A U.S. Holder of Exeter Shares could be subject to special, adverse tax rules in respect of the exchange of such U.S. Holder’s Exeter Shares if Exeter was classified as a “passive foreign investment company” within the meaning of Section 1297 of the Code (a “PFIC”) for any tax year during which such U.S. Holder holds or held Exeter Shares.

A non-U.S. corporation is a PFIC for any tax year in which (i) 75% or more of its gross income is passive income (as defined for U.S. federal income tax purposes) or (ii) 50% or more of the value of its assets either produce passive income (or produce no income) or are held for the production of passive income, based on the quarterly average of the fair market value of such assets. For purposes of the PFIC provisions, “gross income” generally includes all sales revenues less cost of goods sold, plus income from investments and from incidental or outside operations or sources, and “passive income” generally includes dividends, interest, certain royalties and rents, certain gains from the sale of stock and securities, and certain gains from commodities transactions. In determining whether or not it is a PFIC, a non-U.S. corporation is required to take into account its pro rata portion of the income and assets of each corporation in which it owns, directly or indirectly, at least a 25% interest (by value).

Exeter believes that it will be classified as a PFIC for its tax year ended December 31, 2016, and believes that it was a PFIC in prior tax years. Based on current business plans and financial expectations, Exeter expects that it will be classified as a PFIC during its current tax year. PFIC classification is factual in nature, and generally cannot be determined until the close of the tax year in question. Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. Consequently, there can be no assurances regarding the PFIC status of Exeter during the current tax year or any prior tax year.

Under proposed U.S. Treasury Regulations, absent application of the “PFIC-for-PFIC Exception” discussed below, if Exeter is classified as a PFIC for any tax year during which a U.S. Holder holds Exeter Shares, special rules may increase such U.S. Holder’s U.S. federal income tax liability.

Under the default PFIC rules:

•	the exchange of shares pursuant to the Offer may be treated as a taxable transaction under proposed U.S. Treasury Regulations even if it qualifies as a Reorganization as discussed above;

•

any gain on the exchange of Exeter Shares pursuant to the Offer and any “excess distribution” (defined as the excess of distributions with respect to the Exeter Shares in any tax year over 125% of the average annual distributions such U.S. Holder has received from Exeter during the shorter of the three preceding tax years, or such U.S. Holder’s holding period for the Exeter Shares), will be allocated rateably over such U.S. Holder’s holding period for the Exeter Shares;

•	the amounts allocated to the current tax year and to any tax year prior to the first year in which Exeter was a PFIC will be taxed as ordinary income in the current year;

•

the amounts allocated to each of the other tax years in such U.S. Holder’s holding period for the Exeter Shares (“prior PFIC years”) will be subject to tax as ordinary income at the highest rate of tax in effect for the applicable class of taxpayer for that year;

•

an interest charge for a deemed deferral benefit will be imposed with respect to the resulting tax attributable to each of the prior PFIC years, which interest charge is not deductible by non-corporate U.S. Holders; and

•	any loss realized would generally not be recognized.

A U.S. Holder that has made a mark-to-market election under Section 1296 of the Code (a “Mark-to-Market Election”) or a timely and effective election to treat Exeter as a “qualified electing fund” (a “QEF” and such an election a “QEF Election”) under Section 1295 of the Code may mitigate or avoid the PFIC consequences described above with respect to the Offer. A QEF Election will be treated as timely for purposes of avoiding the default PFIC rules discussed above only if it is made for the first year in the U.S. Holder’s holding period for the Exeter Shares in which Exeter is a PFIC. Exeter has informed Goldcorp that upon the written request of a U.S. Holder, Exeter will provide such holder with PFIC Annual Information Statements for the relevant tax periods. Each U.S. Holder should consult its own tax advisor regarding the availability of, and procedure for making, a QEF Election. A shareholder of PFIC stock who does not make a timely QEF Election is referred to in this section of the summary as a “Non-Electing Shareholder.”

Under proposed U.S. Treasury Regulations, a Non-Electing Shareholder does not recognize gain in a reorganization where the Non-Electing Shareholder transfers stock in a PFIC so long as such Non-Electing Shareholder receives in exchange stock of another corporation that is a PFIC for its taxable year that includes the day after the date of transfer. For purposes of this summary, this exception will be referred to as the “PFIC-for-PFIC Exception.” However, under such proposed U.S. Treasury Regulations, a Non-Electing Shareholder generally does recognize gain (but not loss) in a reorganization where the Non-Electing Shareholder transfers stock in a PFIC and receives in exchange stock of another corporation that is not a PFIC for its taxable year that includes the day after the date of transfer.

While Exeter believes it is and has been a PFIC, based on current business plans and financial projections, Goldcorp does not expect to be classified as a PFIC for its current tax year. Consequently, it is not expected that the “PFIC-for PFIC Exception” contained in the proposed U.S. Treasury Regulations will apply. Therefore, if the foregoing rules contained in the proposed U.S. Treasury Regulations were finalized and made applicable to the Offer, a Non-Electing Shareholder would recognize gain (but not loss) on shares exchanged under the rules applicable to excess distributions and dispositions of PFIC stock set forth in Section 1291 of the Code, regardless of whether the exchange of Exeter Shares for Goldcorp Shares pursuant to the Offer qualifies as a reorganization. Under the rules applicable to excess distributions and dispositions of PFIC stock set forth in Section 1291 of the Code, the amount of any such gain recognized by a Non-Electing Shareholder in connection with the Offer would be equal to the excess, if any, of (a) the fair market value (expressed in U.S. dollars) of the Goldcorp Shares received in the exchange, over (b) the adjusted tax basis (expressed in U.S. dollars) of such Non-Electing Shareholder in the Exeter Shares exchanged pursuant to the Offer. Such gain would be recognized on a share-by-share basis and would be taxable as ordinary income under the default PFIC rules, as described above.

The proposed U.S. Treasury Regulations discussed above were proposed in 1992 and have not been adopted in final form. The proposed U.S. Treasury Regulations state that they are to be effective for transactions occurring on or after April 11, 1992. However, because the proposed U.S. Treasury Regulations have not yet been adopted in final form, they are not currently effective and there is no assurance they will be finally adopted in the form and with the effective date proposed. Further, it is uncertain whether the IRS would consider the proposed U.S. Treasury Regulations to be effective for purposes of determining the U.S. federal income tax treatment of the Offer. In the absence of the proposed U.S. Treasury Regulations being finalized in their current form, if the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction qualifies as a reorganization, the U.S. federal income tax consequences to a U.S. Holder may be generally as set forth above in the discussion “U.S. Holders of Exeter Shares — Consequences of Exchanging Exeter Shares Pursuant to the Offer;” however, it is unclear whether the IRS would agree with this interpretation and/or whether the IRS could attempt to treat the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction as a taxable exchange on some alternative basis. If gain is not recognized under the proposed U.S. Treasury Regulations, a U.S. Holder’s holding period for the Goldcorp Shares for purposes of applying the PFIC rules presumably would include the period during which the U.S. Holder held its Exeter Shares. It is possible that the IRS would take the position that a subsequent disposition of the Goldcorp Shares in a taxable transaction would be taxable under the default PFIC rules described above.

Each U.S. Holder should consult its own tax advisor regarding the potential application of the PFIC rules to the receipt of Goldcorp Shares pursuant to the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction, and the information reporting responsibilities under the proposed U.S. Treasury Regulations in connection with the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction.

Additional Tax on Passive Income

Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their “net investment income,” which includes dividends on the Exeter Shares or Goldcorp Shares and net gains recognized on the disposition of the Exeter Shares or Goldcorp Shares (including in connection with an exchange made pursuant to the Offer or a Compulsory Acquisition or Subsequent Acquisition Transaction). Further, excess distributions and gains subject to the PFIC default rules discussed above, and mark-to-market inclusions and deductions properly allocable to such income are all taken into account in the calculation of net investment income. U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of the Exeter Shares or Goldcorp Shares.

Foreign Tax Credits

A U.S. Holder that pays (whether directly or through withholding) non-U.S. income tax in connection with the Offer or in connection with the ownership or disposition of Goldcorp Shares may be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such non-U.S. income tax paid. Subject to certain limitations, a credit will generally reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all creditable non-U.S. taxes paid (whether directly or through withholding) by a U.S. Holder during a tax year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a non-U.S. corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a non-U.S. corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its own tax advisors regarding the foreign tax credit rules.

The United States and Chile have not entered into a comprehensive income tax treaty which is currently in force. As a result, gain recognized by a U.S. Holder on the transfer of Exeter Shares pursuant to the Offer will be characterized as U.S. source income for purposes of the foreign tax credit rules under the Code. Accordingly, a U.S. Holder generally would not be able to claim a credit for any Chilean tax paid or withheld with respect to the Offer. Each U.S. Holder should consult its own tax advisors regarding the availability of a foreign tax credit with respect to any Chilean taxes paid by such U.S. Holder.

Information Reporting and Backup Withholding

U.S. Holders of Exeter Shares may be subject to information reporting and may be subject to backup withholding, currently at up to a 28% rate, on consideration received in exchange for Exeter Shares. Distributions on, or the proceeds from a sale or other disposition of, Exeter Shares paid within the U.S. also may be subject to information reporting and backup withholding.

Payments of distributions on, or the proceeds from the sale of, Exeter Shares to or through a foreign office of a broker generally will not be subject to backup withholding, although information reporting may apply to those payments in certain circumstances.

Backup withholding will generally not apply, however, to a U.S. Holder who:

•	furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on an IRS Form W-9 (or substitute form); or

•	is otherwise exempt from backup withholding.

Non-U.S. Holders generally will not be subject to U.S. information reporting or backup withholding. However, such holders may be required to provide certification of non-U.S. status (generally, on IRS Form W-8BEN or Form W-8BEN-E) in connection with payments received in the United States or through certain U.S.-related financial intermediaries.

Backup withholding is not an additional tax. Any amounts withheld from a payment to a holder under the backup withholding rules may be credited against the holder’s U.S. federal income tax liability, and a holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information.

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, Exeter or Goldcorp. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain thresholds. The definition of “specified foreign financial assets” includes not only financial accounts maintained in non-U.S. financial institutions, but also, if held for investment and not in an account maintained by certain financial institutions, any stock or security issued by a non-U.S. person, any financial instrument or contract that has an issuer or counterparty other than a U.S. person and any interest in a non-U.S. entity. U.S. Holders may be subject to these reporting requirements. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns under these rules, including the requirement to file an IRS Form 8938.

The discussion of reporting requirements set forth above is not intended to constitute an exhaustive description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisor regarding applicable reporting requirements and the information reporting and backup withholding rules.

Transfer of Exeter Shares Not Exchanged Pursuant to the Offer

Goldcorp currently plans to effect a Compulsory Acquisition or Subsequent Acquisition Transaction following the closing of the Offer. To the extent the Exeter Shares are acquired by Goldcorp for Goldcorp Shares, the consequences to a U.S. Holder should generally be similar to the consequences to a U.S. Holder of exchanging Exeter Shares for Goldcorp Shares pursuant to the Offer. Such consequences will depend upon whether the exchange qualifies as reorganization under Section 368(a)(1) of the Code. See “U.S. Holders of Exeter Shares — Consequences of Exchanging Exeter Shares Pursuant to the Offer,” above.

U.S. Holders Exercising Dissent Rights

A Compulsory Acquisition or a Subsequent Acquisition Transaction may result in Shareholders having the right to dissent and demand payment of the fair value of their Exeter Shares. If the statutory procedures governing dissent rights apply, this right could lead to judicial determination of the fair value required to be paid to such dissenting Shareholders for their Exeter Shares that is different from the Offer Consideration to be paid pursuant to the Offer. A U.S. Holder that exercises dissent rights and is paid cash in exchange for all of such U.S. Holder’s Exeter Shares generally will recognize gain or loss in an amount equal to the difference, if any, between (a) the U.S. dollar value of the Canadian currency received by such U.S. Holder in exchange for such U.S. Holder’s Exeter Shares and (b) the adjusted tax basis of such U.S. Holder in such Exeter Shares surrendered. Subject to the PFIC rules discussed in this summary, such gain or loss will be capital gain or loss, which will be long-term capital gain or loss if the holding period with respect to such Exeter Shares is more than one year as of the date of the exchange. Subject to the PFIC rules, preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. The 3.8% net investment income tax may also apply to such U.S. Holders (see “Certain United States Federal Income Tax Considerations,” “U.S. Holders of Exeter Shares,” “Additional Tax on Passive Income”). There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to complex limitations under the Code.

Since Exeter believes that it is classified as a PFIC during its current tax year which includes the effective period of the Offer, and believes that it was classified as a PFIC in prior tax years, a U.S. Holder that exercises dissent rights will generally be subject to tax under the default PFIC rules unless it has made a Mark-to-Market Election or a timely and effective QEF election. See “Tax Consequences of the Offer if Exeter is Classified as a PFIC.”

Reporting Requirements

A U.S. Holder of Exeter Shares receiving Goldcorp Shares pursuant to the Offer or pursuant to a Compulsory Acquisition or Subsequent Acquisition Transaction of Exeter may be required to retain records related to such U.S. Holder’s Exeter Shares, and file with its federal income tax return a statement setting forth facts relating to the transaction.

Distributions on Goldcorp Shares

Subject to the discussion under “Passive Foreign Investment Company” below, the gross amount of distributions, if any, payable on Goldcorp Shares generally will be treated as a foreign source dividend to the extent paid out of current or accumulated earnings and profits, and generally will be “passive income” for U.S. foreign tax credit purposes. A distribution on Goldcorp Shares in excess of current or accumulated earnings and profits (as determined pursuant U.S. federal income tax principles) is generally treated as a tax-free return of capital to the extent of the U.S. Holder’s adjusted tax basis in such shares and, to the extent in excess of adjusted basis, as capital gain. See “Sale or Other Disposition of Goldcorp Shares,” below. However, Goldcorp does not intend to maintain the calculations of earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by Goldcorp with respect to the Goldcorp Shares will constitute ordinary dividend income. Dividends received on Goldcorp Shares will not be eligible for the “dividends received deduction.” Subject to applicable limitations, dividends paid by Goldcorp to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that Goldcorp not be classified as a PFIC in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules. The 3.8% net investment income tax discussed above may also apply to such dividends received by non-corporate U.S. Holders (see “Certain United States Federal Income Tax Considerations,” “U.S. Holders of Exeter Shares,” “Additional Tax on Passive Income”).

Sale or Other Disposition of Goldcorp Shares

Subject to the discussion below under “Passive Foreign Investment Company,” a U.S. Holder who sells or otherwise disposes of Goldcorp Shares in a taxable disposition will recognize gain or loss equal to the difference, if any, between the U.S. dollar value of the amount realized on such sale or other taxable disposition and the U.S. Holder’s adjusted tax basis in such shares. Any such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holding period for Goldcorp Shares is more than one year at the time of the sale or other disposition. For non-corporate U.S. Holders, long-term capital gain recognized in connection with such a disposition generally will be taxed at a maximum U.S. Federal income tax rate of 20%. In addition, such gain recognized by a U.S. Holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be includible in such U.S. Holder’s “net investment income” and may be subject to a 3.8% “net investment income tax” as described above (see “Certain United States Federal Income Tax Considerations,” “U.S. Holders of Exeter Shares,” “Additional Tax on Passive Income”). Any such gain or loss will generally be treated as U.S. source income for U.S. foreign tax credit purposes, although special rules apply to U.S. Holders who have a fixed place of business outside the United States to which the gain is attributable. Special considerations may apply to a U.S. Holder who receives foreign currency in connection with a sale or other taxable disposition of Goldcorp Shares.

Passive Foreign Investment Company Rules Relating to the Ownership of Goldcorp Shares

If Goldcorp is or were to become a PFIC for U.S. federal income tax purposes for any tax year during which a U.S. Holder holds Goldcorp Shares, such U.S. Holder would be subject to a special, adverse tax regime. Gain on a disposition or deemed disposition by the U.S. Holder of Goldcorp Shares, and the amount of “excess distributions,” if any, payable on Goldcorp Shares, would be subject to tax at the highest marginal rates applicable to ordinary income, and would be subject to interest charges to reflect the value of the U.S. income tax deferral, unless the U.S. Holder has timely made a “mark-to-market” election or a “qualified electing fund” election. In general terms, Goldcorp will be a PFIC for any tax year in which either (i) 75% or more of Goldcorp’s gross income is passive income or (ii) the average percentage, by fair market value, of Goldcorp’ assets that produce or are held for the production of passive income is 50% or more. “Passive income” includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions. For a more extensive discussion of the PFIC rules, see “Certain United States Federal Income Tax Considerations,” “U.S. Holders of Exeter Shares,” “Tax Consequences of the Offer if Exeter Is Classified as a PFIC.”

Goldcorp does not believe that it is, nor does it expect to become, a PFIC. However, there can be no assurance that Goldcorp’ determination concerning Goldcorp’s PFIC status will not be challenged by the IRS. There is also a possibility that Goldcorp could become a PFIC in the future as a result of future financial results or changes in the way it conducts its business.

Non-U.S. Holders

Consequences of Exchanging Exeter Shares Pursuant to the Offer

If the exchange of Exeter Shares for Goldcorp Shares pursuant to the Offer qualifies as a reorganization within the meaning of Section 368(a)(1) of the Code, Non-U.S. Holders generally will not recognize gain or loss for U.S. federal income tax purposes upon the receipt of Goldcorp Shares in the exchange.

If the exchange of Exeter Shares for Goldcorp Shares fails to qualify as a reorganization under Section 368(a)(1) of the Code, a Non-U.S. Holder generally would not recognize gain on the exchange for U.S. federal income tax purposes unless:

•

The gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business or, if a treaty applies, such gain is attributable to a permanent establishment or a fixed base the Non-U.S. Holder maintains in the United States; or

•

The Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition or has a tax home in the United States, and certain other requirements are met.

Acquisition of Exeter Shares Not Exchanged Pursuant to the Offer

Goldcorp plans to effect a Compulsory Acquisition or Subsequent Acquisition Transaction of Exeter following the closing of the Offer. It is expected that the Exeter Shares will be acquired for Goldcorp Shares and the consequences to a Non-U.S. Holder should generally be similar to the consequences to a Non-U.S. Holder of exchanging Exeter Shares for Goldcorp Shares pursuant to the Offer. Such consequences will depend in part upon whether the exchange qualifies as a reorganization under Section 368(a)(1) of the Code. See “Non-U.S. Holders-Consequences of Exchanging Exeter Shares Pursuant to the Offer.”

A Non-U.S. Holder that exercises dissent rights and receives cash in exchange for its Exeter Shares will be required to recognize taxable gain or loss equal to the fair market value of the amount realized in the exchange and the non-U.S. Holder’s adjusted basis in the Exeter Shares if:

•

The gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business or, if a treaty applies, such gain is attributable to a permanent establishment or a fixed base the Non-U.S. Holder maintains in the United States; or

•

The Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition or has a tax home in the United States, and certain other requirements are met.

Sale or Other Disposition of Exeter Shares

In general, a Non-U.S. Holder will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of Exeter Shares unless:

•

The gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business or, if a treaty applies, such gain is attributable to a permanent establishment or a fixed base the Non-U.S. Holder maintains in the United States; or

•

The Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of disposition or has a tax home in the United States, and certain other requirements are met.

The foregoing discussion of certain material United States federal income tax consequences is included for general information purposes only and is not intended to be, and should not be construed as, legal or tax advice to any Exeter Shareholder. We urge each Exeter Shareholder to consult its own tax advisor to determine the particular tax consequences to it (including the application of any state, local or foreign income and other tax laws) pursuant to the Offer and any Compulsory Acquisition or Subsequent Acquisition Transaction or upon the exercise of appraisal rights.

THIS SUMMARY IS OF A GENERAL NATURE ONLY, IS NOT EXHAUSTIVE OF ALL POSSIBLE U.S. FEDERAL TAX CONSIDERATIONS AND IS NOT INTENDED TO BE, AND SHOULD

NOT BE CONSTRUED TO BE, LEGAL, BUSINESS OR TAX ADVICE TO ANY PARTICULAR BENEFICIAL OWNER OF EXETER SHARES. EACH BENEFICIAL OWNER OF EXETER SHARES SHOULD CONSULT ITS OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO IT OF EXCHANGING EXETER SHARES FOR GOLDCORP SHARES PURSUANT TO THE OFFER OR ANY COMPULSORY ACQUISITION OR SUBSEQUENT ACQUISITION TRANSACTION AND THE OWNERSHIP AND DISPOSITION OF THE GOLDCORP SHARES RECEIVED PURSUANT TO THE OFFER OR ANY COMPULSORY ACQUISITION OR SUBSEQUENT ACQUISITION TRANSACTION, INCLUDING THE EFFECTS OF APPLICABLE U.S. FEDERAL, STATE AND LOCAL TAX LAWS AND NON-U.S. TAX LAWS AND POSSIBLE CHANGES IN TAX LAWS.

23.	Certain Chilean Income Tax Considerations

In the opinion of Cariola Díez Pérez-Cotapos SpA, Chilean legal counsel to the Offeror, the following is a summary of the principal Chilean income tax considerations under Chilean income tax law (“Chilean Income Tax Law”), as of the date hereof, generally applicable to an Exeter Shareholder who, for purposes of Chilean Income Tax Law, holds Exeter Shares and who disposes of Exeter Shares to the Offeror pursuant to the Offer or otherwise disposes of Exeter Shares pursuant to certain transactions described under “Acquisition of Exeter Shares Not Deposited” in Section 18 of the Circular (a “Holder”).

This summary is of a general nature only and is not, and is not intended to be, nor should it be construed to be, legal or tax advice or representations to any particular Holder. This summary is not exhaustive of considerations under Chilean Income Tax Law. Accordingly, Holders are urged to consult their own legal and tax advisors with respect to the tax consequences to them having regard to their particular circumstances, including the application and effect of the income and other tax laws of any country, province or other jurisdiction that may be applicable to the Holder.

Under Chilean Income Tax Law, a capital gain realized by a Holder that is not resident in Chile on the disposal of Exeter Shares to the Offeror will be considered Chilean-source income and subject to 35% income tax on the gain in Chile if the Holder, together with individuals or entities related to that Holder, disposes of a number of Exeter Shares that in the aggregate equals or exceeds 10% of the total outstanding number of Exeter Shares during the period of twelve months ending on the Expiry Date. In general, a group of entities and individuals are deemed to be “related” for these purposes if there is control of one entity by another, if they are under the common control of another entity, or if they are considered to be part of the same “business group” as defined in Chilean securities law. A Holder that is not resident in Chile will not be liable to Chilean income tax unless the Holder is a 10% Holder.

A 10% Holder may choose between two different mechanisms under Chilean Income Tax Law to calculate the capital gain on the transfer of Exeter Shares, which gain will be subject to a 35% tax in Chile. All 10% Holders should seek their own advice on the calculation of capital gains arising on the disposition of Exeter Shares under the Offer.

In compliance with Chilean Income Tax Law, the Offeror will withhold 35% from all amounts paid to a 10% Holder and remit such withheld amount to the Chilean Internal Revenue Service (the “Chilean IRS”), unless the 10% Holder provides the Offeror with: (i) a copy of a Form 1921 that has been filed with the Chilean IRS; (ii) the determination of the tax due in Chile and the basis for such determination, certified by an independent auditor registered in Chile; and (iii) a certificate of payment of the tax due in Chile. If a 10% Holder does not provide the Offeror with the documents referred to in (i), (ii), and (iii) above before the day on which the Offeror first takes up Exeter Shares under the Offer, or such later time as Offeror in its sole discretion may permit, then the Offeror will withhold 35% of the gross amount paid to a 10% Holder and remit the withheld amount to the Chilean IRS. If the Offer withholds and remits in respect of an amount paid to a 10% Holder, then the 10% Holder will receive the number of Goldcorp Shares that is equal to 65% of the amount that a 10% Holder would be entitled to receive from the Offeror.

24.	Dealer Manager and Soliciting Dealer Group

The Offeror has engaged the services of TD Securities Inc. as Dealer Manager in Canada to solicit acceptances of the Offer. The Offeror will reimburse the Dealer Manager for its reasonable out-of-pocket expenses, and have also agreed to indemnify the Dealer Manager against certain liabilities and expenses in connection with the Offer.

The Dealer Manager intends to form a soliciting dealer group (the “Soliciting Dealer Group”) comprised of members of the Investment Dealers Association of Canada and members of the TSX and the TSX Venture Exchange to solicit acceptances of the Offer from persons who are resident in Canada. Each member of the Soliciting Dealer Group, including the Dealer Manager, is referred to herein as a “Soliciting Dealer”.

The Offeror has agreed to pay to each Soliciting Dealer whose name appears in the appropriate space in the Letter of Transmittal accompanying a deposit of Exeter Shares a fee of C$0.02 for each Exeter Share deposited and taken up by the Offeror pursuant to the Offer. The aggregate amount payable to a Soliciting Dealer with respect to any single depositing Shareholder will be not less than C$75 and not more than C$1,500, provided that at least 2,000 Exeter Shares are deposited per beneficial Shareholder. For greater certainty, no solicitation fee will be paid if the Offer is withdrawn or terminated and no Exeter Shares are taken up thereunder. The Offeror will not pay any fee with respect to deposits of Exeter Shares held for the Dealer Manager’s own accounts as principals. Where Exeter Shares deposited and registered in a single name are beneficially owned by more than one person, the foregoing minimum and maximum amounts will be applied separately in respect of each such beneficial owner. The Offeror may require the Soliciting Dealers to furnish evidence of beneficial ownership satisfactory to the Offeror at the time of deposit. If no Soliciting Dealer is specified in a Letter of Transmittal, no fee will be paid to a Soliciting Dealer in respect of the applicable Exeter Shares.

25.	Depositary and Information Agent

CST Trust Company is acting as Depositary. In such capacity, the Depositary will receive deposits of certificates and DRS Advices representing the Exeter Shares and accompanying Letters of Transmittal at the office specified in the Letter of Transmittal. The Depositary will also receive Notices of Guaranteed Delivery at the office specified in the Notice of Guaranteed Delivery. The Depositary will also be responsible for giving notices, if required, and for making payment for all Exeter Shares purchased by the Offeror under the Offer. The Depositary will also facilitate book-entry transfers of Exeter Shares. The Depositary will receive reasonable and customary compensation from the Offeror for its services relating to the Offer and will be reimbursed for certain out-of-pocket expenses. The Offeror has also agreed to indemnify the Depositary for certain liabilities, including liabilities under securities Laws, and expenses of the Offer.

The Offeror has engaged Kingsdale Advisors as Information Agent to provide information to Shareholders in connection with the Offer. The Information Agent will receive reasonable and customary compensation from the Offeror for services in connection with the Offer and will be reimbursed for certain out-of-pocket expenses.

Shareholders will not be required to pay any fee or commission if they accept the Offer by depositing their Exeter Shares directly with the Depositary or if they make use of the services of a Soliciting Dealer to accept the Offer. Shareholders should contact the Dealer Managers, the Depositary, the Information Agent or a broker or dealer for assistance in accepting the Offer and depositing their Exeter Shares with the Depositary.

Except as set out herein, the Offeror has not agreed to pay any fees or commissions to any stockbroker, dealer or other person for soliciting tenders of Exeter Shares under the Offer; provided that the Offeror may make other arrangements with additional soliciting dealers, dealer managers or information agents, either within or outside Canada, for customary compensation during the Offer if they consider it appropriate to do so.

26.	Legal Matters

Certain legal matters will be passed upon by Cassels Brock & Blackwell LLP, the Offeror’s Canadian counsel. Certain legal matters in connection with the Offer relating to Canadian tax Laws will be passed upon by Thorsteinssons LLP, the Offeror’s Canadian tax counsel. Certain legal matters in connection with the Offer relating to United States Law will be passed upon by Neal, Gerber & Eisenberg LLP, the Offeror’s United States counsel. Certain legal matters in connection with the Offer relating to United States tax Laws will be passed upon by Greenberg Traurig LLP, the Offeror’s United States tax counsel. Certain legal matters in connection with the Offer relating to Chilean Laws will be passed upon by Cariola Diez Pérez-Cotapos SpA, the Offeror’s Chilean counsel.

27.	Experts

As of the date hereof, the partners and associates of Cassels Brock & Blackwell LLP, as a group, the partners and associates of Thorsteinssons LLP, as a group , the partners and associates of Neal, Gerber & Eisenberg LLP, as a group, the partners and associates of Greenberg Traurig LLP, as a group, and the partners and associates of Cariola Diez Pérez-Cotapos SpA as a group beneficially own directly or indirectly less than one percent of the issued and outstanding securities of Exeter or the Offeror or of any of their respective associates or affiliates.

Except as otherwise set out in the Annual Information Form, all scientific and technical information of Goldcorp contained in, or incorporated by reference in, this Circular, including the mineral resource estimation for the Red Lake Gold mine, has been reviewed and approved by Gil Lawson, P.Eng, Vice President Geology & Mine Planning at Goldcorp, who is a qualified person under NI 43-101.

Each of the aforementioned firms or persons held less than one percent of any class of securities of Exeter or the Offeror or of any of their respective associates or affiliates. None of the aforementioned firms or persons received any direct or indirect interest in any of securities or property of Exeter or the Offeror or of any of their respective associates or affiliates in connection with the preparation of such scientific and technical information.

The audited consolidated financial statements incorporated by reference in this Offer to Purchase and Circular, and the effectiveness of Goldcorp’s internal control over financial reporting have been audited by Deloitte LLP, Independent Registered Public Accounting Firm, as stated in their reports which are incorporated herein by reference. Such financial statements are incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing. Deloitte LLP is Goldcorp’s auditor and is independent within the meaning of the Rules of Professional Conduct of the Chartered Professional Accountants of British Columbia, and within the meaning of the United States Securities Act of 1933, as amended, and the applicable rules and regulations thereunder adopted by the SEC and the Public Company Accounting Oversight Board (United States).

28.	Offerees’ Statutory Rights

Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at Law, one or more rights of rescission or price revision or damages, if there is a misrepresentation in a circular or a notice that is required to be delivered to Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult a lawyer.

29.	U.S. Exchange Act Requirements

Both Goldcorp and Exeter have securities registered under Section 12 of the U.S. Exchange Act, are subject to the information requirements of the U.S. Exchange Act and, in accordance with the U.S. Exchange Act, furnish and file reports and other information with the SEC. Under a multi-jurisdictional disclosure system adopted by the United States, some reports and other information may be prepared in accordance with the disclosure requirements of Canada, which requirements are different from those of the United States. In addition, each of Goldcorp and Exeter are exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and their respective officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. However, the Offer is subject to Section 14(d) of the U.S. Exchange Act, Regulation 14D promulgated by the SEC thereunder, Section 14(e) of the U.S. Exchange Act and Regulation 14E promulgated by the SEC thereunder and Goldcorp has filed the Tender Offer Statement with the SEC under the U.S. Exchange Act. Goldcorp’s and Exeter’s U.S. Exchange Act reports and other information furnished to or filed with the SEC may be inspected and copied at the public reference facilities maintained by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operations and location of the public reference facilities of the SEC. Copies of the materials each of Goldcorp and Exeter furnishes to or files with the SEC may be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. The SEC also maintains a website (www.sec.gov) that makes available reports and other information that Goldcorp or Exeter files or furnishes electronically.

30.	Directors’ Approval

The contents of the Offer to Purchase and Circular have been approved, and the sending thereof to the Shareholders has been authorized, by the Goldcorp Board.

CONSENT OF COUNSEL

To: The Directors of Goldcorp Inc.

We hereby consent to the reference to our name under “Legal Matters” and “Experts” in the offer to purchase and circular dated April 20, 2017, made by Goldcorp Inc. to the holders of common shares of Exeter Resource Corporation.

Toronto, Ontario	(Signed) CASSELS BROCK & BLACKWELL LLP
April 20, 2017

To: The Directors of Goldcorp Inc.

We hereby consent to the reference to our name under “Certain Canadian Federal Income Tax Considerations”, “Legal Matters” and “Experts” in the offer to purchase and circular dated April 20, 2017, made by Goldcorp Inc. to the holders of common shares of Exeter Resource Corporation.

Toronto, Ontario	(Signed) THORSTEINSSONS LLP
April 20, 2017

To: The Directors of Goldcorp Inc.

We hereby consent to the reference to our name under “Legal Matters” and “Experts” in the offer to purchase and circular dated April 20, 2017, made by Goldcorp Inc. to the holders of common shares of Exeter Resource Corporation.

Chicago, Illinois	(Signed) NEAL, GERBER & EISENBERG LLP
April 20, 2017

To: The Directors of Goldcorp Inc.

We hereby consent to the reference to our name under “Certain United States Federal Income Tax Considerations”, “Legal Matters” and “Experts” in the offer to purchase and circular dated April 20, 2017, made by Goldcorp Inc. to the holders of common shares of Exeter Resource Corporation.

New York, New York	(Signed) GREENBERG TRAURIG LLP
April 20, 2017

To: The Directors of Goldcorp Inc.

We hereby consent to the reference to our name under “Certain Chilean Income Tax Considerations”, “Legal Matters” and “Experts” in the offer to purchase and circular dated April 20, 2017, made by Goldcorp Inc. to the holders of common shares of Exeter Resource Corporation.

Santiago, Chile	(Signed) CARIOLA DIEZ PÉREZ-COTAPOS SPA
April 20, 2017

CERTIFICATE OF GOLDCORP INC.

The contents of the Offer to Purchase and Circular have been approved, and the sending thereof to the securityholders of Exeter has been authorized, by the board of directors of Goldcorp.

The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. In addition, the foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the Offer or the securities to be distributed.

DATED: April 20, 2017

(signed) David Garofalo President and Chief Executive Officer	(signed) Russell Ball Executive Vice President, Chief Financial Officer and Corporate Development

On behalf of the Board of Directors

(signed) Kenneth F. Williamson	(signed) Beverley A. Briscoe
Director	Director

SCHEDULE A

COMPARISON OF SHAREHOLDER RIGHTS UNDER THE OBCA AND THE BCBCA

The OBCA provides shareholders with substantially the same rights as are available to shareholders under the BCBCA, including rights of dissent and appraisal and rights to bring derivative actions and oppression actions. However, there are certain differences between the two statutes and the regulations made thereunder.

The following is a summary of certain differences between the BCBCA and the OBCA, but it is not intended to be a comprehensive review of the two statutes. Reference should be made to the full text of both statutes and the regulations thereunder for particulars of any differences between them, and Shareholders should consult their legal or other professional advisors with regard to all of the implications of the Offer which may be of importance to them.

Charter Documents

Under the BCBCA, the charter documents consist of a “notice of articles,” which sets forth, among other things, the name of the company and the amount and type of authorized capital, and “articles” which govern the management of the company. The notice of articles is filed with the Registrar of Companies, while articles are filed only with the company’s records office.

Under the OBCA, a corporation’s charter documents consist of “articles of incorporation” which set forth the name of the corporation and the amount and type of authorized capital, and the “by-laws” which govern the management of the corporation. The articles are filed with the Director under the OBCA and the by-laws are filed with the corporation’s registered office, or at another location designated by the corporation’s directors.

Sale of Business or Assets

Under the BCBCA, the directors of a company may sell, lease or otherwise dispose of all or substantially all of the undertaking of the company only if it is in the ordinary course of the company’s business or with shareholder approval authorized by special resolution. Under the BCBCA, a special resolution requires the approval of a “special majority”, which means the majority specified in a company’s articles, if such specified majority is at least two-thirds and not more than by three-quarters of the votes cast by those shareholders voting in person or by proxy at a general meeting of the company. If the articles do not contain a provision stipulating the special majority, then a special resolution is passed by at least two-thirds of the votes cast on the resolution.

The OBCA requires approval of the holders of two-thirds of the shares of a company represented at a duly called meeting to approve a sale, lease or exchange of all or substantially all of the property of the company that is other than in the ordinary course of business of the company. If a sale, lease or exchange by a company would affect a particular class or series of shares of the company in a manner different from the shares of another class or series of the company entitled to vote on the sale, lease or exchange at the meeting, the holders of such first mentioned class or series of shares, whether or not they are otherwise entitled to vote, are entitled to vote separately as a class or series in respect to such sale, lease or exchange.

Amendments to the Charter Documents of a Company

Changes to the articles of a company under the BCBCA will be effected by the type of resolution specified in the articles of a company, which, for many alterations, including change of name or alterations to the articles, could provide for approval solely by a resolution of the directors. In the absence of anything in the articles, most corporate alterations will require a special resolution of the shareholders to be approved by not less than two-thirds of the votes cast by the shareholders voting on the resolution. Alteration of the special rights and restrictions attached to issued shares requires, subject to the requirements set forth in the company’s articles, consent by a special resolution of the holders of the class or series of shares affected. A proposed amalgamation or continuation of a company out of the jurisdiction generally requires shareholders approve such transaction by way of a special resolution.

Under the OBCA, certain amendments to the charter documents of a corporation require a resolution passed by not less than two-thirds of the votes cast by the shareholders voting on the resolution authorizing the amendments and, where certain specified rights of the holders of a class or series of shares are affected by the amendments differently than the rights of the holders of other classes or series of shares, such holders are entitled to vote separately as a class or series, whether or not such class or series of shares otherwise carry the right to vote. A resolution to amalgamate an OBCA corporation requires a special resolution passed by the holders of each class or series of shares, whether or not such shares otherwise carry the right to vote, if such class or series of shares are affected differently.

Rights of Dissent and Appraisal

The BCBCA provides that shareholders, including beneficial holders, who dissent from certain actions being taken by a company, may exercise a right of dissent and require the company to purchase the shares held by such shareholder at the fair value of such shares. The dissent right is applicable where the company proposes to:

(a)	alter the articles to alter restrictions on the powers of the company or on the business it is permitted to carry on;

(b)	adopt an amalgamation agreement;

(c)	approve an amalgamation under Division 4 of Part 9 of the BCBCA;

(d)	approve an arrangement, the terms of which arrangement permit dissent;

(e)	authorize or ratify the sale, lease or other disposition of all or substantially all of the company’s undertaking; or

(f)	authorize the continuation of the company into a jurisdiction other than British Columbia.

In certain circumstances, shareholders may also be entitled to dissent in respect of a resolution if dissent is authorized by such resolution, or if permitted by court order.

The OBCA contains a similar dissent remedy to that contained in the BCBCA, although the procedure for exercising this remedy is different. Subject to specified exceptions, dissent rights are available where the corporation resolves to:

(a)	amend its articles to add, remove or change restrictions on the issue, transfer or ownership of shares of a class or series of the shares of the corporation;

(b)	amend its articles to add, remove or change any restriction upon the business or businesses that the corporation may carry on or upon the powers that the corporation may exercise;

(c)	amalgamate with another corporation;

(d)	be continued under the laws of another jurisdiction; or

(e)	sell, lease or exchange all or substantially all its property.

Oppression Remedies

Under the OBCA a registered shareholder, beneficial shareholder, former registered shareholder or beneficial shareholder, director, former director, officer, former officer of a corporation or any of its affiliates, or any other person who, in the discretion of a court, is a proper person to seek an oppression remedy, and in the case of an offering corporation, the Ontario Securities Commission, may apply to a court for an order to rectify the matters complained of where in respect of a corporation or any of its affiliates:

(a)	any act or omission of a corporation or its affiliates effects or threatens to effect a result;

(b)	the business or affairs of a corporation or its affiliates are or have been or are threatened to be carried on or conducted in a manner; or

(c)	the powers of the directors of the corporation or any of its affiliates are, have been or are threatened to be exercised in a manner,

that is oppressive or unfairly prejudicial to, or that unfairly disregards the interests of any security holder, creditor, director or officer of the corporation.

On such an application, the court may make such order as it sees fit, including but not limited to, an order restraining the conduct complained of.

The oppression remedy under the BCBCA is similar to the remedy found in the OBCA, with a few differences. Under the OBCA, the applicant can complain not only about acts of the corporation and its directors but also acts of an affiliate of the corporation and the affiliate’s directors, whereas under the BCBCA, the shareholder can only complain of oppressive conduct of the company. Under the BCBCA the applicant must bring the application in a timely manner, which is not required under the OBCA, and the court may make an order in respect of the complaint if it is satisfied that the application was brought by the shareholder in a timely manner. As with the OBCA, the court may make such order as it sees fit, including an order to prohibit any act proposed by the company. Under the OBCA a corporation is prohibited from making a payment to a successful applicant in an oppression claim if there are reasonable grounds for believing that (a) the corporation is, or after the payment, would be unable to pay its liabilities as they become due, or (b) the realization value of the corporation’s assets would thereby be less than the aggregate of its liabilities. Under the BCBCA, if there are reasonable grounds for believing that the company is, or after a payment to a successful applicant in an oppression claim would be, unable to pay its debts as they become due in the ordinary course of business, the company must make as much of the payment as possible and pay the balance when the company is able to do so.

Shareholder Derivative Actions

Under the BCBCA, a shareholder, defined as including a beneficial shareholder and any other person whom the court considers to be an appropriate person to make an application under the BCBCA, or a director of a company may, with leave of the court, bring a legal proceeding in the name and on behalf of the company to enforce an obligation owed to the company that could be enforced by the corporation itself, or to obtain damages for any breach of such an obligation. An applicant may also, with leave of the court, defend a legal proceeding brought against a company.

A broader right to bring a derivative action is contained in the OBCA than is found in the BCBCA, and this right extends to former shareholders, directors or officers of a corporation or its affiliates, and any person who, in the discretion of the court, is a proper person to make an application to court to bring a derivative action. In addition, the OBCA permits derivative actions to be commenced in the name and on behalf of a corporation or any of its subsidiaries. The complainant must provide the directors of the corporation or its subsidiary with fourteen days’ notice of the complainant’s intention to apply to the court to bring a derivative action, unless all of the directors of the corporation or its subsidiary are defendants in the action.

Requisition of Meetings

The BCBCA provides that one or more shareholders of a company holding not less than 5% of the issued shares that carry the right to vote at general meetings of the company may give notice to the directors requiring them to call and hold a general meeting which meeting must be held within four months. Subject to certain exceptions, if the directors fail to provide notice of a meeting within 21 days of receiving the requisition, the requisitioning shareholders, or any one or more of them holding more than 2.5% of the issued shares of the company that carry the right to vote at general meetings may send notice of a general meeting to be held to transact the business stated in the requisition.

The OBCA permits the holders of not less than 5% of the issued shares of a corporation that carry the right to vote to require the directors to call and hold a meeting of the shareholders of the corporation for the purposes stated in the requisition. Subject to certain exceptions, if the directors fail to provide notice of a meeting within 21 days of receiving the requisition, any shareholder who signed the requisition may call the meeting.

Form and Solicitation of Proxies, Information Circular

Under the BCBCA, the management of a public company, concurrently with sending a notice of meeting of shareholders, must send a form of proxy to each shareholder who is entitled to vote at the meeting as well as an information circular containing prescribed information regarding the matters to be dealt with at the meeting. The required information is substantially the same as the requirements that apply to the company under applicable securities Laws. The BCBCA does not place any restriction on the method of soliciting proxies.

The OBCA also contains provisions prescribing the form and content of notices of meeting and information circulars. Under the OBCA, a person who solicits proxies, other than by or on behalf of management of the corporation, must send a dissident’s proxy circular in prescribed form to each shareholder whose proxy is solicited and certain other recipients. Pursuant to the OBCA, a person may solicit proxies without sending a dissident’s proxy circular if either (i) the total number of shareholders whose proxies solicited is 15 or fewer (with two or more joint holders being counted as one shareholder), or (ii) the solicitation is, in certain prescribed circumstances, conveyed by public broadcast, speech or publication.

Place of Shareholders’ Meetings

The BCBCA requires all meetings of shareholders to be held in British Columbia unless: (i) a location outside the province of British Columbia is provided for in the articles; (ii) the articles do not restrict the company from approving a location outside of the province of British Columbia for holding of the general meeting and the location of the meeting is approved by the resolution required by the articles for that purpose, or, if no resolution is required for that purpose by the articles, approved by ordinary resolution if no resolution is required for that purpose by the articles; or (iii) if the location for the meeting is approved in writing by the registrar before the meeting is held.

The OBCA provides that, subject to the articles and any unanimous shareholder agreement, meetings of shareholders may be held either inside or outside Ontario as the directors may determine, or in the absence of such a determination, at the place where the registered office of the corporation is located.

Directors’ Residency Requirements

Both the the BCBCA and OCBA provide that a public corporation must have at least three directors. While the BCBCA does not have any residency requirements for directors, the OBCA requires that at least 25% of directors be resident Canadians, unless the corporation has less than four directors, in which case at least one director must be a resident Canadian.

Removal of Directors

The BCBCA provides that the shareholders of a company may remove one or more directors by a special resolution or by any other type of resolution or method specified in the articles. If holders of a class or series of shares have the exclusive right to elect or appoint one or more directors, a director so elected or appointed may only be removed by a separate special resolution of the shareholders of that class or series or by any other type of resolution or method specified in the articles.

The OBCA provides that the shareholders of a corporation may by ordinary resolution at an annual or special meeting remove any director or directors from office. An ordinary resolution under the OBCA requires the resolution to be passed, with or without amendment, at the meeting by at least a majority of the votes cast. The OBCA further provides that where the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Meaning of “Insolvent”

Under the BCBCA, for purposes of the insolvency test that must be passed for the payment of dividends and purchases and redemptions of shares, “insolvent” is defined to mean when a company is unable to pay its debts as they become due in the ordinary course of its business. Unlike the OBCA, the BCBCA does not impose a net asset solvency test for these purposes. For purposes of proceedings to dissolve or liquidate, the definition of “insolvent” from federal bankruptcy legislation applies.

Under the OBCA, a corporation may not pay dividends or purchase or redeem its shares if there are reasonable grounds for believing (i) it is or would be unable to pay its liabilities as they become due; or (ii) it would not meet a net asset solvency test. The net asset solvency tests for different purposes vary somewhat.

Reduction of Capital

Under the BCBCA, capital may be reduced by special resolution or court order. A court order is required if the realizable value of the corporation’s assets would, after the reduction of capital, be less than the aggregate of its liabilities.

Under the OBCA, capital may be reduced by special resolution but not if there are reasonable grounds for believing that, after the reduction, (i) the corporation would be unable to pay its liabilities as they become due; or (ii) the realizable value of the corporation’s assets would be less than its liabilities.

Shareholder Proposals

The BCBCA includes a more detailed regime for shareholders’ proposals than the OBCA. For example, a person submitting a proposal must have been the registered or beneficial owner of one or more voting shares for an uninterrupted period of at least two years before the date of the signing of the proposal. In addition, the proposal must be signed by shareholders who, together with the submitter, are registered or beneficial owners of (i) at least 1% of the company’s voting shares, or (ii) shares with a fair market value exceeding an amount prescribed by regulation (at present, C$2,000).

The OBCA allows shareholders entitled to vote or a beneficial owner of shares that are entitled to be voted to submit a notice of a proposal.

Compulsory Acquisition

The OBCA provides a right of compulsory acquisition for an offeror that acquires 90% of the target securities pursuant to a take-over bid or issuer bid, other than securities held at the date of the bid by or on behalf of the offeror.

The BCBCA provides a substantively similar right although there are differences in the procedures and process. Unlike the OBCA, the BCBCA provides that where an offeror does not use the compulsory acquisition right when entitled to do so, a securityholder who did not accept the original offer may require the offeror to acquire the securityholder’s securities on the same terms contained in the original offer.

Investigation/Appointment of Inspectors

Under the BCBCA, a company may appoint an inspector by special resolution. Shareholders holding at least 20% of the issued shares of a corporation may apply to the court for the appointment of an inspector. The court must consider whether there are reasonable grounds for believing there has been oppressive, unfairly prejudicial, fraudulent, unlawful or dishonest conduct.

Under the OBCA, company can apply to the court for the appointment of an inspector. Unlike the BCBCA, the OBCA does not require an applicant to hold a specified number of shares.

SCHEDULE B

CERTAIN INFORMATION REGARDING THE DIRECTORS AND EXECUTIVE OFFICERS OF THE OFFEROR

Set forth in the table below is the name, business address, current principal occupation and material occupations, positions, offices or employments held during the past five years with respect to each of the directors and executive officers of the Offeror.

In the past five years, none of the persons listed below has been convicted in a criminal proceeding or been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining him or her from future violations of, or prohibiting activities subject to, U.S. federal or state securities laws, or a finding of any violation of U.S. federal or state securities laws.

Name, Title, Business Address and Telephone Number	Principal Occupations within Previous Five Years
Ian W. Telfer Chairman of the Board and Director Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	Chairman of the Board and Director of the Offeror (November 2006 to present) Chairman of the World Gold Council (December 2009 to June 2013)

Beverley A. Briscoe Vice Chair of the Board and Director Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000

Vice Chair of the Board of the Offeror (April 2016 to present)

Director of the Offeror (April 2006 to Present)

Presidert of Briscoe Management Limited (2004 to Present)

Chair of the Board and Director of Ritchie Bros. Auctioneers Incorporated (2014 to Present)

Board and Director of Ritchie Bros. Auctioneers Incorporated (2004 to 2014)

David Anthony Garofalo Director, President and Chief Executive Officer Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	President and CEO of the Offeror (February 2016 to present) Director of the Offeror (April 2016 to present) Director, President and CEO of Hudbay Minerals Inc. (July 2010 to December 2015)

Peter J. Dey Director Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000

Director of the Offeror (June 2006 to present)

Chairman of Paradigm Capital Inc. (November 2005 to Present)

Director of Granite REIT Inc. (June 2011 to Present)

Director of Gran Tierra Energy Inc. (May 2015 to Present)

Margot Franssen, O.C. Director Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	Director of the Offeror (April 2015 to Present) Independent Director

Clement A. Pelletier Director Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	Director of the Offeror (May 2014 to present) President and CEO of Environmental Resource Management (Formerly Rescan Environmental Services Ltd.) (1980 to May 2014)

P. Randy Reifel Director Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	Director of the Offeror (November 2006 to present) President of Chesapeake Gold Corp. (2012 to Present)

Charlie Sartain Director Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	Director of the Offeror (Jan 2017 to present) President and CEO, Global Copper of Xstrata plc. (2004 to 2013)

B-1

Name, Title, Business Address and Telephone Number	Principal Occupations within Previous Five Years
Blanca Treviño Director Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	Director of the Offeror (February 2012 to present) President and CEO of Softtek, S.A. de C.V (2000 to Present) Director of Wal-Mart de México SAB de CV (2006 to Present)

Kenneth F. Williamson Director Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	Director of the Offeror (November 2006 to present) Director of Tahoe Resources Inc (2010 to Present)

Russell Ball Executive Vice President, CFO and Corporate Development Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000

Executive Vice President, CFO and Corporate Development of Offeror (March 2016 to present)

Executive Vice President, Corporate Development and Capital Projects of Offeror (December 2014 to March 2016)

Executive Vice President, Capital Management of the Offeror (May 2013 to December 2014)

Executive Vice President and CFO of Newmont Mining Corporation (2007 to May 2013)

Todd White Executive Vice President and COO Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000

Executive Vice President and COO of the Offeror (January 2017 to present)

Senior Vice President, Technical Services and Business Excellence of the Offeror (July 2014 to January 2017)

Senior Vice President for South American operations of Newmont Mining Corporation (1993 to July 2014)

Brent Bergeron Executive Vice President, Corporate Affairs and Sustainability Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000

Executive Vice President, Corporate Affairs and Sustainability of the Offeror (January 2015 to present)

Senior Vice President, Corporate Affairs of the Offeror (September 2012 to January 2015)

Vice President, Corporate Affairs of the Offeror (December 2010 to September 2012)

Charlene Ripley Executive Vice President, General Counsel Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	Executive Vice President, General Counsel of the Offeror (April 2013 to present) Senior Vice President & General Counsel of Linn Energy (March 2007 to February 2013)

Jason Attew Senior Vice President, Corporate Development and Strategy Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	Senior Vice President, Corporate Development and Strategy of the Offeror (August 2016 to present) Managing Director of BMO, Global Metals & Mining (February 2007 to July 2016)

Wade Bristol Senior Vice President, Canada and US Operations Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000

Senior Vice President, Canada and US Operations of the Offeror (May 2016 to present)

Vice President, Mine Improvement and Support of the Offeror (July 2014 to May 2016)

General Manager, Newmont Mining Corporation (September 2006 to July 2014)

Joseph Dick Senior Vice President, Latin America Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	Senior Vice President, Latin America of Offeror (March 2015 to present) COO, Mexico of Offeror (June 2014 to March 2015) General Manager, Pueblo Viejo Mine of Barrick Gold (April 2011 to June 2014)

Paul Harbidge Senior Vice President, Exploration Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	Senior Vice President, Exploration of Offeror (August 2016 to present) Head of Exploration of Randgold Resources (2000 to August 2014)

B-2

Name, Title, Business Address and Telephone Number	Principal Occupations within Previous Five Years
Richard J. Orazietti Senior Vice President, Controller Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	Senior Vice President, Controller of Offeror (March 2016 to present) Vice President, Internal Audit of Offeror (February 2012 to March 2016)

Mark A. Ruus Senior Vice President, Tax Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	Senior Vice President, Tax of Offeror (July 2010 to present)

Rohan Athaide Vice President, Internal Audit Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	Vice President, Internal Audit of Offeror (March 2016 to present) Accounting and Internal Audit of Offeror (January 2012 to March 2016)

Joanne Klein Vice President, People Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	Vice President, People of Offeror (January 2014 to present) Director, Compensation of Offeror (May 2011 to January 2014)

David Stephens Vice President, Treasurer Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000

Vice President, Treasurer of Offeror (March 2016 to present)

Director Business Development of Offeror (February 2015 to March 2016)

Manager, Business Development of Offeror (January 2014 to February 2015)

Research Consultant (September 2011 to December 2013)

Anna M. Tudela, Acc. Dir. Vice President, Diversity, Regulatory Affairs and Corporate Secretary Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	Vice President, Diversity, Regulatory Affairs and Corporate Secretary of Offeror (May 2015 to present) Vice President, Regulatory Affairs of Offeror (May 2008 to May 2015)

Lisa Wade, M.Sc. Vice President, Environment Suite 3400, Park Place, 666 Burrard Street, Vancouver, B.C. Canada V6C 2X8, (604)-696-3000	Vice President, Environment of Offeror (August 2015 to present) Director, Environment of Offeror (2010 to May 2015)

B-3